File No. 024-______

Preliminary Offering Circular dated [●], 2024

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Remark Holdings, Inc.

50,000,000 SHARES OF COMMON STOCK

OFFERED AT $[●] PER SHARE

This is a public offering of securities of Remark Holdings, Inc., a Delaware corporation (“Remark”, “we”, “us”, or “our”). The offering is for 50,000,000 shares (the “Offered Shares”) of our common stock, par value $0.001 (“Common Stock”) at a fixed offering price of $0.10 to $1.00 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “Commission”). See “Description of Securities” beginning on page 45. The Offering will terminate on the earlier of (i) the date on which the Maximum Offering is sold, (ii) the third anniversary of the date of qualification of this offering statement; or (iii) when we elect to terminate the offering for any reason (in each such case, the “Termination Date”). At least every 12 months after this offering has been qualified by the Commission, Remark will file a post-qualification amendment to include its recent financial statements (such earlier date, the “Termination Date”) over a maximum period of 3 years, starting from the date of qualification of this Offering Statement. The minimum purchase requirement per investor is 10,000 Offered Shares ($[●]); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in Remark’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. We, by determination of our Board of Directors, in its sole discretion, may issue the Offered Shares under this Offering for cash, promissory notes, and/or services without notice to subscribers. All proceeds we receive from subscribers for this Offering will be available for our use upon our acceptance of subscriptions for the Offered Shares.

Sale of these shares will commence within two calendar days of the qualification date, and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F). Remark is using the Offering Circular format in its disclosure in this Offering Circular.

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the Offered Shares on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules may apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251 9d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public offering price (1)(2)	[●]	[●]
Manager discounts and commissions (3)	[●]	[●]
Proceeds to Remark (4)	[●]	[●]

(1)	We are offering the Offered Shares on a continuous basis. See “Distribution”.

(2)	This is a “best efforts” offering, the proceeds of which will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds. See the subsection entitled Procedures for Subscribing in “Distribution”.

(3)	We are offering these securities without an underwriter.

(4)	Total offering expenses, which are estimated to be approximately [●] assuming the maximum offering amount is sold, are excluded from this amount. Such total offering expenses include legal and professional fees and miscellaneous expenses in an aggregate estimated total of $20,000, plus a sales commission. The sales commission is seven percent of the gross proceeds from the shares sold. In addition, we will also issue to the manager as compensation a number of shares of Common Stock equal to three percent of the number of shares of Common Stock issued in this offering.

Currently, our common stock is quoted in the over-the-counter under the symbol “MARK” in the OTCQX Best Market. On May 29, 2024, the closing price of our common stock was $0.15 per share.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is [●], 2024

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Remark,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Remark Holdings, Inc. and its subsidiaries.

i

Set forth below is a summary of the Risk Factors That Affect Our Business

Risks Relating to Doing Business in China

●	Changes in China’s economic, political, social or geopolitical conditions or in U.S.-China relations, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our common stock.

●	Uncertainties with respect to the Chinese legal system could adversely affect us.

●	We may be liable for improper collection, storage, use, transfer or appropriation of personal information provided by our customers and any failure to comply with Chinese laws and regulations over data security could result in materially adverse impact on our business, results of operations and the value of our common stock.

●	Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, OTC Markets may determine to delist our securities.

Risks Relating to Our Business and Industry

●	The continuing impacts of COVID-19 are highly unpredictable and could be significant, and may have an adverse effect on our business and financial results.

●	Laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

●	Our continuous access to publicly-available data and to data from partners may be restricted, disrupted or terminated, which would restrict our ability to develop new products and services, or to improve existing products and services, which are based upon our AI platform.

●	Our AI software and our application software are highly technical and run on very sophisticated third-party hardware platforms. If such software or hardware contains undetected errors, our AI solutions may not perform properly and our business could be adversely affected.

●	Our Business And Operations Would Suffer In The Event Of System Failures.

●	We Are Increasingly Dependent On Information Technology, And Our Systems And Infrastructure Face Certain Risks, Including Cybersecurity And Data Leakage Risks.

●	The Successful Operation Of Our AI Platform Will Depend Upon The Performance And Reliability Of The Internet Infrastructure In China.

●	Our Outstanding Senior Secured Loan Agreements Contain Certain Covenants That Restrict Our Ability To Engage In Certain Transactions And May Impair Our Ability To Respond To Changing Business And Economic Conditions.

●	Unauthorized Use Of Our Intellectual Property By Third Parties, And The Expenses Incurred In Protecting Our Intellectual Property Rights, May Adversely Affect Our Business.

●	We May Be Subject To Intellectual Property Infringement Claims, Which May Force Us To Incur Substantial Legal Expenses And, If Determined Adversely Against Us, Materially Disrupt Our Business.

●	We Face Intense Competition From Larger, More Established Companies, And We May Not Be Able To Compete Effectively, Which Could Reduce Demand For Our Services.

●	If We Do Not Effectively Manage Our Growth, Our Operating Performance Will Suffer And Our Financial Condition Could Be Adversely Affected.

Risks Relating to our Company

●	We have a history of operating losses and we may not generate sufficient revenue to support our operations.

●	We may not have sufficient cash to repay our outstanding senior secured indebtedness.

●	We are dependent on a small number of customers for a large percentage of our revenue.

●	Our independent registered public accounting firm’s reports for the fiscal years ended December 31, 2023 and 2022 have raised substantial doubt regarding our ability to continue as a “going concern.”

●	We continue to evolve our business strategy and develop new brands, products and services, and our future prospects are difficult to evaluate.

Risks Relating to Our Common Stock

●	Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our common stock.

●	Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

●	A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

●	Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

●	Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them, meaning that you may have difficulty in reselling your shares and that the price of the shares may decline.

While our shares are quoted on the OTCQX, we are required to remain current in our filings with the SEC for our shares of common stock to remain quoted on the OTCQX and not be moved to the OTC Pink Market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in Remark discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Remark Holdings, Inc. and its subsidiaries (“Remark”, “we”, “us”, or “our”) constitute a diversified global technology business with leading AI-powered analytics, computer vision and smart agent solutions, delivered via an integrated suite of AI tools that help organizations understand their customer demographics and behavior while monitoring, understanding, and acting on potential security threats in real-time.

While we will continue to work with customers in China, we have been responding to the pandemic-related challenges and political tensions by looking for opportunities to expand our business in the Asia-Pacific region outside of China, where we believe there still are fast-growth AI market opportunities for our solutions, as well as by spending increasing amounts of effort over the past several quarters developing business opportunities in the United States, the U.K., and in Central and South America, where we see demand for AI products and solutions in the workplace, government and public safety markets. During 2023, we began sales in the U.K. and Brazil, and we successfully signed initial contracts to assist expansion of our sales into Colombia, Malaysia, and India. Given the lack in those three respective countries and in Brazil of AI companies specializing in computer vision, we believe we have a first-mover advantage with regard to targeting the same industries that we have successfully targeted in China and which we have targeted in the U.S. and U.K. In addition, we anticipate expanding sales into the Middle East during 2024, which expansion we do not believe will be affected by the current geopolitical situation in that region.

In conjunction with the geographic diversification of our business, we believe we can more rapidly and more efficiently develop and increase our market presence in the various industries that we have identified as being most important by establishing business relationships with channel partners. To that end, we have been discussing such relationship possibilities with large, established players in the information technology and burgeoning AI space which could provide us with access to their respective online marketplaces and other sales channels as well.

We were originally incorporated in Delaware in March 2006 as HSW International, Inc., we changed our name to Remark Media, Inc. in December 2011, and as our business continued to evolve, we changed our name to Remark Holdings, Inc. in April 2017.

Our fiscal year-end date is December 31.

Our corporate headquarters and U.S. operations are based at 800 S. Commerce St., Las Vegas, Nevada 89106. We also maintain operations in London, England and Chengdu, China. Our telephone number is (702) 701-9514 and our e-mail address is ir@remarkholdings.com.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $10,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

We have not declared or paid a cash dividend to stockholders since Remark was organized and we do not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon our earnings, capital requirements and other factors.

Holders

As of May 29, 2024, there were approximately 64 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Trading Market

Our Common Stock is quoted in the OTCQX Best Market under the stock symbol “MARK.”

THE OFFERING

Issuer:	Remark Holdings, Inc

Securities offered:	We are offering a maximum of 50,000,000 shares (the “Offered Shares”) of our common stock, par value $0.001 (“Common Stock”), to investors at a fixed offering price of $0.10 to $1.00 per share (to be fixed by post-qualification supplement) (the “Offered Shares”) (See “Distribution”)

Number of shares of Common Stock outstanding before the offering	48,082,060 issued and outstanding as of May 29, 2024.

Number of shares of Common Stock to be outstanding after the offering	98,082,060 shares, if the maximum amount of Offered Shares are sold.

Price per share:	$[●]

Trading Market:	Our Common Stock is quoted in the OTCQX Best Market under the stock symbol “MARK.”

Investor Suitability Standards:	The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $[●]) will be $[●] We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares. See “Risk Factors”.

RISK FACTORS

An investment in the Offered Shares involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in this Offering Circular, including our consolidated financial statements and notes thereto, before deciding whether to invest in our common stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Relating to Doing Business in China

Changes in China’s economic, political, social or geopolitical conditions or in U.S.-China relations, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our common stock.

A significant portion of our operations are conducted through our China-based subsidiaries. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, social conditions and government policies in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The COVID-19 pandemic has had a severe and negative impact on the Chinese and global economy. In particular, the preventative measures in China as a result of the Chinese government’s “Zero-COVID” policy have significantly limited the operational capabilities of our China-based subsidiaries, caused a material adverse impact on our business and, though the preventative measures have been eased somewhat, may continue to have an adverse impact on our operations in China.

The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Furthermore, we and our investors may face uncertainty about future actions by the government of China that could significantly affect the financial performance and operations of our China-based subsidiaries. Chinese laws and regulations, including the enforcement of such laws and regulations, can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. As of the date of this Offering Circular, neither Remark nor any of its subsidiaries has received or was denied permission from Chinese authorities to list on U.S. exchanges or conduct U.S. securities offerings. However, there is no guarantee that we will receive or not be denied permission from Chinese authorities to list on U.S. exchanges or conduct U.S. securities offerings in the future. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Uncertainties with respect to the Chinese legal system could adversely affect us.

The Chinese legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the Chinese legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

In addition, we are subject to risks and uncertainties of the interpretations and applications of Chinese laws and regulations, and any such interpretations and applications could lead to future actions of the Chinese government that are detrimental to us and/or our China-based subsidiaries, which would likely result in material adverse changes in our operations and cause the value of our common stock to potentially depreciate significantly or become worthless.

We may be liable for improper collection, storage, use, transfer or appropriation of personal information provided by our customers and any failure to comply with Chinese laws and regulations over data security could result in materially adverse impact on our business, results of operations and the value of our common stock.

Our business involves collecting and retaining certain internal and external data and information including that of our customers and suppliers. The integrity and protection of such information and data are crucial to us and our business. Owners of such data and information expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. Chinese regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

On August 20, 2021, the Standing Committee of the 13th National People’s Congress of China issued the final version of the Personal Information Protection Law (the “PIPL”), which became effective on November 1, 2021. The PIPL imposes on China-based data processers (such as our China-based subsidiaries) significant obligations with respect to, among other things, obtaining, processing and cross-border transferring personal information. The PIPL may subject a data processor to a penalty of as much as RMB50 million or 5% of the preceding year’s turnover.

The Chinese regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

In November 2021, the CAC and other related authorities released the amended Cybersecurity Review Measures which became effective on February 15, 2022. Under the amended Cybersecurity Review Measures:

●	companies who are engaged in data processing are also subject to the regulatory scope;

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) holding more than one million users/users’ (which are to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

As a result of the promulgation of the amended Cybersecurity Review Measures, we may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this Offering Circular, we have neither been subject to heightened regulatory scrutiny with respect to cybersecurity matters nor been informed by any Chinese governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to Chinese cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant Chinese cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review. In addition, we could become subject to enhanced cybersecurity review or investigations launched by Chinese regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this Offering Circular, we have neither been involved in any investigations on cybersecurity review initiated by the CAC or any other Chinese regulatory authority nor have we received any inquiry, notice or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”) promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this Offering Circular, we do not expect that the current Chinese laws on cybersecurity or data security or the PIPL would have a material adverse impact on our business operations. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, OTC Markets may determine to delist our securities.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. The Consolidated Appropriations Act, 2023, which was signed into law on December 29, 2022, amended the HFCA Act to reduce the number of consecutive non-inspection years required to trigger the trading prohibition under the HFCA Act from three years to two years.

On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, taking the first step toward opening access for the PCAOB to completely inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong.

On December 15, 2022, the PCAOB vacated its 2021 determination that the positions taken by authorities in mainland China and Hong Kong prevented it from inspecting and investigating completely registered public accounting firms headquartered in those jurisdictions. In view of the PCAOB’s decision to vacate its 2021 determination and until such time as the PCAOB issues any new adverse determination, the SEC has stated that there are no issuers at risk of having their securities subject to a trading prohibition under the HFCA Act. Each year, the PCAOB will reassess its determinations on whether it can inspect and investigate completely audit firms in China, and if, in the future, the PCAOB determines it cannot do so, or if Chinese authorities do not allow the PCAOB complete access for inspections and investigations for two consecutive years, companies engaging China-based public accounting firms would be delisted pursuant to the HFCA Act.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of our common stock.

These recent developments may result in prohibitions on the trading of our common stock on the OTCQX Best Market, if our auditors fail to meet the PCAOB inspection requirement in time.

Risks Relating to Our Business and Industry

The continuing impacts of COVID-19 are highly unpredictable and could be significant, and may have an adverse effect on our business and financial results.

The global outbreak of COVID-19 has impacted our business and could continue to have a significant impact on our business. The impact of COVID-19 on our business and future financial results could include, but may not be limited to:

●	lack of revenue growth or decreases in revenue due to a lack of, or at least a decline in, customer demand and (or) deterioration in the credit quality of our customers;

●	a significant increase in our need for external financing to maintain operations as a result of decreased revenue;

●	significant decline in the debt and equity markets, thus impacting our ability to conduct financings on terms acceptable to us; and

●	the rapid and broad-based shift to a remote working environment creates inherent productivity, connectivity, and oversight challenges. Preventative measures implemented by governmental authorities in China, such as travel restrictions, shelter-in-place orders and business closures, could significantly impact the ability of our employees and vendors to work productively. In addition, the changed environment under which we are operating could have an impact on our internal controls over financial reporting as well as our ability to meet a number of our compliance requirements in a timely or quality manner.

The extent of any ongoing impact of the pandemic on our business and financial results will depend largely on future developments, including the duration and severity of any outbreaks related to new variants of COVID-19, the length of the travel restrictions and business closures imposed by domestic and foreign governments, all of which can be highly uncertain and cannot be predicted. Though improving somewhat, the situation continues to evolve and additional impacts may arise that we are not aware of currently.

Laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

Our business involves collecting and retaining certain internal and external data and information including that of our customers and suppliers and third parties. The integrity and protection of such information and data are crucial to us and our business. Owners of such data and information expect that we will adequately protect their personal information. We are required by applicable privacy and data protection laws in the U.S. and internationally to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

Our failure to comply with existing privacy or data protection laws and regulations could increase our costs, force us to change or limit the features of our AI solutions or result in proceedings or litigation against us by governmental authorities or others, any or all of which could result in significant fines or judgments against us, result in damage to our reputation, and result in negative effects on our financial condition and results of operations. Even if concerns raised by regulators, the media, or consumers about our privacy and data protection or consumer protection practices are unfounded, we could suffer damage to our reputation that causes significant negative effects on our financial condition and results of operations.

Privacy and data protection laws are rapidly changing and likely will continue to do so for the foreseeable future, which could have an impact on how we develop and customize our AI products and software. The growth and development of AI may prompt calls for more stringent consumer privacy protection laws that may impose additional burdens on companies such as ours. Any such changes would require us to devote legal and other resources to address such regulation.

For example, in the U.S., the California Consumer Privacy Act (“CCPA”) became effective on January 1, 2020 and applies to processing of personal information of California residents. Other states, including Nevada, have enacted or are considering similar privacy or data protection laws that may apply to us. The U.S. government, including the Federal Trade Commission and the Department of Commerce, also continue to review the need for greater or different regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices, and the U.S. Congress is considering a number of legislative proposals to regulate in this area. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. For example, the GDPR became effective on May 25, 2018. GDPR would apply to us should we expand our AI business into member countries of the EU. Violations of the GDPR may result in significant penalties, and countries in the EU are still enacting national laws that correspond to certain portions of the GDPR.

Our continuous access to publicly-available data and to data from partners may be restricted, disrupted or terminated, which would restrict our ability to develop new products and services, or to improve existing products and services, which are based upon our AI platform.

The success of our AI-based solutions depends substantially on our ability to continuously ingest and process large amounts of data available in the public domain and provided by our partners, and any interruption to our free access to such publicly-available data or to the data we obtain from our partners will restrict our ability to develop new products and services, or to improve existing products and services. While we have not encountered any significant disruption of such access to date, there is no guarantee that this trend will continue without costs. Public data sources may change their policies to restrict access or implement procedures to make it more difficult or costly for us to maintain access, and partners could decide to terminate our existing agreements with them. If we no longer have free access to public data, or access to data from our partners, our ability to maintain or improve existing products, or to develop new AI-based solutions may be severely limited. Furthermore, we may be forced to pay significant fees to public data sources or to partners to maintain access, which would adversely affect our financial condition and results of operations.

Our AI software and our application software are highly technical and run on very sophisticated third-party hardware platforms. If such software or hardware contains undetected errors, our AI solutions may not perform properly and our business could be adversely affected.

Our AI-based solutions and internal systems rely on software, including software developed or maintained internally or by third parties, that is highly technical and complex. In addition, our AI-based solutions and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the AI-based solution or application software has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for our customers, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect our customers’ data or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

Our business and operations would suffer in the event of system failures.

Our computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our business. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and our business could be adversely affected.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. The size and complexity of our AI-based solutions and information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could adversely affect our business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow.

Our outstanding senior secured loan agreements contain certain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

On December 3, 2021, we entered into senior secured loan agreements (the “Original Mudrick Loan Agreements”) with certain of our subsidiaries as guarantors (the “Guarantors”) and certain institutional lenders affiliated with Mudrick Capital Management, LP (collectively, “Mudrick”), pursuant to which the Mudrick extended credit to us consisting of term loans in the principal amount of $30.0 million (the “Original Mudrick Loans”). On March 14, 2023, we entered into a Note Purchase Agreement with Mudrick (the “New Mudrick Loan Agreement”) pursuant to which all of the Original Mudrick Loans were cancelled in exchange for new notes payable to Mudrick (the “New Mudrick Notes”). The New Mudrick Notes require us to satisfy various covenants, including restrictions on our ability to engage in certain transactions without Mudrick’s consent, and may limit our ability to respond to changing business and economic conditions. The restrictions include, among other things, limitations on our ability and the ability of our subsidiaries to:

●	change its name or corporate form or jurisdiction of organization;

●	merge with another entity (other than an affiliate of Mudrick), consolidate, or sell or dispose of any material portion of our assets;

●	sell, lease, license, convey, assign (by operation of law or otherwise), exchange or otherwise voluntarily or involuntarily transfer or dispose of any interest in any of its assets (other than upon receipt of fair consideration for obsolete assets, trade-ins and disposition, sales or licenses in the ordinary course of business) or any portion thereof or encumber, or hypothecate, or create, incur or permit to exist any pledge, mortgage, lien, security interest, charge, encumbrance or adverse claim upon or other interest in or with respect to any of its assets (other than permitted liens); and

●	directly or indirectly enter into or permit to exist any transaction with any of our affiliates (other than a wholly-owned subsidiary).

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it is possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet related industries are uncertain and still evolving. In particular, the laws of the People’s Republic of China are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our brands and services will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We cannot provide assurance that we will avoid the need to defend against allegations of infringement of third-party intellectual property rights, regardless of their merit. Intellectual property litigation is very expensive, and becoming involved in such litigation could consume a substantial portion of our managerial and financial resources, regardless of whether we win. Substantially greater resources may allow some of our competitors to sustain the cost of complex intellectual property litigation more effectively than us; we may not be able to afford the cost of such litigation.

Should we suffer an adverse outcome from intellectual property litigation, we may incur significant liabilities, we may be required to license disputed rights from third parties, or we may have to cease using the subject technology. If we are found to infringe upon third-party intellectual property rights, we cannot provide assurance that we would be able to obtain licenses to such intellectual property on commercially reasonable terms, if at all, or that we could develop or obtain alternative technology. If we fail to obtain such licenses at a reasonable cost, such failure may materially disrupt the conduct of our business, and could consume substantial resources and create significant uncertainties. Any legal action against us or our collaborators could lead to:

●	payment of actual damages, royalties, lost profits, potentially treble damages and attorneys’ fees if we are found to have willfully infringed a third party’s patent rights;

●	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;

●	us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all; or

●	significant cost and expense, as well as distraction of our management from our business.

The negative outcomes discussed above could adversely affect our ability to conduct business, financial condition, results of operations and cash flows.

We face intense competition from larger, more established companies, and we may not be able to compete effectively, which could reduce demand for our services.

The market for the services we offer is increasingly and intensely competitive. Nearly all our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue arrangements with advertisers, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the Internet media and advertising industries continue to experience consolidation, including the acquisitions of companies offering travel and finance-related content and services and paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus. If these industry trends continue, or if we are unable to compete in the Internet media and paid search markets, our financial results may suffer.

Additionally, larger companies may implement policies and/or technologies into their search engines or software that make it less likely that consumers can reach our websites and less likely that consumers will click-through on sponsored listings from our advertisers. The implementation of such technologies could result in a decrease in our revenues. If we are unable to successfully compete against current and future competitors, our operating results will be adversely affected.

If we do not effectively manage our growth, our operating performance will suffer and our financial condition could be adversely affected.

Substantial future growth will be required for us to realize our business objectives. To the extent we are capable of achieving this growth, it will place significant demands on our managerial, operational and financial resources. Additionally, this growth will require us to make significant capital expenditures, hire, train and manage a larger work force, and allocate valuable management resources. We must manage any such growth through appropriate systems and controls in each of these areas. If we do not manage the growth of our business effectively, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, as our business grows, our technological and network infrastructure must keep in-line with our needs. Future demand is difficult to forecast and we may not be able to adequately handle large increases unless we spend substantial amounts to augment our ability to handle increased traffic. Additionally, the implementation of increased network capacity contains some execution risks and may lead to ineffectiveness or inefficiency. This could lead to a diminished experience for our consumers and advertisers and damage our reputation and relationship with them, leading to lower marketability and negative effects on our operating results. Moreover, the pace of innovative change in network technology is fast and if we do not keep up, we may lag behind competitors. The costs of upgrading and improving technology could be substantial and negatively affect our business, financial condition, results of operations and cash flows.

Risks Relating to our Company

We have a history of operating losses and we may not generate sufficient revenue to support our operations.

During the year ended December 31, 2023, and in each fiscal year since our inception, we have incurred net losses and generated negative cash flow from operations. As of March 31, 2024, we have an accumulated deficit of $(431.5) million.

We cannot provide assurance that revenue generated from our businesses will be sufficient to sustain our operations in the long term. We have implemented measures to reduce operating costs, and we continuously evaluate other opportunities to reduce costs further. We may also need to obtain additional capital through equity financing or debt financing. Should we fail to successfully implement our plans described herein, such failure would have a material adverse effect on our business, including the possible cessation of operations.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions (in particular, as a result of global supply chain disruptions, inflation and other cost increases, and the geopolitical conflict in Ukraine and the Middle East) will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising capital, whether in an equity financing, debt financing, or by divesting of certain assets or businesses, on commercially reasonable terms, if at all. In addition, if we obtain capital by issuing equity, such transaction(s) may dilute existing stockholders.

We may not have sufficient cash to repay our outstanding senior secured indebtedness.

As of May 29, 2024, $16.3 million of aggregate principal remained outstanding under the New Mudrick Loans, which became due and payable in full on October 31, 2023. Our available cash and other liquid assets are currently not sufficient to pay such obligations in full. If we do not pay the New Mudrick Notes in full on the scheduled maturity date, Mudrick will have available to them all rights under the New Mudrick Loan Agreement and applicable law, which include, without limitation, foreclosing on the collateral securing the New Mudrick Notes, which consists of all our assets. Mudrick’s exercise of any such rights could have a material adverse effect on our financial condition.

We are dependent on a small number of customers for a large percentage of our revenue.

We also have a concentration in the volume of business we transacted with customers, as during the three months ended March 31, 2024, apart from a de minimis amount, essentially all of our revenue resulted from one customer, while during three months ended March 31, 2023, one customer represented about 50% of our revenue. At March 31, 2024, net accounts receivable from three of our customers represented about 35%, 33% and 11%, respectively, of our net accounts receivable, while at December 31, 2023, net accounts receivable from three of our customers represented about 39%, 37% and 13%, respectively, of our net accounts receivable. The loss of any of these large customers would have a material adverse impact on our financial results.

Our independent registered public accounting firm’s reports for the fiscal years ended December 31, 2023 and 2022 have raised substantial doubt regarding our ability to continue as a “going concern.”

Our independent registered public accounting firm indicated in its report on our audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

We continue to evolve our business strategy and develop new brands, products and services, and our future prospects are difficult to evaluate.

We are in varying stages of development with regard to our business, including our artificial intelligence business driven by our AI platform, so our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in the early stages of development of business models and products. Some of such risks and difficulties include our ability to, among other things:

●	manage and implement new business strategies;

●	successfully commercialize and monetize our assets;

●	continue to raise additional working capital;

●	manage operating expenses;

●	establish and take advantage of strategic relationships;

●	successfully avoid diversion of management’s attention or of other resources from our existing business

●	successfully avoid impairment of goodwill or other intangible assets such as trademarks or other intellectual property arising from acquisitions;

●	prevent, or successfully temper, adverse market reaction to acquisitions;

●	manage and adapt to rapidly changing and expanding operations;

●	respond effectively to competitive developments; and

●	attract, retain and motivate qualified personnel.

Because of the early stage of development of certain of our business operations, we cannot be certain that our business strategy will be successful or that it will successfully address the risks described or alluded to above. Any failure by us to successfully implement our new business plans could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, growth into new areas may require changes to our cost structure, modifications to our infrastructure and exposure to new regulatory, legal and competitive risks.

If we fail to manage our growth, we may need to improve our operational, financial and management systems and processes which may require significant capital expenditures and allocation of valuable management and employee resources. As we continue to grow, we must effectively integrate, develop and motivate new employees, including employees in international markets, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our platform and efficiency of our operations could suffer, which could harm our brand, results of operations and business.

We cannot assure you that these investments will be successful or that such endeavors will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible or that we will achieve these benefits within a reasonable period of time.

Risks Relating to Our Common Stock

Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our common stock.

The trading price of our common stock has been and may continue to be volatile. From January 1, 2022, through May 29, 2024, the high and low sales prices for our common stock were $10.90 and $0.14, respectively. The trading price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	general market and economic conditions;

●	the low trading volume and limited public market for our common stock; and

●	minimal third-party research regarding Remark.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. Such broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

We have warrants to purchase approximately one million shares of common stock outstanding as of May 29, 2024. Until a holder of our warrants acquires shares of our common stock upon exercise of such warrants, such holder will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of warrants by, the holder shall become entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of May 29, 2024, we had outstanding stock options allowing for the purchase of as many as approximately 1.5 million shares of common stock. Also outstanding were (i) an obligation to issue common stock related to the debentures we issued to Ionic Ventures, LLC (“Ionic”) in March 2023 and April 2023 (the “Debentures”) and related to draws we have made under a common stock purchase agreement with Ionic, (ii) shares of our common stock issuable upon exercise of a warrant we issued to Armistice Capital Master Fund Ltd. in a private placement (the “Investor Warrant”), which is exercisable for as many as 423,729 shares of common stock, (iii) warrants to purchase as many as an aggregate of 12,712 shares of our common stock issued to A.G.P./Alliance Global Partners and its designees (the “Financial Advisor Warrants”), which are exercisable for as many as an aggregate of 12,712 shares of common stock, and (iv) warrants we issued pursuant to a settlement agreement that we entered into with China Branding Group Limited and its joint official liquidators, providing for the right to purchase 571,000 shares of common stock at a per share exercise price of $60.00 (the “CBG Settlement Warrants”).

The Investor Warrant is immediately exercisable and will expire on October 31, 2027. However, we are prohibited from effecting an exercise of the Investor Warrant, and the holder thereof will not have the right to exercise any portion of its Investor Warrant, to the extent that, as a result of such exercise, the warrant holder would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to the issuance of shares of issuable upon exercise of the Investor Warrant. The Financial Advisor Warrants are immediately exercisable and will expire on the five-year anniversary of the date of issuance.

The CBG Settlement Warrants are exercisable on a cashless basis only, such that they cannot be exercised for the entire amount of shares purchasable under such warrants, and they effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price under the terms thereof.

The issuance of common stock pursuant to the warrants and the Debentures would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the General Corporation Law of the State of Delaware (the “DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

●	only our Board of Directors may call special meetings of our stockholders;

●	our stockholders may take action only at a meeting of our stockholders and not by written consent;

●	we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them, meaning that you may have difficulty in reselling your shares and that the price of the shares may decline.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

While our shares are quoted on the OTCQX, we are required to remain current in our filings with the SEC for our shares of common stock to remain quoted on the OTCQX and not be moved to the OTC Pink Market.

While the common stock is quoted on the OTCQX, we will be required to remain current in our filings with the SEC in order for shares of the common stock to be eligible for quotation on the OTCQX. In the event that we become delinquent in our required filings with the SEC, quotation of the common stock on the OTCQX will be terminated following a 30 day grace period if we do not make our required filing during that time, and quotation of our shares of common stock will continue on the OTC Pink Sheets under the “Limited Information” tier. Given the reduced transparency of companies on the OTC Pink Sheets – Limited Information tier, trading for companies listed on this tier tends to be more attenuated and/or unpredictable. Therefore, if the common stock is not eligible for quotation on the OTCQX, investors in the common stock may find it difficult to sell their shares.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each of the Offered Shares and the net book value per share of our Common Stock after this offering.

Our historical net book value as of March 31, 2024 was a deficit of $(42.4) million or $(0.88) per share of our Common Stock based upon 48,082,060 outstanding on May 29, 2024. Net book value per share equals the amount of our total assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified. The following table illustrates the per share dilution to new investors discussed above, assuming the sale of 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $0.0 million):

	Percentage of Offered Shares Sold
	100%	75%	50%	25%
Offering price per each of the Offered Shares	[●]	[●]	[●]	[●]
Historical net book value per share	$(0.88)	$(0.88)	$(0.88)	$(0.88)
Increase in net book value per share attributable to new investors	[●]	[●]	[●]	[●]
Net book value per share after this offering	[●]	[●]	[●]	[●]
Dilution per share to new investors	[●]	[●]	[●]	[●]

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the earlier of (i) the date on which the Maximum Offering is sold, (ii) the third anniversary of the date of qualification of this offering statement; or (iii) when we elect to terminate the offering for any reason (in each such case, the “Termination Date”). At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), Remark will file a post-qualification amendment to include its recent financial statements, over a maximum period of 3 years, starting from the date of qualification of this Offering Statement.

Pricing of the Offering

The Offering Price was determined by us. The principal factors considered in determining the Offering Price include:

●	the information set forth in this Offering Circular;

●	our history and prospects, and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, securities of generally comparable companies; and

●	other factors deemed relevant by us.

Procedures for Subscribing

Potential investors who are “qualified purchasers” may subscribe to purchase our Shares. Any potential investor wishing to acquire our Shares, must:

Contact us via phone or e-mail.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to our designated account.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts’ basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Common Stock in any jurisdiction where action for that purpose is required. Our Common Stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

An investment in our Shares may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Shares. See “Risk Factors”.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide information regarding this offering other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “offering circular supplement” that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the Commission and any offering circular supplement together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The offering circular and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov.

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after deducting our estimated offering expenses of [●]) will be [●]. We will use the net proceeds for the following:

Percentage of Offered Shares Sold
	100%	75%	50%	25%
Gross Offering Proceeds	[●]	[●]	[●]	[●]
Approximate Offering Expenses
Sales commission (1)	[●]	[●]	[●]	[●]
Miscellaneous expenses	5,000	5,000	5,000	5,000
Legal and accounting	15,000	15,000	15,000	15,000
Approximate offering expenses	[●]	[●]	[●]	[●]
Net Offering Proceeds	[●]	[●]	[●]	[●]
Principal Uses of Net Proceeds (2)
Purchases of inventory	[●]	[●]	[●]	[●]
Payment of accrued interest on debt	[●]	[●]	[●]	[●]
Officer compensation	[●]	[●]	[●]	[●]
Other employee compensation and payroll costs	[●]	[●]	[●]	[●]
Legal and professional fees	[●]	[●]	[●]	[●]
IT service cost	[●]	[●]	[●]	[●]
Principal Uses of Net Proceeds	$—	$—	$—	$—
Amount Unallocated	$—	$—	$—	$—

(1)	The sales commission is seven percent of the gross proceeds from the shares sold. In addition, we will also issue to the manager as compensation a number of shares of Common Stock equal to three percent of the number of shares of Common Stock issued in this offering.

(2)	Any line-item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line-item expenditures as required for ongoing operations.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors and which may include amounts required to pay officers’ salaries, bonuses, accrued or deferred compensation, consulting fees, professional fees, ongoing public reporting costs, computer equipment costs, office-related expenses and other corporate expenses. None of the proceeds will be used for payments to Remark’s officers and directors or officers and directors of its subsidiaries, except as set forth in the preceding sentence. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We expect to use as much as $[●] of the proceeds to pay a portion of the accrued interest related to our notes payable to Mudrick Capital Management, LP (“Mudrick”, and the notes payable the “New Mudrick Notes”). As of May 29, 2024, the New Mudrick Notes bear interest at a rate of 22.5% per annum and have an aggregate principal amount of approximately $16.3 million as well as $3.0 million of accrued but unpaid interest. The 22.5% interest rate on the New Mudrick Notes includes a 2% penalty rate resulting from events of default (described below) that have not yet been cured and, because of such events of default, Mudrick may declare the principal amount outstanding under the New Mudrick Notes and all unpaid interest thereon immediately due and payable.

We did not make required repayments of the outstanding loans under the New Mudrick Loan Agreement that were due beginning on June 30, 2023, which constitute events of default for which we have not yet received a waiver. While we are actively engaged in discussions with Mudrick regarding a resolution of the events of default and have made progress in such discussions, we cannot provide any assurance that we will be successful in obtaining a waiver or that Mudrick will continue to forebear from taking any enforcement actions against us.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

BUSINESS

OVERVIEW

Remark Holdings, Inc. and its subsidiaries (“Remark”, “we”, “us”, or “our”) constitute a diversified global technology business with leading AI-powered analytics, computer vision and smart agent solutions, delivered via an integrated suite of AI tools that help organizations understand their customer demographics and behavior while monitoring, understanding, and acting on potential security threats in real-time.

While we will continue to work with customers in China, we have been responding to the pandemic-related challenges and political tensions by looking for opportunities to expand our business in the Asia-Pacific region outside of China, where we believe there still are fast-growth AI market opportunities for our solutions, as well as by spending increasing amounts of effort over the past several quarters developing business opportunities in the United States, the U.K., and in Central and South America, where we see demand for AI products and solutions in the workplace, government and public safety markets. During 2023, we began sales in the U.K. and Brazil, and we successfully signed initial contracts to assist expansion of our sales into Colombia, Malaysia, and India. Given the lack in those three respective countries and in Brazil of AI companies specializing in computer vision, we believe we have a first-mover advantage with regard to targeting the same industries that we have successfully targeted in China and which we have targeted in the U.S. and U.K. In addition, we anticipate expanding sales into the Middle East during 2024, which expansion we do not believe will be affected by the current geopolitical situation in that region.

In conjunction with the geographic diversification of our business, we believe we can more rapidly and more efficiently develop and increase our market presence in the various industries that we have identified as being most important by establishing business relationships with channel partners. To that end, we have been discussing such relationship possibilities with large, established players in the information technology and burgeoning AI space which could provide us with access to their respective online marketplaces and other sales channels as well.

Our corporate headquarters and U.S. operations are based in Las Vegas, Nevada, and we also maintain operations in London, England and Chengdu, China. Trading of our common stock on The Nasdaq Capital Market was suspended at the opening of business on February 14, 2024 based upon our non-compliance with the net income standard in Nasdaq Listing Rule 5550(b)(3) and the annual shareholders’ meeting requirement in Nasdaq Listing Rule 5620(a). In connection with the suspension of trading on Nasdaq, our common stock began trading on the OTC Pink Market and then on the OTCQX Best Market under the ticker symbol MARK on March 8, 2024.

On December 21, 2022, we effected a 1-for-10 reverse split of our common stock (the “Reverse Split”). All references made to share or per share amounts in this Offering Circular have been retroactively adjusted to reflect the effects of the Reverse Split.

Litigation

We have no current, pending or threatened legal proceedings or administrative actions either by or against us issuer that could have a material effect on the issuer’s business, financial condition, or operations and any current, past or pending trading suspensions.

Facilities

We do not own any real property. Remark’s offices are located at 800 S. Commerce St., Las Vegas, Nevada 89106. Our telephone number is (702) 701-9514 and our e-mail address is ir.remarkholdings.com.

Employees

We employed 46 people as of May 29, 2024, all of whom are full-time employees.

ADDITIONAL INFORMATION

We were originally incorporated in Delaware in March 2006 as HSW International, Inc., we changed our name to Remark Media, Inc. in December 2011, and as our business continued to evolve, we changed our name to Remark Holdings, Inc. in April 2017.

As soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC, we provide free access through our website (www.remarkholdings.com) to our Annual Reports on Offering Circular, Quarterly Reports on Offering Circular, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We do not incorporate any information found on our website into the materials we file with, or furnish to, the SEC; therefore, you should not consider any such information a part of any filing we make with the SEC. You may also obtain the reports noted above at the SEC’s website (www.sec.gov), which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Overview

Remark Holdings, Inc. and its subsidiaries (“Remark”, “we”, “us”, or “our”) are a diversified global technology business with leading AI and data-analytics, as well as a portfolio of digital media properties.

OUR BUSINESS

We generate revenue by using the proprietary data and AI software platform we developed to deliver AI-based computer vision products, computing devices and software-as-a-service solutions for businesses in many industries. We continue to partner with top universities on research projects targeting algorithm, artificial neural network and computing architectures which we believe will keep us among the leaders in technology development.

The primary focus of our business is promoting and facilitating the safety of our customers and their customers through our Smart Safety Platform (the “SSP”). The SSP, having won numerous industry and government benchmark tests for accuracy and speed, is a leading software solution for using computer vision to detect persons, objects and behavior in video feeds. Real-time alerts from the SSP allow operations staff to respond rapidly to prevent any events or activities that can endanger public security or workplace safety.

We deploy the SSP to integrate with each customer’s IT infrastructure, including, in many cases, cameras already in place at the customer’s location(s). When necessary, we also sell and deploy hardware to create or supplement the customer’s monitoring capabilities. Such hardware includes, among other items, cameras, edge computing devices and/or our Smart Sentry units. The Smart Sentry is a large mobile camera unit with a telescoping mast on which a high-quality camera is mounted. Based upon customer needs, the camera may have either standard vision and/or thermal vision capability. The camera works in conjunction with an edge computing device that is also mounted to the unit. The Smart Sentry is an example of how we incorporate the SSP in modern IT architectural concepts, including edge computing and micro-service architectures. Edge computing, for example, allows the SSP to conduct expensive computing tasks at distributed locations without requiring large data transmission over the internet, thereby dramatically reducing costs while integrating numerous and varied sensors at distributed locations.

We customize and sell our innovative AI-based computer vision products and solutions, including the SSP, to customers in the retail, construction, public safety, workplace safety and public sector markets. We have also developed versions of our solutions for application in the transportation and energy markets.

Overall Business Outlook

Two primary factors have been affecting our business in recent quarters and occupying our focus as we plan for the future. We began 2023 having to deal with the slow economic recovery in China as municipalities and businesses there tried to return to fully-normalized operations following strict preventative measures related to the COVID-19 pandemic. As 2023 progressed, the rising political tensions between the U.S. and China reached a point that such tensions also negatively impacted our ability to complete projects in China on a similar pace as we had previously done by making it somewhat more difficult for an American company in the newer but rapidly-developing AI space to overcome politically-based perceptions and do business in China. Though we remain optimistic that political tensions between the U.S. and China will begin to relax, we expect that we may continue to face difficult-to-predict operating results in China for approximately the next 12 months. As a result, we began reducing staffing levels at our China subsidiaries early in the fourth quarter of 2023, such that we can still continue working with existing clients with our smaller footprint while saving on operating costs until such time as the political tensions ease and the business environment for American companies in the AI space in China becomes more conducive to again expand operations.

While we will continue to work with customers in China in the future, we have been responding to the pandemic-related challenges and political tensions by looking for opportunities to expand our business in the Asia-Pacific region outside of China, where we believe there still are fast-growth AI market opportunities for our solutions, as well as by spending increasing amounts of effort developing business opportunities in the United States, the U.K., and in Central and South America, where we see demand for AI products and solutions in the workplace, government and public safety markets. For example, during the first quarter of 2024, we won a contract with a large school district in the U.S. During 2023, we began sales in the U.K. and Brazil, and we successfully signed initial contracts to assist expansion of our sales into Colombia, Malaysia, and India. Given the lack in those three respective countries and in Brazil of AI companies specializing in computer vision, we believe we have a first-mover advantage with regard to targeting the same industries that we have successfully targeted in China and which we have targeted in the U.S. and U.K. In addition, we anticipate expanding sales into the Middle East during the second half of 2024, which expansion we do not believe will be affected by the current geopolitical situation in that region.

In conjunction with the geographic diversification of our business, we believe we can more rapidly and more efficiently develop and increase our market presence in the various industries that we have identified as being most important by establishing business relationships with channel partners and larger players that can assist us with our sales efforts. To that end, we have been discussing such relationship possibilities with large, established players in the information technology and burgeoning AI space which could provide us with access to their respective online marketplaces and other sales channels as well.

Despite our efforts, pandemics of any type and any resulting preventative measures, as well as economic and geopolitical conditions in some international regions, could affect our business and we cannot be sure what the ultimate effects will be. We will continue to pursue geographic diversification, but anticipating when, or if, we can close on the opportunities in front of us is difficult. In addition, we may face a large number of well-known competitors which would make deploying our software solutions in the market segments we have identified difficult.

Inflation and Supply Chain

Other than the impact of inflation on the general economy, we do not believe that inflation has had a material effect on our operations to date. However, there is a risk that our operating costs could be subject to inflationary pressures in the future, which would have the effect of increasing our operating costs and cause additional stress on our working capital resources.

The high level of political tension described above has affected our ability to work with certain vendors in a timely manner. Though we have been able to complete contracts with our customers in China, such political tension has caused delays in the speed at which we can work with certain vendors to deploy our services and complete contracts in China. Also, as we work to increase our sales of computer-vision products and services in the U.S., Europe and South America and thereby geographically diversify our business, we could be subjected to the risk of supply chain disruptions with regard to high-technology products such as servers and related equipment that we use to train our AI software algorithms and which we plan to sell to customers to support operation of our computer-vision products and services.

Business Developments During 2024

As described above, the high level of political tension between the U.S. and China, as well as handling the reduction and reorganization of our staff in China, has made it difficult for us to complete as many projects in China than we did in prior periods. At the same time, we continued building our business outside of China, having success with a large school district in the U.S. whose staff recommended to the school district’s Board of Trustees that we be granted a contract for our solutions (such contract was officially approved by the school district’s Board of Trustees on April 25, 2024).

The following table presents our revenue categories as a percentage of total consolidated revenue during the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023
AI-based products and services	100%	87%
Advertising and other	—%	13%

CRITICAL ACCOUNTING ESTIMATES

During the three months ended March 31, 2024, we made no material changes to our critical accounting estimates as we disclosed them in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2023.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

The following tables summarize our operating results for the three months ended March 31, 2024, and the discussion following the table explains material changes in such operating results compared to the three months ended March 31, 2023.

(dollars in thousands)	Three Months Ended March 31,		Change
	2024	2023	Dollars	Percentage
Revenue, including amounts from China Business Partner	$387	$826	$(439)	(53)%

Cost of revenue	350	455	(105)	(23)%
Sales and marketing	300	366	(66)	(18)%
Technology and development	346	169	177	105%
General and administrative	3,023	2,833	190	7%
Depreciation and amortization	64	46	18	39%
Total cost and expense	4,083	3,869

Interest expense	(943)	(1,544)	601	(39)%
Finance cost related to obligations to issue common stock	(9,147)	(3,576)	(5,571)	156%
Other gain (loss), net	(5)	1	(6)	(600)%
Net loss	(13,791)	(8,162)	(5,629)	69%

Revenue. During the three months ended March 31, 2024, our work to reduce and reorganize staff in China prevented us from completing projects, with the revenue during the period being the result of collecting cash related to the project we completed during 2023 for a new client, but for such project the agreement did not meet the criteria for recognizing revenue on an accrual basis.

Technology and Development. During the three months ended March 31, 2023, we received a refundable tax credit of approximately $0.5 million from the government of the United Kingdom resulting from our research and development activities in its jurisdiction and reported such amount as an offset to expense. During the three months ended March 31, 2024, we did not receive a tax credit. Partially offsetting the increase in expense resulting from the timing of the research and development tax credit was a decrease of approximately $0.3 million in payroll-related expense as a result of our reduction in force in our China operations.

General and administrative. During the three months ended March 31, 2024, an increase of approximately $0.6 million in certain expenses related to business development was partially offset by a $0.2 million decrease in franchise taxes resulting from a change in estimate, as well as by other individually immaterial decreases in other expenses that were not indicative of trends in our business.

Interest expense. Interest expense decreased during the three months ended March 31, 2024 because the same period of the prior year included an extension fee of approximately $0.8 million we recorded in relation to our entry on March 14, 2023 into the New Mudrick Loan Agreement, along with the Original Mudrick Loan Agreements, described in Note 10 in the Notes to Unaudited Condensed Consolidated Financial Statements included in this Offering Circular. The increase related to the extension fee was partially offset by an increase in the interest rate related to the New Mudrick Loan Agreement as a result of us not making certain payments of principal when due.

Finance Cost Related to Obligations to Issue Common Stock. The finance cost during the three months ended March 31, 2024 resulted from the establishment and remeasurement of obligations to issue our common stock that we incurred in relation to the ELOC Advances we received from Ionic, all of which is described in Note 11 in the Notes to Unaudited Condensed Consolidated Financial Statements included in this Offering Circular. We had more ELOC Advances outstanding during the three months ended March 31, 2024 than during the same period of the prior year.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following tables summarize our operating results for the year ended December 31, 2023, and the discussion following the table explains material changes in such operating results compared to the year ended December 31, 2022.

RESULTS OF OPERATIONS

The following tables summarize our operating results for the year ended December 31, 2023, and the discussion following the table explains material changes in such operating results compared to the year ended December 31, 2022.

(dollars in thousands)	Year Ended December 31,		Change
	2023	2022	Dollars	Percentage
Revenue, including amounts from China Business Partner	$4,402	$11,666	$(7,264)	(62)%

Cost of revenue	3,323	11,331	(8,008)	(71)%
Sales and marketing	1,408	971	437	45%
Technology and development	1,893	2,101	(208)	(10)%
General and administrative	13,374	18,399	(5,025)	(27)%
Depreciation and amortization	285	166	119	72%
Impairments	1,280	—	1,280
Total cost and expense	21,563	32,968

Interest expense	(4,294)	(6,073)	1,779	(29)%
Finance cost related to options to issue common stock	(7,672)	(1,422)	(6,250)	440%
Loss on investment	—	(26,356)	26,356	(100)%
Other loss, net	(20)	(339)	319	(94)%
Net loss	$(29,147)	$(55,492)

Revenue and Cost of revenue. During the year ended December 31, 2023, our project completions slowed significantly in China, first as business and economic recovery efforts that began after China lifted most of its onerous COVID-19 related restrictions at the end of 2022 continued to be sluggish, and then as the previously-noted political tensions between the U.S. and China continued to make it more difficult than expected for us to complete projects.

Cost of revenue during the year ended December 31, 2023 decreased primarily in conjunction with the decreases in project completions described above. Also, during year ended December 31, 2022, we recorded approximately $1.3 million of inventory obsolescence in cost of revenue, while we did not record a material amount of inventory obsolescence in year ended December 31, 2023.

Sales and marketing. The addition in late 2022 of three new personnel, including two executive positions, on our sales team caused an increase of $0.3 million in payroll and related expense during the year ended December 31, 2023.

General and administrative. During the year ended December 31, 2023, we recorded $1.2 million less bad debt expense than during the prior year because, during the prior year, we had to re-evaluate the amounts receivable from customers based on what was then recent information and, as a result, we substantially increased our reserve for credit losses and there were fewer accounts to review during our evaluation of current expected credit losses. We experienced a decrease of approximately $0.7 million in legal and other professional fees primarily because the year ended December 31, 2022 included expense related to financings and the filing of amendments to registration statements whereas we did not have as much similar activity during 2023. Also contributing to the overall decrease in general and administrative expense was a decrease of $1.5 million in certain expenses related to business development, including short-term work space rentals. Finally, our share-based compensation expense decreased by $1.8 million due to a large number of stock options with a grant date of July 8, 2021 becoming fully expensed in January 2023, in comparison to having a full year of expense during 2022, and due to the decrease in the number of outstanding cash bonuses to our employees in China.

Impairments. During 2023, we recorded an impairment of approximately $0.8 million related to a software asset for which we no longer have established cash flows to support continued recognition of such asset, and we also determined that certain costs that we had capitalized to software development in progress would no longer be recoverable and we recorded an impairment of approximately $0.2 million. Also during 2023, we deemed a certain prepaid expense amount unrecoverable because the amount related to certain items a vendor had already begun to custom build for us but which we had to cancel, so we recorded an impairment of approximately $0.2 million.

Interest expense. We executed the Original Mudrick Loan Agreements in December 2021, pursuant to which we obtained the Original Mudrick Loans in the aggregate principal amount of $30.0 million. During the year ended December 31, 2022, we recorded in interest expense approximately $2.2 million of amortization of debt discount and debt issuance cost related to the Original Mudrick Loans, but did not have any such amortization during the year ended December 31, 2023 because the debt discount and debt issuance cost were fully amortized during 2022. Interest expense also decreased because significantly less debt principal was outstanding on the Original Mudrick Loans during the year ended December 31, 2023 than during the prior year, even though the interest rate had increased from 16.5% to 20.5%. Partially offsetting the decreases in interest expense was the amendment and extension fee of approximately $0.8 million we recorded in relation to our entry on March 14, 2023 into the New Mudrick Loan Agreement.

Finance cost related to obligations to issue common stock. The finance cost during the year ended December 31, 2023 resulted from the establishment and remeasurement of obligations to issue our common stock that we incurred in relation to the debentures we issued to Ionic in 2022 and 2023, as well as the ELOC Advances we received from Ionic, all of which is described in Note 14 in the Notes to Consolidated Financial Statements. Several obligations related to ELOC Advances were outstanding as of December 31, 2023, in addition to obligations related to debentures we issued during 2023, while the only obligation we had outstanding as of December 31, 2022 related to the debenture we issued to Ionic in October 2022.

Loss on investment. On July 1, 2021, as the result of a business combination involving a U.S.-based venture, Sharecare, Inc. (“Legacy Sharecare”) and Falcon Capital Acquisition Corp., a special purpose acquisition company, the common stock of the surviving entity of such business combination (“New Sharecare”) became listed on the Nasdaq Stock Market LLC and our equity in Legacy Sharecare converted into cash and shares of publicly traded common stock of New Sharecare. As a result of the common stock of New Sharecare being traded on a national securities exchange, we were able to remeasure our investment at fair value. Since July 1, 2021, the value of the New Sharecare stock steadily declined, which caused the losses on investment during the year ended December 31, 2022. On July 11, 2022, we delivered our remaining 6,250,000 shares of New Sharecare to our lender at their request and, as a result, we did not maintain investments during the year ended December 31, 2023.

Other loss, net. During the year ended December 31, 2022, we accrued $0.4 million of liquidated damages related to a registration statement which became effective after the time frame during which we were required to ensure such registration statement became effective. We had no similar activity during the year ended December 31, 2023.

LIQUIDITY AND CAPITAL RESOURCES

Overview

During the three months ended March 31, 2024, and in each fiscal year since our inception, we have incurred net losses which have resulted in an accumulated deficit of $(431.5) million within stockholders’ deficit as of March 31, 2024. During the year ended December 31, 2023, and in each fiscal year since our inception, we have incurred net losses which have resulted in an accumulated deficit of $(417.7) million within stockholders’ deficit as of December 31, 2023. Additionally, our operations have historically used more cash than they have provided.

Net cash used in operating activities was $3.4 million during the three months ended March 31, 2024. As of March 31, 2024, our cash balance was $0.2 million. Net cash used in operating activities was $10.5 million during the year ended December 31, 2023. As of December 31, 2023, our cash balance was $0.1 million. Our history of recurring operating losses, working capital deficiencies and negative cash flows from operating activities give rise to, and management has concluded that there is, substantial doubt regarding our ability to continue as a going concern.

Mudrick Loans

On December 3, 2021, we entered into the Original Mudrick Loan Agreements pursuant to which we incurred the Original Mudrick Loans in the aggregate principal amount of $30.0 million. The Original Mudrick Loans initially bore interest at 16.5% per annum until the original maturity date of July 31, 2022 and, following an amendment we entered into with Mudrick in August 2022, bore interest at 18.5% per annum. The amendment also extended the maturity date of the Original Mudrick Loans from July 31, 2022 to October 31, 2022. However, we did not make the required repayment of the Original Mudrick Loans by October 31, 2022, which constituted an event of default under the Original Mudrick Loans and triggered an increase in the interest rate under the Original Mudrick Loans to 20.5%.

On March 14, 2023, we entered into the New Mudrick Loan Agreement pursuant to which all of the Original Mudrick Loans were cancelled in exchange for the New Mudrick Notes in the aggregate principal amount of approximately $16.3 million. The New Mudrick Notes bear interest at a rate of 20.5% per annum, which shall be payable on the last business day of each month commencing on May 31, 2023. The interest rate will increase by 2% and the principal amount outstanding under the New Mudrick Notes and any unpaid interest thereon may become immediately due and payable upon the occurrence of any event of default under the New Mudrick Loan Agreement. All amounts outstanding under the New Mudrick Notes, including all accrued and unpaid interest, will be due and payable in full on October 31, 2023. See Note 10 in the Notes to Unaudited Condensed Consolidated Financial Statements included in this Offering Circular for additional information regarding the New Mudrick Notes.

To secure the payment and performance of the obligations under the Original Mudrick Loan Agreements and the New Mudrick Loan Agreement, we, together with the Guarantors, have granted to TMI Trust Company, as the collateral agent for the benefit of Mudrick, a first priority lien on, and security interest in, all assets of Remark and the Guarantors, subject to certain customary exceptions.

In connection with our entry into the Original Mudrick Loan Agreements, we paid to Mudrick an upfront fee equal to 5.0% of the amount of the Original Mudrick Loans, which amount was netted against the drawdown of the Original Mudrick Loans. We recorded the upfront fee as a debt discount of $1.5 million, and recorded debt issuance cost totaling $1.1 million. We amortized the discount on the Original Mudrick Loans and the debt issuance cost over the life of the Original Mudrick Loans and, during the year ended December 31, 2022, we amortized $2.2 million of such discount and debt issuance cost. In consideration for the amendment we entered into with Mudrick in August 2022, we paid Mudrick an amendment and extension fee in the amount of 2.0% of the then unpaid principal balance of the Original Mudrick Loans, which was approximately $0.3 million, by adding such amount to the principal balance of the Original Mudrick Loans.

As of the date of this Offering Circular, the principal amount outstanding, together with interest on the unpaid principal balance of the New Mudrick Notes, is approximately $19.2 million and is past due.

Obligations to Issue Common Stock

On October 6, 2022, we entered into a debenture purchase agreement (the “2022 Debenture Purchase Agreement”) with Ionic, pursuant to which we issued a convertible subordinated debenture in the original principal amount of $2.8 million (the “2022 Debenture”) to Ionic for a purchase price of $2.5 million (See Note 11 in the Notes to Unaudited Condensed Consolidated Financial Statements included in this Offering Circular for additional detail).

In connection with the 2022 Debenture, on October 6, 2022, we also entered into a purchase agreement with Ionic (as amended by those certain letter agreements by and between Remark and Ionic, dated as of January 5, 2023; July 12, 2023; August 10, 2023; September 15, 2023; and February 14, 2024, and by the First Amendment dated January 9, 2024, the “Amended ELOC Purchase Agreement”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Ionic to purchase up to an aggregate of $50.0 million of shares of our common stock over the 36-month term of the Amended ELOC Purchase Agreement. Under the Amended ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of a resale registration statement filed with the SEC registering such shares and that the 2022 Debenture shall have been fully converted into shares of common stock or shall otherwise have been fully redeemed and settled in all respects in accordance with the terms of the 2022 Debenture, we have the right to present Ionic with a purchase notice (each, a “Purchase Notice”) directing Ionic to purchase any amount up to $0.5 million of our common stock per trading day, at a per share price equal to 80% (or 70% if our common stock is not then trading on the Nasdaq Capital Market) of the average of the two lowest volume-weighted average prices (“VWAPs”) over a specified measurement period. With each purchase under the Amended ELOC Purchase Agreement, we are required to deliver to Ionic an additional number of shares equal to 2.5% of the number of shares of common stock deliverable upon such purchase. (See Note 14, Note 16 and Note 19 in the Notes to Consolidated Financial Statements included in this Offering Circular for additional detail).

On January 5, 2023, we and Ionic entered into a letter agreement (the “January 2023 Letter Agreement”) which amended the ELOC Purchase Agreement. Under the January 2023 Letter Agreement, the parties agreed, among other things, to (i) amend the floor price below which Ionic will not be required to buy any shares of our common stock under the ELOC Purchase Agreement from $0.25 to $0.20, determined on a post-reverse split basis, (ii) amend the per share purchase price for purchases under the ELOC Purchase Agreement to 90% of the average of the two lowest daily VWAPs over a specified measurement period, which will commence at the conclusion of the applicable measurement period related to the 2022 Debenture and (iii) waive certain requirements in the ELOC Purchase Agreement to allow for a one-time $0.5 million purchase under the ELOC Purchase Agreement. See Note 14 in the Notes to Consolidated Financial Statements included in this Offering Circular for additional detail.

On March 14, 2023, we entered into another debenture purchase agreement (the “2023 Debenture Purchase Agreement”) with Ionic pursuant to which we authorized the issuance and sale of two convertible subordinated debentures in the aggregate principal amount of $2.8 million for an aggregate purchase price of $2.5 million. The first debenture is in the original principal amount of $1.7 million for a purchase price of $1.5 million (the “First Debenture”), which was issued on March 14, 2023, and the second debenture is in the original principal amount of $1.1 million for a purchase price of $1.0 million (the “Second Debenture” and collectively with the First Debenture, the “2023 Debentures”). The terms of the 2023 Debentures are further described in Note 14 in the Notes to Consolidated Financial Statements included in this Offering Circular.

On September 15, 2023, we and Ionic entered into a letter agreement (the “September 2023 Letter Agreement”) which amends the Amended ELOC Purchase Agreement. Under the September 2023 Letter Agreement, which repeated changes made in earlier letter agreements between Remark and Ionic dated July 12, 2023 and August 10, 2023, the parties agreed, among other things, to (i) allow Remark to deliver one or more irrevocable written notices (“Exemption Purchase Notices”) to Ionic in a total aggregate amount not to exceed $20.0 million, which total aggregate amount shall be reduced by the aggregate amount of previous Exemption Purchase Notices, (ii) amend the per share purchase price for purchases under an Exemption Purchase Notice to 80% of the average of the two lowest daily volume-weighted average prices (“VWAPs”) over a specified measurement period, (iii) amend the definition of the specified measurement period to stipulate that, for purposes of calculating the final purchase price, such measurement period begins the trading day after Ionic pays Remark the amount requested in the purchase notice, while the calculation of the dollar volume of Remark common stock traded on the principal market to determine the length of the measurement period shall begin on the trading day after the previous measurement period ends, iv) that any additional Exemption Purchase Notices that are not in accordance with the terms and provisions of the Purchase Agreement shall be subject to Ionic’s approval, v) to amend section 11(c) of the Amended ELOC Purchase Agreement to increase the Additional Commitment Fee from $0.5 million to $3.0 million and vi) that by September 29, 2023, the parties will amend the Debenture Transaction Documents to include a so-called Most Favored Nation provision that will provide Ionic with necessary protection against any future financing, settlement, exchange or other transaction whether with an existing or new lender, investor or counterparty, and that, if such amendment is not made by September 29, 2023, the Additional Commitment Fee shall be further increased to approximately $3.8 million.

On January 9, 2024, we and Ionic entered into an amendment (the “First Amendment”) to the Amended ELOC Purchase Agreement. Under the First Amendment, the parties agreed, among other things, (i) to clarify that the Floor Price per the agreement is $0.25, (ii) to amend the per share purchase price for purchases under a Regular Purchase Notice to 80% of the average of the two lowest daily volume-weighted average prices (“VWAPs”) over a specified measurement period, (iii) to increase the frequency at which we can submit purchase notices, within limits, and (iv) to amend section 11(c) of the ELOC Purchase Agreement to increase the Additional Commitment Fee from $500,000 to approximately $3.8 million.

On February 14, 2024, we and Ionic entered into a letter agreement (the “February 2024 Letter Agreement”) which amends the Amended ELOC Purchase Agreement. Under the February 2024 Letter Agreement, the parties agreed, among other things, (i) to redefine the definition of Principal Market to include markets in addition to the Nasdaq Capital Market (“Nasdaq’” and the OTC Bulletin Board, (ii) that Ionic will forbear from enforcing any noncompliance with the covenants in the Amended ELOC Purchase Agreement as a result of Remark’s delisting from Nasdaq and any related suspension of trading on Nasdaq, and (iii) to clarify that we can still issue Regular Purchase Notices despite the delisting from Nasdaq and any related suspension of trading on Nasdaq so long as the Principal Market is either the OTCQX, OTCQB, or OTCBB and each Regular Purchase does not exceed $500,000.

In May 2024, Ionic advanced to us approximately $0.8 million pursuant to the Amended ELOC Purchase Agreement.

During April and May 2024, we issued a total of 6,929,016 shares to Ionic in partial settlement of ELOC Advances.

General

Our history of recurring operating losses, working capital deficiencies and negative cash flows from operating activities give rise to substantial doubt regarding our ability to continue as a going concern.

We intend to fund our future operations and meet our financial obligations through revenue growth from our AI offerings, as well as through sales of our thermal-imaging products. We cannot, however, provide assurance that revenue, income and cash flows generated from our businesses will be sufficient to sustain our operations in the twelve months following the filing of this Offering Circular. As a result, we are actively evaluating strategic alternatives including debt and equity financings.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions (in particular, as a result of the COVID-19 pandemic, global supply chain disruptions, inflation and other cost increases, and the geopolitical conflict in Ukraine), will play primary roles in determining whether we can successfully obtain additional capital.

A variety of factors, many of which are outside of our control, may affect our cash flow; those factors include the lingering effects of the COVID-19 pandemic in China, regulatory issues, competition, financial markets and other general business conditions. Based on financial projections, we believe that we will be able to meet our ongoing requirements for at least the next 12 months with existing cash and based on the probable success of one or more of the following plans:

●	develop and grow new product line(s)

●	obtain additional capital through equity issuances.

However, projections are inherently uncertain and the success of our plans is largely outside of our control. As a result, there is substantial doubt regarding our ability to continue as a going concern, and we may fully utilize our cash resources prior to September 30, 2024.

Cash Flows - Operating Activities

During the three months ended March 31, 2024, we used $1.3 million more cash in operating activities than we did during the same period of the prior year. The increase in cash used in operating activities is primarily the result of the timing of payments related to elements of working capital. During the year ended December 31, 2023, we used $6.2 million less cash in operating activities than we did during the same period of the prior year. The decrease in cash used in operating activities is primarily the result of the timing of payments related to elements of working capital.

Cash Flows - Investing Activities

During the three months ended March 31, 2024, we purchased approximately $0.4 million of software for internal use, while during the same period of 2023 investing activities were de minimis. Investing activities during the year ended December 31, 2023 were de minimis, while we received $6.3 million in proceeds from the sale of a portion of our marketable securities during 2022.

Cash Flows - Financing Activities

During the three months ended March 31, 2024, we received approximately $1.4 million more from financing activities than we did during the same period of 2023. Ionic advanced us an aggregate of $4.0 million during the three months ended March 31, 2024, under the Amended ELOC Purchase Agreement for which we issued 2,042,200 shares of our common stock and for which we expect to issue another estimated 28,559,278 shares of our common stock, and we also received $0.3 million of advances from senior management representing various operating expense payments and repaid $0.5 million of advances from senior management. During the same period of 2023, we received $1.5 million from Ionic in exchange for the issuance of a convertible debenture, Ionic also advanced us an aggregate of $1.0 million, and we received $0.3 million of advances from senior management and repaid $0.4 million of advances from senior management representing various operating expense payments made on our behalf.

During the year ended December 31, 2023, we received $2.5 million from Ionic in exchange for the issuance of convertible debentures, and Ionic also advanced us an aggregate of $8.1 million under the ELOC Purchase Agreement for which we issued 7,110,762 shares of our common stock and for which we expect to issue another estimated 10,876,635 shares of our common stock. Also during the year ended December 31, 2023, we received $1.4 million of advances from senior management representing various operating expense payments and repaid $1.4 million of advances from senior management. During the prior year, we received $2.7 million of proceeds from debt financings and other financings, repaid $6.2 million of the Original Mudrick Loans and received $3.3 million of advances from senior management and repaid $2.1 million of advances from senior management representing various operating expense payments made on our behalf.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

Please refer to Note 2 in the Notes to Unaudited Condensed Consolidated Financial Statements included in this Offering Circular for a discussion regarding recently issued accounting pronouncements which may affect us.

MANAGEMENT

The following table and paragraphs set forth information regarding our executive officers and directors, including the business experience for the past five years (and, in some instances, for prior years) of each such executive officer and director.

Name	Age	Position
Kai-Shing Tao	47	Chief Executive Officer, Principal Financial Officer and Chairman of the Board
Theodore P. Botts	78	Director and Chairman of the Audit Committee
Elizabeth Xu	58	Director
Brett Ratner	54	Director and Chairman of the Compensation Committee
Daniel Stein	48	Director and Chairman of the Nominating and Governance Committee

Executive Officer

Kai-Shing Tao has served as our Chief Executive Officer since December 2012, previously serving as Co-Chief Executive Officer since October 2012, and as a member of our board of director (the “Board”) since 2007 and Chairman of the Board since October 2012. Mr. Tao also has served as Chairman and Chief Investment Officer of Pacific Star Capital Management, L.P. (“Pacific Star Capital”), a private investment group, since January 2004. Prior to founding Pacific Star Capital, Mr. Tao was a Partner at FALA Capital Group, a single-family investment office, where he headed the global liquid investments outside the operating companies. Mr. Tao has been a director of Paradise Entertainment Limited (SEHK: 1180), a Hong-Kong-Stock-Exchange-traded company engaged in casino services and the development, supply and sales of electronic gaming systems, since April 2014. Mr. Tao previously was a director of Playboy Enterprises, Inc. from May 2010 to March 2011. Mr. Tao is a graduate of the New York University Stern School of Business.

Non-Employee Directors

Theodore P. Botts has served as a member of our Board since 2007. Mr. Botts has been the President of Kensington Gate Capital, LLC, a private corporate finance advisory firm, since April 2001. Previously, Mr. Botts served as Chief Financial Officer of StereoVision Entertainment, Inc., a film entertainment company, from July 2007 until September 2008. Prior to 2000, Mr. Botts served in executive capacities at UBS Group and Goldman Sachs in London and New York. Mr. Botts also served on the board of directors and as chairman of the audit committee of INTAC International, Inc. from 2002 until its merger with a predecessor of Remark in 2006. Mr. Botts served as a member of the board and chairman of both the compensation and audit committees of Crystal Peak Minerals (CPMMF) from 2012 to 2018. Mr. Botts is currently a member of the board of Essentia Analytics, a privately held English company which develops and provides behavioral analytics to active portfolio managers. He served from 2003 to 2012 as a member of the Board of Trustees and head of development for REACH Prep, a non-profit organization serving the educational needs of underprivileged African-American and Latino children in Fairfield and Westchester counties. Mr. Botts graduated with highest honors from Williams College and received an MBA from the New York University Stern School of Business.

Brett Ratner has been a member of our Board since March 2017. Mr. Ratner is one of Hollywood’s most successful filmmakers. His films have grossed more than $2 billion at the global box office. He has served as an executive producer on films such as the Golden-Globe-winning and Oscar-winning The Revenant, starring Leonardo DiCaprio, executive producer and director of the Golden Globe-nominated FOX series Prison Break, and executive producer of the television series Rush Hour, based on his hit films. Mr. Ratner, along with his business partner James Packer, formed RatPac Entertainment, a film finance and media company, in 2013. Since inception, RatPac Entertainment has co-financed 63 theatrically-released motion pictures exceeding $11.6 billion in worldwide box office receipts. In 2017, he received a coveted star on the Hollywood Walk of Fame. Mr. Ratner received a Bachelor in Fine Arts degree from New York University’s Tisch School of the Arts. He is currently attending Harvard University’s Business School Graduate Program.

Daniel Stein has served as a member of our Board since March 2017. Since January 2021, Mr. Stein has held the position of Senior Vice President of Partnerships, Crossix Analytics (which is part of Veeva Systems) where he oversees all media, enablement and product partnerships. He previously served since 2012 as Senior Vice President of Analytics Services & Product Strategy at Crossix Solutions, Inc., a healthcare and analytics and data company, where he was responsible for driving innovation across the Crossix product suite, including digital and TV-based solutions. Prior to joining Crossix, Mr. Stein spent eight years at Digitas and Digitas Health, an advertising agency, where he led the Strategy and Analysis group in New York. At Digitas Health, he built a team focused on leveraging analytics to help pharmaceutical and health-focused clients optimize their marketing plans and partnerships. Mr. Stein brings over 20 years of media, marketing, healthcare and agency experience focusing on products, marketing and innovation. Previously, he worked at Scholastic, where he developed interactive and direct marketing plans to support teachers and parents, and he gained additional healthcare experience at PricewaterhouseCoopers, where he designed and built comprehensive health & welfare systems for large companies. Mr. Stein graduated from the University of Pennsylvania with a B.A. in Economics. He has not served on any other boards or committees in the last five years.

Dr. Elizabeth Xu has served as a member of our Board since 2020. Since September 2020, she has been the Chief Executive Officer of A2C Leadership Group, Inc., a private leadership education firm, and chairperson of Be the Change Foundation, a public non-profit organization that has been helping K-12 students and working professionals establish their leadership skills. Dr. Xu was named as one of the top 50 diversity leaders in 2020, as one of the Silicon Valley Women of Influence in 2015, as a Female of Executive Year, and has received more than 10 other awards from various organizations. Dr. Xu is an international transformational technology leader and senior business executive with more than 20 years of experience that includes digital transformation through the application of artificial intelligence, Internet-of-Things, and other enterprise technology in multiple businesses. She was a Stanford University lecturer for several years, and she currently serves as an Innovation and Entrepreneurship Advisor at the MIT Sloan School of Management and she sits on the advisory board of Women in Technology International. From 2018 to 2019, Dr. Xu served as the Group CTO at Thailand-based Charoen Pokphand Group (CP Group), one of the world’s largest conglomerates, where she drove the company’s technology strategy and advancement and oversaw workforce re-training for more than 200 of the company’s subsidiaries in various industries. During that time period, she also served as CEO of the CP Group subsidiaries in Thailand and the United States that conducted CP Group’s research and development. From 2014 to 2017, Dr. Xu held several leadership roles, including serving as CTO of BMC Software, Inc., a global leader in information technology service management. At BMC, she was responsible for the company’s Central Technology Organization and Digital Service Management BU Engineering Organization.

Director Qualifications

The Board comprises a diverse group of leaders in their respective fields. Some of the current directors have senior leadership experience at major domestic and international corporations. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Some of our directors also have experience serving on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Other directors have experience as principals in private investment and advisory firms, which brings financial expertise and unique perspectives to the Board. Our directors also have other experience that makes them valuable members, such as experience managing technology and media companies, or developing and pursuing investment or business opportunities in international markets, which provides insight into strategic and operational issues faced by Remark.

We believe that the above-mentioned attributes, along with the leadership skills and other experiences of the directors described below, provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution.

Kai-Shing Tao

●	Knowledge and experience regarding Remark from serving as our Chief Executive Officer since December 2012

●	Global financial industry and investment experience and extensive knowledge of Asian markets as Chief Investment Officer of Pacific Star Capital and a former member of the U.S.-China and U.S.-Taiwan Business Council

●	Outside public company board experience as a former director of Playboy Enterprises, Inc.

Theodore P. Botts

●	Global financial advisory experience and extensive knowledge of the technology sector as President of Kensington Gate Capital, LLC

●	Outside board experience as a director and chairman of the audit committee of INTAC International

●	Global financial industry experience as an executive at UBS Group and Goldman Sachs

Brett Ratner

●	Extensive experience in the entertainment industry, including co-founding and operating a successful film finance and media company

Daniel Stein

●	Operational experience leading data monetization efforts for analytics companies, leveraging partnerships with top digital, television and media companies

●	Oversees all product strategy for Crossix, a leading technology company currently focused in healthcare

●	More than 20 years of media, marketing and agency experience focusing on innovation

Elizabeth Xu

●	Senior executive experience as former Group CTO of CP Group and CEO of CP R&D Thailand and USA companies

●	Global business experience in operational and governance roles for technology businesses

●	Harvard Business School certified board member

Family Relationships

There are no family relationships among our executive officers and directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, officers and directors. A copy of the Code of Ethics is publicly available on our website at ir.remarkholdings.com/corporate-governance. Amendments to the Code of Ethics or any grant of a waiver from a provision of the Code of Ethics requiring disclosure under applicable SEC rules will also be disclosed on our website.

Director Independence

The Board has determined that all of our current non-employee directors are independent within the meaning of SEC and Nasdaq rules. The Board has also determined that all directors serving on the Audit Committee, Nominating and Governance Committee and Compensation Committee are independent within the meaning of SEC rules.

Board Committees

Our Board has three standing committees to assist it with its responsibilities. We describe the three committees, the charters of which are available on our website at https://remarkholdings.com/ir.html#governance, below.

Audit Committee. The Audit Committee is comprised of directors who satisfy the SEC and Nasdaq audit committee membership requirements, and is governed by a Board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The committee’s responsibilities include, but are not limited to:

●	appointing, overseeing the work of, determining compensation for, and terminating or retaining the independent registered public accounting firm which audits our financial statements, including assessing such firm’s qualifications and independence;

●	establishing the scope of the annual audit, and approving any other services provided by public accounting firms;

●	providing assistance to the Board in fulfilling the Board’s oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements and our compliance with legal and regulatory requirements;

●	overseeing our system of disclosure controls and procedures, and our system of internal controls regarding financial accounting, legal compliance and ethics, which management and our Board established; and

●	maintaining free and open communication with our independent auditors, our internal accounting function and our management.

Our Audit Committee is comprised of Messrs. Botts and Stein and Dr. Xu, each of whom is independent under applicable Nasdaq listing standards and Rule 10A-3 under the Exchange Act. Mr. Botts serves as Chairman of the Audit Committee.

The Board determined that Mr. Botts is an audit committee financial expert, as defined under the Exchange Act. The Board made a qualitative assessment of Mr. Botts’s level of knowledge and experience based on a number of factors, including his experience as a financial professional.

Compensation Committee. The Compensation Committee’s responsibilities include, but are not limited to:

●	determining all compensation for our CEO;

●	reviewing and approving corporate goals relevant to the compensation of our CEO, and evaluating the CEO’s performance in light of those goals and objectives;

●	reviewing and approving the compensation of other executive officers;

●	reviewing and approving objectives relevant to the compensation of other executive officers, and the executive officers’ performance in light of those objectives;

●	administering our equity incentive plans;

●	approving severance arrangements and other applicable agreements for executive officers, and consulting generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans; and

●	making recommendations on organization, succession, the election of officers, use of consultants and similar matters where Board approval is required.

Our Compensation Committee is comprised of Mr. Ratner and Dr. Xu, each of whom is independent under applicable Nasdaq listing standards and are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act. Mr. Ratner serves as Chairman of the Compensation Committee.

Nominating and Governance Committee. The Nominating and Governance Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. The committee’s responsibilities include, but are not limited to:

●	assessing the size, structure and composition of the Board and its committees;

●	coordinating evaluation of the Board’s performance and reviewing the Board’s compensation; and

●	screening candidates considered for election to the Board.

When screening candidates for Board membership, the committee concerns itself with the composition of the Board with regard to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees that it identifies or which are referred to it by other Board members, management, stockholders or external sources, as well as evaluating all self-nominated candidates.

The committee has not formally established any specific, minimum qualifications that each candidate for the Board must meet, or specific qualities or skills that one or more directors must possess or a diversity policy. However, the committee, when considering a candidate, will factor into its determination the following qualities of a candidate:

●	educational background

●	diversity of professional experience, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization

●	knowledge of our business

●	integrity

●	professional reputation

●	strength of character

●	mature judgment

●	relevant technical experience

●	diversity

●	independence

●	wisdom

●	ability to represent the best interests of our stockholders

The committee may also consider such other factors as it may deem to be in the best interests of Remark and its stockholders.

The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. For more information on how stockholders can nominate candidates for election as directors, see “Stockholder Proposals” below.

The committee identifies nominees by first evaluating incumbent directors, with skills and experience that are relevant to our business and who are willing to continue in service. Such a practice balances the value of continuity of service with that of obtaining a new perspective. If an incumbent director up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the committee identifies the skills and experience desired of a new nominee in light of the criteria above. Current members of the committee and Board will be polled for suggested candidates. Research may also be performed to identify qualified individuals. If the committee believes that the Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates, including, if appropriate, a third-party search firm.

Our Nominating and Governance Committee is comprised of Messrs. Ratner and Stein and Dr. Xu, each of whom is independent under applicable Nasdaq listing standards. Mr. Stein serves as Chairman of the Nominating and Governance Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the dollar amounts of salary (the only form of compensation during the years noted) earned by our named executive officer (“NEO”):

Name and Principal Position	Year	Salary	Total
Kai-Shing Tao	2023	$350,000	$350,000
	2022	350,000	350,000

During 2023 and 2022, our NEO elected to defer a portion of his salary to future periods.

Employment Agreements

Mr. Tao is an “at will” employee and we do not have employment agreements with Mr. Tao.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding our NEO’s unexercised options to purchase our common stock as of December 31, 2023 (all stock awards to our NEO were fully vested as of December 31, 2023):

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Kai-Shing Tao	130,000	$78.10	01/19/2028
	18,000	19.90	06/20/2027
	150,000	40.40	11/09/2026
	35,000	41.00	08/18/2025
	65,000	42.90	07/28/2025

Equity Incentive Plans

We have granted stock options and restricted stock under our 2010 Equity Incentive Plan adopted June 15, 2010 (the “2010 Plan”), our 2014 Incentive Plan adopted on February 17, 2014 and amended on December 23, 2014 and January 11, 2016 (the “2014 Plan”), our 2017 Incentive Plan adopted on January 19, 2018 (the “2017 Plan”) and our 2022 Incentive Plan adopted on July 5, 2022 (the “2022 Plan”). The amount of stock options or shares of stock we grant to recipients generally depends upon their particular position with Remark and their achievement of certain performance metrics established by the Board. The Compensation Committee must approve all grants.

While we do not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, the Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about our company that has not been publicly disclosed. It has been our practice to grant equity awards to our directors upon their appointment to the Board of Directors. We intend to issue equity grants to our officers and/or directors at the same time each year, either upon completion of the annual meeting of stockholders or in connection with our last meeting of the Board of Directors each fiscal year. Option grants are effective on the date the award determination is made by the Compensation Committee, and the exercise price of options is the closing market price of our common stock on the business day of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

Equity Incentive Plans

We have granted stock options and restricted stock under our 2010 Equity Incentive Plan adopted June 15, 2010, our 2014 Incentive Plan adopted on February 17, 2014 and amended on December 23, 2014 and January 11, 2016, our 2017 Incentive Plan adopted on January 19, 2018 and our 2022 Incentive Plan adopted on July 5, 2022. The amount of stock options or shares of stock we grant to recipients generally depends upon their particular position with Remark and their achievement of certain performance metrics established by the Board. The Compensation Committee must approve all grants.

Director Compensation

The Compensation Committee periodically awards our non-employee directors with equity-based compensation. The non-employee directors did not receive any awards during the year ended December 31, 2023. As of December 31, 2023, each non-employee director owned options to purchase shares of common stock as noted in the following table:

Number of Common Stock Shares Issuable Upon Exercise of Outstanding Stock Options
Theodore Botts	47,785
Brett Ratner	35,000
Daniel Stein	30,000
Elizabeth Xu	15,000

No non-employee director owned unvested shares of restricted stock as of December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information with respect to the beneficial ownership of our Common Stock as of May 29, 2024, by:

●	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding Common Stock;

●	each of our directors and named executive officers (“NEOs”); and

●	all of our current directors and executive officers as a group.

The amounts and percentages of beneficially-owned Common Stock are reported based upon SEC rules governing the determination of beneficial ownership of securities. The SEC rules:

●	deem a person a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or if that person has or shares investment power, which includes the power to dispose of or to direct the disposition of a security;

●	deem a person a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, and securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage; and

●	may deem more than one person a beneficial owner of the same securities, and may deem a person a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. The information relating to our 5% beneficial owners is based on information we received from such holders. The percentage of beneficial ownership is based on 48,082,060 shares of Common Stock outstanding as of May 29, 2024.

Except as otherwise noted below, the address of persons listed in the following table is:

c/o Remark Holdings, Inc.

800 S. Commerce St.

Las Vegas, Nevada 89106

	Number of Common Stock Shares	Percentage of Outstanding Common Stock Shares
Persons known to beneficially own more than 5%
None
Directors and NEOs
Kai-Shing Tao [1]	975,787	2.0%
Theodore Botts [2]	66,982	*
Brett Ratner [3]	35,000	*
Daniel Stein [3]	30,000	*
Elizabeth Xu [3]	15,000	*
All executive officers and directors as a group (5 persons) [4]	1,122,769	2.3%

*	Represents holdings of less than 1% of shares outstanding.

1.	Consists of (i) 23,474 shares of Common Stock held by Mr. Tao, (ii) 398,000 shares of Common Stock issuable upon exercise of options held by Mr. Tao which are currently exercisable, (iii) 524,631 shares of Common Stock held by Digipac, (iv) 27,500 shares of Common Stock held by Pacific Star Capital and (v) 2,182 shares of Common Stock held by Pacific Star HSW LLC (“Pacific Star HSW”). Mr. Tao, as the manager and a member of Digipac, the Chief Investment Officer and sole owner of Pacific Star Capital, and the control person of Pacific Star HSW, may be deemed to beneficially own the shares of Common Stock beneficially owned by Digipac, Pacific Star Capital and Pacific Star HSW. Mr. Tao disclaims beneficial ownership of the shares of Common Stock beneficially owned by Digipac and Pacific Star HSW, except to the extent of his pecuniary interest therein.

2.	Includes 45,000 shares of Common Stock issuable upon exercise of options.

3.	Consists of shares of Common Stock issuable upon exercise of options.

4.	Consists of 599,769 shares of common stock and 523,000 shares of common stock issuable upon exercise of options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents certain information as of December 31, 2023 regarding our equity compensation plans (the 2010 Equity Incentive Plan, the 2014 Incentive Plan, the 2017 Incentive Plan, and the 2022 Incentive Plan, all of which were approved by our security holders):

Plan category	Number of Common Stock Shares to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Plans
Approved by security holders	1,618,851	$30.31	1,213,890
Not approved by security holders	—	$—	—

The 2010 Equity Incentive Plan has expired, but options issued under the plan while it was active remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the review and approval of our Audit Committee. Such policy and procedures are set forth in the Audit Committee charter.

As of December 31, 2023, our Chief Executive Officer and Chairman, Kai-Shing Tao, had advanced certain expenses on behalf of Remark in the aggregate amount of approximately $1.1 million, $0.6 million of which amount remained outstanding as of April 25, 2024. Also as of December 31, 2023, approximately $0.2 million of accrued salary was owed to Mr. Tao, and such amount remained outstanding as of April 25, 2024.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving Remark in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for our last three fiscal years.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation (our “Charter”) and amended and restated bylaws (our “Bylaws”) limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and Bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 60 calendar days nor more than 90 calendar days prior to the first anniversary date of the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our Bylaws provides that special meetings of stockholders may only be called by the Board.

No Written Consent of Stockholders. Our Bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Only the Board has the power to amend any provisions of our Bylaws.

Preferred Stock. Our Charter authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” below.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling Remark pursuant to the foregoing provisions, Remark has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Legal/Disciplinary History

None of Remark Holdings, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Remark Holdings, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Remark Holdings, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Remark Holdings, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

SECURITIES OFFERED

Current Offering

Remark is offering as much as an aggregate total of $[●] of its securities, consisting of 50,000,000 Offered Shares offered at a fixed offering price of $0.10 to $1.00 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A.

DESCRIPTION OF SECURITIES

Authorized Stock

Our Charter, authorizes us to issue up to 176,000,000 shares, including 175,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of close of business on May 29, 2024, there were 48,082,060 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The following description of our common stock is a summary of the material provisions and terms of our common stock and is qualified by reference to our Charter and our Bylaws.

Common Stock

Each share of common stock entitles its holder to one vote on all matters to be voted upon by the stockholders. Common stockholders are not entitled to cumulative voting with respect to the election of directors. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock may receive ratably any dividends that our Board may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock. Our Charter authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Trading Market

Our common stock is currently quoted on the OTCQX Best Market under the symbol “MARK”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare LLC, with a mailing address of 150 Royall Street, Canton, MA 02021.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

EXPERTS

The consolidated financial statements included in this offering statement as of December 31, 2023 and 2022, and for the years then ended, have been included herein in reliance upon the report of  Weinberg & Company, P.A. independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Blank Rome LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

REMARK HOLDINGS, INC.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollars in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Cash	$239	$145
Trade accounts receivable, net	1,155	1,287
Inventory, net	742	750
Deferred cost of revenue	6,178	6,644
Prepaid expense and other current assets	840	614
Total current assets	9,154	9,440
Property and equipment, net	478	189
Operating lease assets	432	517
Other long-term assets	74	90
Total assets	$10,138	$10,236
Liabilities
Accounts payable	$9,880	$9,348
Advances from related parties	1,017	1,205
Obligations to issue common stock	12,173	10,033
Accrued expense and other current liabilities (including $1,031 and $495 of delinquent payroll taxes as of March 31, 2024 and December 31, 2023, respectively)	12,235	11,921
Contract liability	559	570
Notes payable (including a past due amount of $16,307 as of each of March 31, 2024 and December 31, 2023)	16,475	16,463
Total current liabilities	52,339	49,540
Operating lease liabilities, long-term	235	286
Total liabilities	52,574	49,826

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 41,153,044 and 22,038,855 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	41	22
Additional paid-in-capital	390,247	379,244
Accumulated other comprehensive loss	(1,263)	(1,186)
Accumulated deficit	(431,461)	(417,670)
Total stockholders’ deficit	(42,436)	(39,590)
Total liabilities and stockholders’ deficit	$10,138	$10,236

See Notes to Unaudited Condensed Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$387	$826
Cost and expense
Cost of revenue (excluding depreciation and amortization)	350	455
Sales and marketing	300	366
Technology and development	346	169
General and administrative	3,023	2,833
Depreciation and amortization	64	46
Total cost and expense	4,083	3,869
Operating loss	(3,696)	(3,043)
Other income (expense)
Interest expense	(943)	(1,544)
Finance cost related to obligations to issue common stock	(9,147)	(3,576)
Other gain, net	(5)	1
Total other expense, net	(10,095)	(5,119)
Loss before income taxes	(13,791)	(8,162)
Provision for income taxes	—	—
Net loss	$(13,791)	$(8,162)
Other comprehensive income
Foreign currency translation adjustments	(77)	(318)
Comprehensive loss	$(13,868)	$(8,480)

Weighted-average shares outstanding, basic and diluted	34,173,686	13,004,071

Net loss per share, basic and diluted	$(0.40)	$(0.63)

See Notes to Unaudited Condensed Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands, except number of shares)

	Three Months Ended March 31, 2024
	Common Stock Shares	Common Stock Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance at December 31, 2023	22,038,855	$22	$379,244	$(1,186)	$(417,670)	$(39,590)
Net loss	—	—	—	—	(13,791)	(13,791)
Share-based compensation	—	—	15	—	—	15
Common stock issued pursuant to agreements with Ionic (Note 11)	19,114,189	19	10,988	—	—	11,007
Foreign currency translation	—	—	—	(77)	—	(77)
Balance at March 31, 2024	41,153,044	$41	$390,247	$(1,263)	$(431,461)	$(42,436)

	Three Months Ended March 31, 2023
	Common Stock Shares	Common Stock Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance at December 31, 2022	11,539,564	$12	$368,945	$(859)	$(388,523)	$(20,425)
Net loss	—	—	—	—	(8,162)	(8,162)
Share-based compensation	—	—	143	—	—	143
Common stock issued pursuant to agreements with Ionic	2,094,428	2	2,983	—	—	2,985
Foreign currency translation	—	—	—	(318)	—	(318)
Balance at March 31, 2023	13,633,992	$14	$372,071	$(1,177)	$(396,685)	$(25,777)

See Notes to Unaudited Condensed Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(13,791)	$(8,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	64	46
Share-based compensation	6	156
Cost of extending note payable	—	750
Finance cost related to obligations to issue common stock	9,147	3,576
Accrued interest included in note payable	—	1,139
Provision for doubtful accounts	—	6
Other	14	(9)
Changes in operating assets and liabilities:
Accounts receivable	(120)	84
Inventory	3	(1)
Deferred cost of revenue	467	(22)
Prepaid expense and other assets	(179)	176
Operating lease assets	85	47
Accounts payable, accrued expense and other liabilities	977	(1)
Contract liability	—	162
Operating lease liabilities	(51)	(27)
Net cash used in operating activities	(3,378)	(2,080)
Cash flows from investing activities:
Purchases of property, equipment and software	(332)	(4)
Net cash used in investing activities	(332)	(4)
Cash flows from financing activities:
Proceeds from obligations to issue common stock - ELOC	4,000	1,000
Proceeds from obligations to issue common stock - Debentures	—	1,500
Advances from related parties	335	259
Repayments of advances from related parties	(522)	(355)
Repayments of debt	(9)	(8)
Net cash provided by financing activities	3,804	2,396
Net change in cash	94	312
Cash:
Beginning of period	145	52
End of period	$239	$364

Supplemental cash flow information:
Cash paid for interest	$150	$250

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock - Ionic ELOC and Debentures (Note 11)	$11,007	$—
Purchase of property and equipment pursuant to notes payable	$21	$—

See Notes to Unaudited Condensed Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

NOTE 1. ORGANIZATION AND BUSINESS

Organization and Business

Remark Holdings, Inc. and its subsidiaries (“Remark”, “we”, “us”, or “our”) constitute a diversified global technology business with leading artificial intelligence (“AI”) and data-analytics solutions. The common stock of Remark Holdings, Inc. is traded in the OTCQX Best market under the ticker symbol MARK.

We primarily sell AI-based products and services. We currently recognize substantially all of our revenue from China, with additional revenue from sales in the U.S. and the U.K.

Going Concern

During the three months ended March 31, 2024, and in each fiscal year since our inception, we have incurred operating losses which have resulted in a stockholders’ deficit of $42.4 million as of March 31, 2024. Additionally, our operations have historically used more cash than they have provided. Net cash used in operating activities was $3.4 million during the three months ended March 31, 2024. As of March 31, 2024, our cash balance was $0.2 million. Also, we did not make required repayments of the outstanding loans under the New Mudrick Loan Agreement when due (see Note 10 for more information) and we have accrued approximately $1.0 million of delinquent payroll taxes.

Our history of recurring operating losses, working capital deficiencies and negative cash flows from operating activities give rise to, and management has concluded that there is, substantial doubt regarding our ability to continue as a going concern. Our independent registered public accounting firm, in its report on our consolidated financial statements for the year ended December 31, 2023, has also expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We intend to fund our future operations and meet our financial obligations through revenue growth from our AI and data analytics offerings. We cannot, however, provide assurance that revenue, income and cash flows generated from our businesses will be sufficient to sustain our operations in the twelve months following the filing of this Form 10-Q. As a result, we are actively evaluating strategic alternatives including debt and equity financings.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions (in particular, as a result of the COVID-19 pandemic, global supply chain disruptions, inflation and other cost increases, and the geopolitical conflict in Ukraine), will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising additional capital.

A variety of factors, many of which are outside of our control, may affect our cash flow; those factors include the lingering effects of the COVID-19 pandemic in China, regulatory issues, competition, financial markets and other general business conditions. Based on financial projections, we believe that we will be able to meet our ongoing requirements for at least the next 12 months with existing cash and based on the probable success of one or more of the following plans:

●	develop and grow new product line(s)

●	obtain additional capital through debt and/or equity issuances.

However, projections are inherently uncertain and the success of our plans is largely outside of our control. As a result, there is substantial doubt regarding our ability to continue as a going concern, and we may fully utilize our cash resources prior to September 30, 2024.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

We prepared the accompanying unaudited Condensed Consolidated Balance Sheet as of March 31, 2024, with the audited Consolidated Balance Sheet amounts as of December 31, 2023 presented for comparative purposes, and the related unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholders’ Deficit three months ended March 31, 2024 in accordance with the instructions for Form 10-Q. In compliance with those instructions, we have omitted certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP, though management believes the disclosures made herein are sufficient to ensure that the information presented is not misleading.

Our results of operations and our cash flows as of the end of the interim periods reported herein do not necessarily indicate the results we may experience for the remainder of the year or for any other future period.

Management believes that we have included all adjustments (including those of a normal, recurring nature) considered necessary to fairly present our unaudited Condensed Consolidated Balance Sheet and our unaudited Condensed Consolidated Statement of Stockholders’ Deficit, each as of March 31, 2024, as well as our unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss and Condensed Consolidated Statements of Cash Flows for all periods presented. You should read our unaudited condensed consolidated interim financial statements and footnotes in conjunction with our consolidated financial statements and footnotes included within the Annual Report on Form 10-K for the year ended December 31, 2022 (the “2023 Form 10-K”).

Consolidation

We include all of our subsidiaries in our condensed consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation.

Use of Estimates

We prepare our consolidated financial statements in conformity with GAAP. While preparing our financial statements, we make estimates and assumptions that affect amounts reported and disclosed in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, deferred cost of revenue, share-based compensation, deferred income taxes, and inventory reserve, among other items.

The impact of the COVID-19 pandemic continues to unfold. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.

Cash

Our cash consists of funds held in bank accounts.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

We maintain cash balances in United States dollars (“USD”), British pounds (“GBP”), RMB and Hong Kong dollars (“HKD”). The following table, reported in USD, disaggregates our cash balances by currency denomination (in thousands):

	March 31, 2024	December 31, 2023
Cash denominated in:
USD	$177	$31
RMB	16	109
GBP	42	1
HKD	4	4
Total cash	$239	$145

We maintain substantially all of our USD-denominated cash at a U.S. financial institution where the balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At times, however, our cash balances may exceed the FDIC-insured limit. As of March 31, 2024, we do not believe we have any significant concentrations of credit risk. Cash held by our non-U.S. subsidiaries is subject to foreign currency fluctuations against the USD, although such risk is somewhat mitigated because we transfer U.S. funds to China to fund local operations. If, however, the USD is devalued significantly against the RMB, our cost to further develop our business in China could exceed original estimates.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). When reporting the fair values of our financial instruments, we prioritize those fair value measurements into one of three levels based on the nature of the inputs, as follows:

Level 1:	Valuations based on quoted prices in active markets for identical assets and liabilities;

Level 2:	Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and observable market data for similar, but not identical instruments; and

Level 3:	Valuations based on unobservable inputs, which are based upon the best available information when external market data is limited or unavailable.

The fair value hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not be available.

We believe the reported carrying amounts for cash, marketable securities, receivables, prepaids and other current assets, accounts payable, accrued expense and other current liabilities, and short-term debt approximate their fair values because of the short-term nature of these financial instruments.

Foreign Currency Translation

We report all currency amounts in USD. Our overseas subsidiaries, however, maintain their books and records in their functional currencies, which are GBP in the United Kingdom (“U.K.”) and RMB in China.

In general, when consolidating our subsidiaries with non-USD functional currencies, we translate the amounts of assets and liabilities into USD using the exchange rate on the balance sheet date, and the amounts of revenue and expense are translated at the average exchange rate prevailing during the period. The gains and losses resulting from translation of financial statement amounts into USD are recorded as a separate component of accumulated other comprehensive loss within stockholders’ deficit.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

We used the exchange rates in the following table to translate amounts denominated in non-USD currencies as of and for the periods noted:

	2024	2023
Exchange rates at March 31st:
GBP:USD	1.262	1.237
RMB:USD	0.138	0.146
HKD:USD	0.128	0.127

Average exchange rate during the three months ended March 31st:
RMB:USD	0.139	0.146
GBP:USD	1.270	1.214

Revenue Recognition

AI-Based Products

We generate revenue by developing AI-based products, including fully-integrated AI solutions which combine our proprietary technology with third-party hardware and software products to meet end-user specifications. Under one type of contract for our AI-based products, we provide a single, continuous service to clients who control the assets as we create them. Accordingly, we recognize the revenue over the period of time during which we provide the service. Under another type of contract, we have performance obligations to provide fully-integrated AI solutions to our customer and we recognize revenue at the point in time when each performance obligation is completed and delivered to, tested by and accepted by our customer.

We recognize revenue when we transfer control of the promised goods or services to our customers, and we recognize an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. If there is uncertainty related to the timing of collections from our customer, which may be the case if our customer is not the ultimate end user of our goods, we consider this to be uncertainty of the customer’s ability and intention to pay us when consideration is due. Accordingly, we recognize revenue only when we have transferred control of the goods or services and collectability of consideration from the customer is probable.

When customers pay us prior to when we satisfy our obligation to transfer control of promised goods or services, we record the amount that reflects the consideration to which we expect to be entitled as a contract liability until such time as we satisfy our performance obligation.

For contracts under which we have not yet completed the performance obligation, deferred costs are recorded for any amounts incurred in advance of the performance obligation.

For our contracts with customers, we generally extend short-term credit policies to our customers, typically up to one year for large-scale projects.

We record the incremental costs of obtaining contracts as an expense when incurred.

We offer extended warranties on our products for periods of one to three years. Revenue from these extended warranties is recognized on a straight-line basis over the warranty contract term.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Other

We generate revenue from other sources, such as from advertising and marketing services. We recognize the revenue from these contracts at the point in time when we transfer control of the good sold to the customer or when we deliver the promised promotional materials or media content. Substantially all of our contracts with customers that generate Other revenue are completed within one year or less.

Inventory

We use the first-in first-out method to determine the cost of our inventory, then we report inventory at the lower of cost or net realizable value. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated sales forecasts. At March 31, 2024 and December 31, 2023, reserve for inventory was $2.2 million and $2.2 million, respectively.

Internal Use Software

We acquire or develop applications and other software that help us meet our internal needs with respect to operating our business. For such projects, planning cost and other costs related to the preliminary project stage, as well as costs incurred for post-implementation activities, are expensed as incurred. We capitalize costs incurred during the application development phase only when we believe it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include fees incurred with third parties for consulting, programming and other development activities performed to complete the software. We amortize our internal use software on a straight-line basis over an estimated useful life of three years. If we identify any internal use software to be abandoned, the cost less the accumulated amortization, if any, is recorded as amortization expense. Once we have fully amortized internal use software costs that we capitalized, we remove such amounts from their respective accounts.

Net Income (Loss) per Share

We calculate basic net income (loss) per share using the weighted-average number of common stock shares outstanding during the period. For the calculation of diluted net income (loss) per share, we give effect to all the shares of common stock that were outstanding during the period plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is anti-dilutive. Dilutive potential shares of common stock consist of incremental shares of common stock issuable upon exercise of stock options and warrants.

For the three months ended March 31, 2024 and 2023, there were no reconciling items related to either the numerator or denominator of the loss per share calculation, as their effect would have been anti-dilutive.

Securities which may have affected the calculation of diluted earnings per share for the three and three months ended March 31, 2024 if their effect had been dilutive include 1,537,961 total outstanding options to purchase our common stock, 1,007,441 outstanding warrants to purchase our common stock, as well as an estimated 57,994,858 shares of our common stock issuable to Ionic Ventures, LLC (“Ionic”) in relation to our transactions with Ionic (see Note 11).

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Segments

Existing GAAP, which establishes a management approach to segment reporting, defines operating segments as components of an entity about which separate, discrete financial information is available for evaluation by the chief operating decision maker. We have identified our Chief Executive Officer as our chief operating decision maker, who reviews operating results to make decisions about allocating resources and assessing performance based upon only one operating segment.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. For us, ASU 2023-07 will be effective on January 1, 2024 and interim periods beginning in fiscal year 2025, with early adoption permitted. The updates required by ASU 2023-07 should be applied retrospectively to all periods presented in the financial statements. We do not expect this standard to have a material impact on our results of operations, financial position or cash flows.

We have reviewed all accounting pronouncements recently issued by the FASB and the SEC. The authoritative pronouncements that we have already adopted did not have a material effect on our financial condition, results of operations, cash flows or reporting thereof, and except as otherwise noted above, we do not believe that any of the authoritative pronouncements that we have not yet adopted will have a material effect upon our financial condition, results of operations, cash flows or reporting thereof.

NOTE 3. CONCENTRATION OF RISK

Revenue and Accounts Receivable

The disaggregation of revenue tables in Note 4 demonstrate the concentration in our revenue from certain products and the geographic concentration of our business. We also have a concentration in the volume of business we transacted with customers, as during the three months ended March 31, 2024, apart from a de minimis amount, essentially all of our revenue resulted from one customer, while during three months ended March 31, 2023, one customer represented about 50% of our revenue. At March 31, 2024, net accounts receivable from three of our customers represented about 35%, 33% and 11%, respectively, of our net accounts receivable, while at December 31, 2023, net accounts receivable from three of our customers represented about 39%, 37% and 13%, respectively, of our net accounts receivable.

Deferred Cost of Revenue

See Note 6 for a discussion of a risk concentration regarding our deferred cost of revenue.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Cost of Sales and Accounts Payable

The various hardware we purchase to fulfill our contracts with customers is not especially unique in nature. Based on our analysis, we believe that should any disruption in our current supply chain occur, a sufficient number of alternative vendors is available to us, at reasonably comparable specifications and price, such that we would not experience a material negative impact on our ability to procure the hardware we need to operate our business.

NOTE 4. REVENUE

We primarily sell AI-based products and services based upon computer vision and other technologies.

We do not include disclosures related to remaining performance obligations because substantially all our contracts with customers have an original expected duration of one year or less or, with regard to our stand-ready obligations, the amounts involved are not material.

Disaggregation of Revenue

The following table presents a disaggregation of our revenue by category of products and services (in thousands):

	Three Months Ended March 31,
	2024	2023
AI-based products and services, including amounts from China Business Partner in 2023 (See Note 15)	$387	$721
Other	—	105
Revenue	$387	$826

The following table presents a disaggregation of our revenue by country (in thousands):

	Three Months Ended March 31,
	2024	2023
China	$387	$743
United States and United Kingdom	—	83
Revenue	$387	$826

Significant Judgments

When accounting for revenue we make certain judgments, such as whether we act as a principal or as an agent in transactions or whether our contracts with customers fall within the scope of current GAAP regarding revenue, that affect the determination of the amount and timing of our revenue from contracts with customers. Based on the current facts and circumstances related to our contracts with customers, none of the judgments we make involve an elevated degree of qualitative significance or complexity such that further disclosure is warranted in terms of their potential impact on the amount and timing of our revenue.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Contract Assets and Contract Liabilities

We do not currently generate material contract assets. During the three months ended March 31, 2024, our contract liability changed only as a result of routine business activity.

During the three months ended March 31, 2024 and 2023, the amount of revenue we recognized that was included in the beginning balance of Contract liability was not material.

During the three months ended March 31, 2024 and 2023, we did not recognize revenue from performance obligations that were satisfied in previous periods.

Certain Agreements Related to AI-Based Product Sales in China

We completed certain projects in China during the year ended December 31, 2023 worth approximately $1.4 million, but the agreement did not meet the criteria for revenue recognition on an accrual basis. We will recognize the revenue from such agreement as we receive the cash. We recognized approximately $0.4 million of such amount during the three months ended March 31, 2024.

NOTE 5. TRADE ACCOUNTS RECEIVABLE

	March 31, 2024	December 31, 2023
Gross accounts receivable balance	$6,823	$7,063
Allowance for bad debt	(5,668)	(5,776)
Accounts receivable, net	$1,155	$1,287

Generally, it is not unusual for Chinese entities to pay their vendors on longer timelines than the timelines typically observed in U.S. commerce. Trade receivables related to our China AI projects at March 31, 2024 and December 31, 2023; including approximately $0.7 million and $0.7 million, respectively, of trade receivables from projects related to work with our China Business Partner (see Note 15 for more information regarding our China Business Partner and related accounting); represented essentially all our gross trade receivables in each such period. When evaluating for current expected credit losses during 2023, we took into account our historical experience as well as our expectations based upon how we believe the COVID-19 pandemic has caused lingering effects on us and our customers.

NOTE 6. DEFERRED COST OF REVENUE

Deferred cost of revenue as of March 31, 2024 and December 31, 2023 of $6.2 million and $6.6 million, respectively, represent amounts we have paid in advance to vendors who provide services to us in relation to various projects in China. Specifically, the deferred cost of revenue balance as of March 31, 2024, a large percentage of which was paid to a single vendor in 2022 for project installations we expect will be provided to us through our China Business Partner (described in more detail in Note 15), will be utilized as the vendors install our software solutions and/or hardware at numerous sites across various regions of China for our customers and as the vendors perform other services for us pursuant to customer requirements. Because most of the projects for which we have engaged the vendors require purchases of hardware, equipment and/or supplies in advance of site visits, we made the prepayments in anticipation of several large batches of project installations. We did not make any additional advance payments to vendors in 2024 related to projects, and we were able to complete installations of projects that reduced by $0.4 million the deferred cost of revenue balance associated with the vendor which performs the project installations provided to us through our China Business Partner.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Lengthy COVID-19 related lockdowns that occurred in various regions in China during 2022 were the initial cause of delays in completing projects for which we had paid in advance. A slow recovery from such lockdowns in addition to increased political tensions between the U.S. and China led to our decision to reduce staff in China, all of which has made progress in completing projects slow. Given that the delays were not a result of the vendor’s inability to either perform the services or refund the amounts we advanced, and also because we continue to complete some of the installations, we believe the balance as of March 31, 2024 will be fully recovered.

NOTE 7. PREPAID EXPENSE AND OTHER CURRENT ASSETS

The following table presents the components of prepaid expense and other current assets (in thousands):

	March 31, 2024	December 31, 2023
Other receivables	157	147
Prepaid expense	555	339
Deposits	128	128
Total	$840	$614

NOTE 8. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands, except estimated lives):

	Estimated Life (Years)	March 31, 2024	December 31, 2023
Vehicles	3	$153	153
Computers and equipment	3	1,219	$1,217
Furniture and fixtures	3	42	42
Software	3	4,413	4,082
Leasehold improvements	3	206	204
Total property, equipment and software		$6,033	$5,698
Less accumulated depreciation		(5,555)	(5,509)
Total property, equipment and software, net		$478	$189

For the three months ended March 31, 2024 and 2023, depreciation (and amortization of software) expense was not material.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

NOTE 9. ACCRUED EXPENSE AND OTHER CURRENT LIABILITIES

The following table presents the components of Accrued expense and other current liabilities (in thousands):

	March 31, 2024	December 31, 2023
Accrued compensation and benefit-related expense	$2,303	$3,221
Accrued delinquent payroll taxes	1,031	495
Accrued interest	2,348	1,570
Other accrued expense	3,290	3,577
Other payables	2,099	2,138
Operating lease liability - current	254	288
Other current liabilities	910	632
Total	$12,235	$11,921

Other current liabilities at March 31, 2024 includes $0.5 million that we received during the three months ended March 31, 2024 from a potential investor in relation to a proposed private stock sale for which an agreement has not yet been finalized.

NOTE 10. NOTES PAYABLE

The following table presents our notes payable (in thousands) as of:

	March 31, 2024	December 31, 2023
New Mudrick Notes (Past Due)	$16,307	$16,307
Other notes payable	168	156
Notes payable, net of unamortized discount and debt issuance cost	$16,475	$16,463

On December 3, 2021, we entered into senior secured loan agreements (the “Original Mudrick Loan Agreements”) with certain of our subsidiaries as guarantors (the “Guarantors”) and certain institutional lenders affiliated with Mudrick Capital Management, LP (collectively, “Mudrick”), pursuant to which Mudrick extended credit to us consisting of term loans in the aggregate principal amount of $30.0 million (the “Original Mudrick Loans”). The Original Mudrick Loans bore interest at 16.5% per annum with an original maturity date of July 31, 2022.

As of December 31, 2022, the outstanding balance of the Original Mudrick Loans was $14.4 million, and approximately $0.8 million of accrued interest was included in Accrued expense and other current liabilities. During the three months ended March 31, 2023, prior to the New Mudrick Loan Agreement (defined below) canceling the Original Mudrick Loans, we accrued approximately $0.6 million additional interest expense on the Original Mudrick Loans, of which $0.3 million was paid during such period.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

On March 14, 2023, we entered into a Note Purchase Agreement (the “New Mudrick Loan Agreement”) with Mudrick, pursuant to which all of the Original Mudrick Loans were cancelled in exchange for new notes payable to Mudrick (the “New Mudrick Notes”) in the aggregate principal amount of approximately $16.3 million. The principal balance of the New Mudrick Notes included the $14.4 million outstanding balance of the Original Mudrick Loans, plus $1.1 million of accrued interest on the Original Mudrick Loans, plus a fee of approximately $0.8 million payable to Mudrick as consideration for cancelling the Original Mudrick Loans and converting all amounts outstanding thereunder into the New Mudrick Notes. We recorded the $0.8 million as interest expense during the three months ended March 31, 2023.

The New Mudrick Notes bear interest at a rate of 20.5% per annum, which is payable on the last business day of each month commencing on May 31, 2023. The interest rate will increase by 2% and the principal amount outstanding under the New Mudrick Notes and any unpaid interest thereon may become immediately due and payable upon the occurrence of any event of default under the New Mudrick Loan Agreement. All amounts outstanding under the New Mudrick Notes, including all accrued and unpaid interest, became due and payable in full on October 31, 2023.

To secure the payment and performance of the obligations under the Original Mudrick Loan Agreements and the New Mudrick Loan Agreement, we, together with certain of our subsidiaries (the “Guarantors”), have granted to TMI Trust Company, as the collateral agent for the benefit of Mudrick, a first priority lien on, and security interest in, all assets of Remark and the Guarantors, subject to certain customary exceptions.

We did not make required repayments of the outstanding loans under the New Mudrick Loan Agreement that were due beginning on June 30, 2023, which constitute events of default for which we have not received a waiver as of the date of this Form 10-Q. While we are actively engaged in discussions with Mudrick regarding a resolution of the events of default and have made progress in such discussions, we cannot provide any assurance that we will be successful in obtaining a waiver or that Mudrick will continue to forebear from taking any enforcement actions against us.

Other Notes Payable

The Other notes payable in the table above represent individually immaterial notes payable issued for the purchase of operating assets. Such notes payable bear interest at a weighted-average interest rate of approximately 7.1% and have a weighted-average remaining term of approximately 4.3 years.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

NOTE 11. OBLIGATIONS TO ISSUE COMMON STOCK (TRANSACTIONS WITH IONIC)

Convertible Debentures

On October 6, 2022, we entered into a debenture purchase agreement (the “2022 Debenture Purchase Agreement”) and a purchase agreement (the “Original ELOC Purchase Agreement”) with Ionic. Pursuant to the 2022 Debenture Purchase Agreement, we issued a convertible subordinated debenture in the original principal amount of approximately $2.8 million (the “2022 Debenture”) to Ionic for a purchase price of $2.5 million. The 2022 Debenture automatically converted into shares of our common stock (the “2022 Debenture Settlement Shares”) on November 17, 2022 upon the effectiveness of a registration statement we filed pursuant to a registration rights agreement we entered into with Ionic. Upon issuance of the 2022 Debenture, we initially estimated the obligation to issue common stock at approximately $3.6 million. As of December 31, 2022, we estimated such obligation to have a fair value of $1.9 million, representing an additional 1,720,349 shares to be issued pursuant to the 2022 Debenture. When the measurement period for determining the conversion price of the 2022 Debenture was completed, we determined that the final number of 2022 Debenture Settlement Shares would be 3,129,668 (inclusive of 898,854 shares that were issued during 2022), resulting in the issuance of an additional 2,230,814 shares during 2023 with a fair value of $3.1 million.

On March 14, 2023, we entered into a new debenture purchase agreement (the “2023 Debenture Purchase Agreement”) with Ionic pursuant to which we authorized the issuance and sale of two convertible subordinated debentures in the aggregate principal amount of approximately $2.8 million for an aggregate purchase price of $2.5 million. The first debenture is in the original principal amount of approximately $1.7 million for a purchase price of $1.5 million (the “First 2023 Debenture”), which was issued on March 14, 2023, and the second debenture is in the original principal amount of approximately $1.1 million for a purchase price of $1.0 million (the “Second 2023 Debenture” and collectively with the First Debenture, the “2023 Debentures”), which was issued on April 12, 2023. The 2023 Debenture automatically converted into shares of our common stock (the “2023 Debenture Settlement Shares”) on June 26, 2023 upon the effectiveness of a registration statement we filed pursuant to a registration rights agreement we entered into with Ionic. Upon issuance of the First 2023 Debenture and the Second 2023 Debenture, we initially estimated the obligations to issue common stock at an aggregate of approximately $4.1 million, or equivalent estimated issuable shares of 3,669,228. As of December 31, 2023, we estimated that an aggregate total of 9,383,966 shares remained to be issued upon conversion in full of the 2023 Debentures, representing obligations with an aggregate fair value of $4.6 million. When the measurement period for determining the conversion price of the 2023 Debentures was completed, we determined that the final number of 2023 Debentures Settlement Shares would be 16,928,989 (inclusive of 657,000 shares that were issued during 2023), resulting in the issuance during the three months ended March 31, 2024 of an additional 16,271,989 shares with a fair value of $10.3 million in final settlement of the 2023 Debentures.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Equity Line of Credit

The Original ELOC Purchase Agreement, as amended by those certain letter agreements by and between Remark and Ionic, dated as of January 5, 2023; July 12, 2023; August 10, 2023 and September 15, 2023; as well as the first amendment on January 9, 2024, and subsequent letter agreement on February 14, 2024 (as amended, the “Amended ELOC Purchase Agreement”), provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Ionic to purchase up to an aggregate of $50.0 million of shares of our common stock over the 36-month term of the Amended ELOC Purchase Agreement. Under the Amended ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of a resale registration statement filed with the SEC registering such shares and that the 2022 Debenture shall have been fully converted into shares of common stock or shall otherwise have been fully redeemed and settled in all respects in accordance with the terms of the 2022 Debenture, we have the right to present Ionic with a purchase notice (each, a “Purchase Notice”) directing Ionic to purchase any amount up to $3.0 million of our common stock per trading day, at a per share price equal to 80% (or 70% if our common stock is not then trading on Nasdaq) of the average of the two lowest volume-weighted average prices (“VWAPs”) over a specified measurement period. With each purchase under the Amended ELOC Purchase Agreement, we are required to deliver to Ionic an additional number of shares equal to 2.5% of the number of shares of common stock deliverable upon such purchase. The number of shares that we can issue to Ionic from time to time under the Amended ELOC Purchase Agreement shall be subject to the condition that we will not sell shares to Ionic to the extent that Ionic, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to such sale (the “Beneficial Ownership Limitation”).

In addition, Ionic will not be required to buy any shares of our common stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our common stock is below $0.20 (as amended by the January 2023 Letter Agreement, as defined below). We will control the timing and amount of sales of our common stock to Ionic. Ionic has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the Amended ELOC Purchase Agreement. The Amended ELOC Purchase Agreement provides that we will not be required or permitted to issue, and Ionic will not be required to purchase, any shares under the Amended ELOC Purchase Agreement if such issuance would violate Nasdaq rules, and we may, in our sole discretion, determine whether to obtain stockholder approval to issue shares in excess of 19.99% of our outstanding shares of common stock if such issuance would require stockholder approval under Nasdaq rules. Ionic has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging our common stock during any time prior to the termination of the Amended ELOC Purchase Agreement.

The Amended ELOC Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided, however, that if we sold less than $25.0 million to Ionic (other than as a result of our inability to sell shares to Ionic as a result of the Beneficial Ownership Limitation, our failure to have sufficient shares authorized or our failure to obtain stockholder approval to issue more than 19.99% of our outstanding shares), we will pay to Ionic a termination fee of $0.5 million, which is payable, at our option, in cash or in shares of common stock at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the Amended ELOC Purchase Agreement will automatically terminate on the date that we sell, and Ionic purchases, the full $50.0 million amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the Amended ELOC Purchase Agreement.

On January 5, 2023, we and Ionic entered into a letter agreement (the “January 2023 Letter Agreement”) which amended the Original ELOC Purchase Agreement. Under the Letter Agreement, the parties agreed, among other things, to (i) amend the floor price below which Ionic will not be required to buy any shares of our common stock under the Amended ELOC Purchase Agreement from $0.25 to $0.20, determined on a post-reverse split basis, (ii) amend the per share purchase price for purchases under the Amended ELOC Purchase Agreement to 80% of the average of the two lowest daily VWAPs over a specified measurement period, which will commence at the conclusion of the applicable measurement period related to the 2022 Debenture and (iii) waive certain requirements in the Amended ELOC Purchase Agreement to allow for a one-time $0.5 million purchase under the Amended ELOC Purchase Agreement.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

As partial consideration for the waiver to allow for the $0.5 million purchase by Ionic, we agreed to issue to Ionic that number of shares (the “Letter Agreement Shares”) equal to the difference between (x) the variable conversion price in the 2022 Debenture, and (y) the calculation achieved as a result of the following formula: 80% (or 70% if our common stock is not then trading on Nasdaq) of the lowest VWAP starting on the trading day immediately following the receipt of pre-settlement conversion shares following the date on which the 2022 Debenture automatically converts or other relevant date of determination and ending the later of (a) 10 consecutive trading days after (and not including) the Automatic Conversion Date (as defined in the Amended ELOC Purchase Agreement) or such other relevant date of determination and (b) the trading day immediately after shares of our common stock in the aggregate amount of at least $13.9 million shall have traded on Nasdaq. As of March 31, 2023, we estimated the obligation to issue the Letter Agreement Shares at approximately $0.2 million. As of June 30, 2023, we had issued all of the 200,715 Letter Agreement Shares.

On September 15, 2023, we and Ionic entered into a letter agreement (the “September 2023 Letter Agreement”) which amends the Amended ELOC Purchase Agreement, as previously amended on January 5, 2023. Under the September 2023 Letter Agreement, which repeated changes made in earlier letter agreements between Remark and Ionic dated July 12, 2023 and August 10, 2023, the parties agreed, among other things, to (i) allow Remark to deliver one or more irrevocable written notices (“Exemption Purchase Notices”) to Ionic in a total aggregate amount not to exceed $20.0 million, which total aggregate amount shall be reduced by the aggregate amount of previous Exemption Purchase Notices, (ii) amend the per share purchase price for purchases under an Exemption Purchase Notice to 80% of the average of the two lowest daily volume-weighted average prices (“VWAPs”) over a specified measurement period, (iii) amend the definition of the specified measurement period to stipulate that, for purposes of calculating the final purchase price, such measurement period begins the trading day after Ionic pays Remark the amount requested in the purchase notice, while the calculation of the dollar volume of Remark common stock traded on the principal market to determine the length of the measurement period shall begin on the trading day after the previous measurement period ends, iv) that any additional Exemption Purchase Notices that are not in accordance with the terms and provisions of the Purchase Agreement shall be subject to Ionic’s approval, v) to amend section 11(c) of the Amended ELOC Purchase Agreement to increase the Additional Commitment Fee from $0.5 million to $3.0 million and vi) that by September 29, 2023, the parties will amend the Debenture Transaction Documents to include a so-called Most Favored Nation provision that will provide Ionic with necessary protection against any future financing, settlement, exchange or other transaction whether with an existing or new lender, investor or counterparty, and that, if such amendment is not made by September 29, 2023, the Additional Commitment Fee shall be further increased to approximately $3.8 million.

On January 9, 2024, we and Ionic entered into an amendment (the “First Amendment”) to the Amended ELOC Purchase Agreement. Under the First Amendment, the parties agreed, among other things, (i) to clarify that the Floor Price per the agreement is $0.25, (ii) to amend the per share purchase price for purchases under a Regular Purchase Notice to 80% of the average of the two lowest daily volume-weighted average prices (“VWAPs”) over a specified measurement period, (iii) to increase the frequency at which we can submit purchase notices, within limits, and (iv) to amend section 11(c) of the ELOC Purchase Agreement to increase the Additional Commitment Fee from $500,000 to approximately $3.8 million.

On February 14, 2024, we and Ionic entered into a letter agreement (the “February 2024 Letter Agreement”) which amends the Amended ELOC Purchase Agreement. Under the February 2024 Letter Agreement, the parties agreed, among other things, (i) to redefine the definition of Principal Market to include markets in addition to the Nasdaq Capital Market and the OTC Bulletin Board, (ii) that Ionic will forbear from enforcing any noncompliance with the covenants in the Amended ELOC Purchase Agreement as a result of Remark’s delisting from Nasdaq and any related suspension of trading on Nasdaq, and (iii) to clarify that we can still issue Regular Purchase Notices despite the delisting from Nasdaq and any related suspension of trading on Nasdaq so long as the Principal Market is either the OTCQX, OTCQB, or OTCBB and each Regular Purchase does not exceed $500,000.

As of December 31, 2023, we estimated that an additional 10,876,635 shares would be issued in settlement of our obligation to issue common stock under the ELOC Advances, representing an obligation with an aggregate fair value of $5.4 million. During the three months ended March 31, 2024, Ionic advanced to us a total of $4.0 million pursuant to the Amended ELOC Purchase Agreement. Upon issuance of the ELOC Advances during the three months ended March 31, 2024, we initially estimated the obligations to issue common stock at approximately $6.6 million (resulting in a finance cost of $2.6 million in excess of the $4.0 million advance), or equivalent estimated issuable shares of 15,356,612. During the three months ended March 31, 2024, we issued 2,842,200 shares with a fair value of $0.7 million in partial settlement of ELOC Advances. As of March 31, 2024, we estimated that an additional 57,994,858 shares with a fair value of $12.2 million would be issued in settlement of our obligation to issue common stock under the ELOC Advances.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Accounting for the Debentures and the ELOC

Using the guidance in ASC Topic 480, Distinguishing Liabilities from Equity, we evaluated the 2023 Debenture Purchase Agreement and its associated First 2023 Debenture, and the Amended ELOC Purchase Agreement and its associated ELOC Advances, and determined that all represented obligations that must or may be settled with a variable number of shares, the monetary value of which was based solely or predominantly on a fixed monetary amount known at inception. Using a Level 3 input, we estimated the number of shares of our common stock that we would have to issue for each obligation and multiplied the estimated number of shares by the closing market price of our common stock on the measurement date to determine the fair value of the obligation. We then recorded the amount of the initial obligation in excess of the purchase price as finance cost. We remeasure each obligation at every balance sheet date until all shares representing the obligation have been issued, with the change in the amount of the obligation being recorded as finance cost. The following table shows the changes in our obligations to issue common stock (dollars in thousands):

	2023 Debentures	ELOC Advances	Total
Obligations to Issue Common Stock
Balance at December 31, 2023	$4,647	$5,386	$10,033
Establishment of new obligation to issue shares	—	6,619	6,619
Issuance of Shares	(10,321)	(686)	(11,007)
Change in measurement of liability	5,674	854	6,528
Balance at March 31, 2024	$—	$12,173	$12,173

Estimated Number of Shares Issuable
Balance at December 31, 2023	9,383,966	10,876,635	20,260,601
Establishment of new obligation to issue shares	—	15,356,612	15,356,612
Issuance of Shares	(16,271,989)	(2,842,200)	(19,114,189)
Change in estimated number of shares issuable	6,888,023	34,603,811	41,491,834
Balance at March 31, 2024	—	57,994,858	57,994,858

The following table shows the composition of finance cost associated with our obligations to issue common stock (dollars in thousands) for the three months ended March 31, 2024:

	2023 Debentures	ELOC Advances	Total
Initial obligation in excess of purchase price	$—	$2,619	2,619
Change in measurement of liability	5,674	854	6,528
Total	$5,674	$3,473	$9,147

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

The following table shows the composition of finance cost associated with our obligations to issue common stock (dollars in thousands) for the three months ended March 31, 2023:

	2022 Debentures	First 2023 Debenture	Letter Agreement	ELOC Advance	Total
Initial obligation in excess of purchase price	$—	$1,000	$249	$325	1,574
Change in measurement of liability	1,279	558	26	139	2,002
Total	$1,279	$1,558	$275	$464	$3,576

NOTE 12. COMMITMENTS AND CONTINGENCIES

At March 31, 2024, we had no material commitments outside the normal course of business.

Contingencies

As of March 31, 2024, we were neither a defendant in any material pending legal proceeding nor are we aware of any material threatened claims against us and, therefore, we have not accrued any contingent liabilities.

NOTE 13. STOCKHOLDERS’ DEFICIT

Equity Issuances

During the three months ended March 31, 2024, we issued a total of 10,499,291 shares to Ionic in full or partial settlement of ELOC Advances and convertible debentures pursuant to transactions with Ionic (see Note 11).

Warrants

The following table summarizes information related to our equity-classified stock warrant issuances as of and for the dates and periods noted:

	Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	1,007,441	$39.90	2.7	$—
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	—	—
Outstanding at March 31, 2024	1,007,441	$39.90	2.4	$—

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

Share-Based Compensation

We are authorized to issue equity-based awards under our 2014 Incentive Plan, our 2017 Incentive Plan and our 2022 Incentive Plan, each of which our stockholders have approved. We also award cash bonuses (“China Cash Bonuses”) to our employees in China, which grants are not subject to a formal incentive plan and which can only be settled in cash. We grant such awards to attract, retain and motivate eligible officers, directors, employees and consultants. Under each of the plans, we have granted shares of restricted stock and options to purchase common stock to our officers and employees with exercise prices equal to or greater than the fair value of the underlying shares on the grant date.

Stock options and China Cash Bonuses generally expire 10 years from the grant date. All forms of equity awards and China Cash Bonuses vest upon the passage of time, the attainment of performance criteria, or both. When participants exercise stock options, we issue any shares of our common stock resulting from such exercise from new authorized and unallocated shares available at the time of exercise.

The following table summarizes activity under our equity incentive plans related to equity-classified stock option grants as of and for the dates and periods noted:

	Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	1,618,851	$30.31	4.5	$1
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	(80,890)	62.00
Outstanding at March 31, 2024	1,537,961	$28.65	4.2	$—

Exercisable at December 31, 2023	1,598,754	30.67	4.4	$—
Exercisable at March 31, 2024	1,518,464	28.65	4.1	$—

The following table summarizes activity related to our liability-classified China Cash Bonuses as of and for the dates and periods noted:

	Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	56,750	$30.86	5.1	$—
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	—	—
Outstanding at March 31, 2024	56,750	$30.86	4.8	$—

Exercisable at December 31, 2023	56,750	30.86	5.1	$—
Exercisable at March 31, 2024	56,750	30.86	4.8	$—

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

The following table presents the change in the liability associated with our China Cash Bonuses included in Accrued expense and other current liabilities (in thousands):

	Three Months Ended March 31,	Year Ended December 31,
	2024	2023
Balance at beginning of period	$11	$32
Share-based compensation expense related to China Cash Bonuses	(9)	(21)
Balance at end of period	$2	$11

The following table presents a breakdown of share-based compensation cost included in operating expense (in thousands):

	Three Months Ended March 31,
	2024	2023
Stock options	$15	$143
China Cash Bonuses	(9)	12
Total	$6	$155

We record share-based compensation expense in the books of the subsidiary that incurs the expense, while for equity-classified stock options we record the change in additional paid-in capital on the corporate entity because the corporate entity’s equity underlies such stock options.

NOTE 14. RELATED PARTY TRANSACTIONS

As of March 31, 2024, we owed approximately $1.0 million to members of management representing various operating expense payments made on our behalf. The amounts due are unsecured and non-interest-bearing, with no formal terms of repayment.

NOTE 15. CHINA BUSINESS PARTNER

We interact with an unrelated entity (the “China Business Partner”) in more than one capacity. Firstly, since 2020, we have been working with the China Business Partner to earn revenue by obtaining business from some of the largest companies in China. Secondly, our artificial intelligence business in the U.S. has purchased substantially all of its inventory from a subsidiary of the China Business Partner which manufactures certain equipment to our specifications. Though we did not make any such inventory purchases during the three months ended March 31, 2024, we did purchase software for internal use from the China Business Partner totaling approximately $0.3 million. In addition, a member of our senior leadership team maintains a role in the senior management structure of the China Business Partner.

During the three months ended March 31, 2024 and 2023, we recognized no or de minimis amounts of revenue from the relationship with the China Business Partner. At March 31, 2024 and December 31, 2023, in addition to the outstanding accounts receivable balances from the China Business Partner described in Note 5, we had outstanding accounts payable to the China Business Partner of $0.7 million and $0.7 million, respectively.

NOTE 16. SUBSEQUENT EVENTS

Ionic Transactions

In May 2024, Ionic advanced to us approximately $0.8 million pursuant to the Amended ELOC Purchase Agreement.

During April and May 2024, we issued a total of 6,929,016 shares to Ionic in partial settlement of ELOC Advances.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Remark Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Remark Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities and has a negative working capital and a stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounts receivable in China

As described further in Note 5 to the consolidated financial statements, the Company has gross receivables of $7.0 million in accounts receivable from customers in China as of December 31, 2023. The Company recorded an allowance for doubtful accounts of $5.7 million for these receivables, resulting in net accounts receivable of $1.3 million as of December 31, 2023.The Company is actively working with these customers to arrange payment of the past due balances, and management expects to collect the net remaining balance outstanding of these receivables.

We identified the realization of these receivables as a critical audit matter because a high degree of auditor judgment was required to evaluate various qualitative factors used in the Company’s evaluation of the realization of these receivables, including economic and business conditions in China, current operations of the customer, the financial viability and reputation of the China Business Partner and other customers, and the past collection history with customers.

Our audit procedures related to the realization of these receivables included the following, among others:

●	We evaluated the reasonableness of management’s methodology to determine its allowance for doubtful accounts, including testing and assessing for reasonableness the Company’s key inputs and assumptions used to estimate the realization of the receivables.

●	We confirmed with customers, or performed other procedures, to ensure that the Company’s performance obligations related to the outstanding receivables had been met including delivery and acceptance by the customer as of December 31, 2023.

●	We examined collections received by the Company subsequent to year end on certain of these receivables, and for those amounts yet uncollected, we verified past collection history with the customers. We also considered the viability of the customers given their size and reputation.

●	We compared the Company’s historical transactions with its customers to assess the Company’s ability to accurately forecast collections. We also considered the traditional payment patterns and customs in China.

●	We developed an independent expectation of the accounts receivable reserve and compared our independent expectation to the amount recorded in the financial statements.

Deferred Costs

As described further in Note 7 to the consolidated financial statements, deferred cost of revenue at December 31, 2023 totaled $6.6 million and represents amounts the Company has paid in advance to vendors providing services in relation to various revenue projects in China. The cost of the services provided are deferred and recorded as a prepaid asset until as such time as the Company has completed its performance obligation under the contract, at which point the accumulated costs will be recognized as cost of sales, and the related revenue will be recorded.

We identified the existence and realization of these assets as a critical audit matter because a high degree of auditor judgment was required to evaluate various qualitative factors used in the Company’s evaluation of the existence and realization of the assets, including economic and business conditions in China, the impact of Covid 19 related lockdowns, and assessment of the vendors’ ability to perform the services when required.

Our audit procedures related to the realization of this asset included the following, among others:

●	We obtained an understanding of Managements policy and process for assessing the existence and realization of these assets.

●	We examined the underlying contracts related to the projects in progress.

●	We tested the existence of the deferred costs through tracing cash payment and by direct confirmation with the major vendors.

●	We obtained, examined, and assessed for reasonableness the Company’s schedule for final implementation of the future revenue projects including corroborating key terms with the vendors.

Obligations to issue common stock

As described in Note 14 to the financial statements, during the year ended December 31, 2023, the Company issued certain convertible debentures in an aggregate amount of $2.5 million to an investor, and also entered into an agreement with the same investor to issue shares of common stock for an aggregate amount of $8.1 million. The agreements to convert the notes, and to issue shares of the Company’s common stock, contained provisions and terms that resulted in the recognition of these instruments as fair value liabilities. The liabilities are required to be measured at fair value initially at issuance, and subsequently thereafter at each reporting date including December 31, 2023.

We identified auditing the valuation of the obligations to issue common stock as a critical audit matter due to the complexity of the accounting for the transaction and the significant judgements used by the Company in determining the fair value of these liabilities. This required a high degree of auditor judgment and increased auditor effort in auditing the determination and valuation of these liabilities.

The primary procedures we performed to address this critical audit matter included:

●	We obtained and examined the agreements, including assessing the reasonableness of its presentation as a liability in the financial statements.

●	We evaluated the appropriateness of the model used to value the liabilities and tested the reasonableness of the assumptions used by the Company in determining the fair value of the warrant liability.

●	We developed an independent expectation of the liabilities and compared our independent expectation to the Company calculated value.

We have served as the Company’s auditor since 2020.

/s/ Weinberg & Company

Weinberg & Company, P.A.
Los Angeles, California
April 15, 2024

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(dollars in thousands, except share amounts and par values)

	December 31,
	2023	2022
Assets
Cash	$145	$52
Trade accounts receivable, net	1,287	3,091
Inventory, net	750	308
Deferred cost of revenue	6,644	7,463
Prepaid expense and other current assets	614	1,374
Total current assets	9,440	12,288
Property and equipment, net	189	1,699
Operating lease assets	517	180
Other long-term assets	90	269
Total assets	$10,236	$14,436

Liabilities
Accounts payable	$9,348	$9,602
Advances from related parties	1,205	1,174
Obligations to issue common stock	10,033	1,892
Accrued expense and other current liabilities (including $495 of delinquent payroll taxes)	11,921	7,222
Contract liability	570	308
Notes payable (past due)	16,463	14,607
Total current liabilities	49,540	34,805
Operating lease liabilities, long-term	286	56
Total liabilities	49,826	34,861

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 22,038,855 and 11,539,564 shares issued and outstanding at December 31, 2023 and 2022, respectively	22	12
Additional paid-in-capital	379,244	368,945
Accumulated other comprehensive loss	(1,186)	(859)
Accumulated deficit	(417,670)	(388,523)
Total stockholders’ deficit	(39,590)	(20,425)
Total liabilities and stockholders’ deficit	$10,236	$14,436

See Notes to Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2023	2022
Revenue, including amounts from China Business Partner (See Note 18)	$4,402	$11,666
Cost and expense
Cost of revenue (excluding depreciation and amortization)	3,323	11,331
Sales and marketing[1]	1,408	971
Technology and development[1]	1,893	2,101
General and administrative[1]	13,374	18,399
Depreciation and amortization	285	166
Impairments	1,280	—
Total cost and expense	21,563	32,968
Operating loss	(17,161)	(21,302)
Other expense
Interest expense	(4,294)	(6,073)
Finance cost related to obligations to issue common stock	(7,672)	(1,422)
Loss on investment	—	(26,356)
Other loss, net	(20)	(339)
Total other expense, net	(11,986)	(34,190)
Loss from before income taxes	(29,147)	(55,492)
Benefit from income taxes	—	9
Net loss	$(29,147)	$(55,483)
Other comprehensive loss
Foreign currency translation adjustments	(327)	(589)
Comprehensive loss	$(29,474)	$(56,072)

Weighted-average shares outstanding, basic and diluted	16,741,677	10,630,771

Net loss per share, basic and diluted	$(1.74)	$(5.22)

[1] Includes share-based compensation as follows:
Sales and marketing	$3	$3
Technology and development	(3)	(267)
General and administrative	157	1,961

See Notes to Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands, except number of shares)

	Common Stock Shares	Common Stock Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance at December 31, 2021	10,515,777	11	364,333	(270)	(333,040)	$31,034
Adjustment for reverse stock split	(67)	—	5	—	—	5
Net loss	—	—	—	—	(55,483)	(55,483)
Share-based compensation	—	—	2,104	—	—	2,104
Common stock issued as service compensation	125,000	—	500	—	—	500
Common stock issued pursuant to agreements with Ionic (Note 14)	898,854	1	2,003	—	—	2,004
Foreign currency translation	—	—	—	(589)	—	(589)
Balance at December 31, 2022	11,539,564	12	368,945	(859)	(388,523)	(20,425)
Net loss	—	—	—	—	(29,147)	(29,147)
Share-based compensation	—	—	178	—	—	178
Common stock issued pursuant to agreements with Ionic (Note 14)	10,499,291	10	10,121	—	—	10,131
Foreign currency translation	—	—	—	(327)	—	(327)
Balance at December 31, 2023	22,038,855	$22	$379,244	$(1,186)	$(417,670)	$(39,590)

See Notes to Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(29,147)	$(55,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	285	166
Share-based compensation	157	1,697
Amortization of debt issuance costs and discount	—	2,189
Cost of extending note payable	750	283
Finance cost on liability related to convertible debenture	7,672	1,422
Accrued interest included in note payable	1,139	—
Stock issuances for services performed	—	500
Loss on investment	—	26,356
Impairment of assets	1,280	—
Provision for doubtful accounts	1,729	2,882
Other	193	(182)
Changes in operating assets and liabilities:
Accounts receivable	(319)	3,650
Inventory	(260)	1,033
Deferred cost of revenue	818	(6,874)
Prepaid expense and other assets	501	4,213
Operating lease assets	(340)	1
Accounts payable, accrued expense and other liabilities	4,575	1,745
Contract liability	281	(251)
Operating lease liabilities	231	37
Net cash used in operating activities	(10,455)	(16,616)
Cash flows from investing activities:
Proceeds from investment	—	6,332
Purchases of property, equipment and software	(51)	(448)
Payment of amounts capitalized to software in progress	—	(1,063)
Net cash provided by (used in) investing activities	(51)	4,821
Cash flows from financing activities:
Proceeds from obligations to issue common stock - Ionic ELOC (Note 14)	8,100	—
Proceeds from obligations to issue common stock - Ionic Debentures (Note 14)	2,500	2,500
Proceeds from debt issuance	—	203
Advances from related parties	1,437	3,256
Repayments of debt	(33)	(6,217)
Repayment of advances from related parties	(1,405)	(2,082)
Net cash provided by (used in) financing activities	10,599	(2,340)
Net change in cash	93	(14,135)
Cash:
Beginning of period	52	14,187
End of period	$145	$52

Supplemental cash flow information:
Cash paid for interest	$1,579	$3,238

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock upon note payable conversion	$—	$2,804
Issuance of common stock - Ionic ELOC and Debentures (Note 14)	$10,131	$—
Transfer of marketable securities to partially settle debt	$—	$9,662
Transfer of software to inventory	$233	$—

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. ORGANIZATION AND BUSINESS

Organization and Business

Remark Holdings, Inc. and its subsidiaries (“Remark”, “we”, “us”, or “our”) constitute a diversified global technology business with leading artificial intelligence (“AI”) and data-analytics solutions. The common stock of Remark Holdings, Inc. is traded in the OTCQX Best market under the ticker symbol MARK.

We primarily sell AI-based products and services. We currently recognize substantially all of our revenue from China, with additional revenue from sales in the U.S. and the U.K.

On December 21, 2022, we effected a 1-for-10 reverse split of our common stock (the “Reverse Split”). All references made to share or per share amounts in these financial statements have been retroactively adjusted to reflect the effects of the Reverse Split.

Corporate Structure

We are a holding company incorporated in Delaware and not a Chinese operating company. As a holding company, we conduct most of our operations through our subsidiaries, each of which is wholly owned. Until September 2022, we had historically conducted a significant part of our operations through contractual arrangements between our wholly-foreign-owned enterprise (“WFOE”) and certain variable interest entities (“VIEs”) based in China to address challenges resulting from laws, policies and practices that may disfavor foreign-owned entities that operate within industries deemed sensitive by the Chinese government. We were the primary beneficiary of the VIEs because the contractual arrangements governing the relationship between the VIEs and our WFOE, which included an exclusive call option agreement, exclusive business cooperation agreement, a proxy agreement and an equity pledge agreement, enabled us to (i) exercise effective control over the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive call option to purchase, at any time, all or part of the equity interests in and/or assets of the VIEs to the extent permitted by Chinese laws. Because we were the primary beneficiary of the VIEs, we consolidated the financial results of the VIEs in our consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”).

We terminated all of the contractual arrangements between the WFOE and the VIEs and exercised our rights under the exclusive call option agreements between the WFOE and the VIEs such that, effective as of September 19, 2022, we obtained 100% of the equity ownership of the entities we formerly consolidated as VIEs and which we now consolidate as wholly-owned subsidiaries.

The following diagram illustrates our corporate structure, including our significant subsidiaries, as of the date of this Form 10-K. The diagram omits certain entities which are immaterial to our results of operations and financial condition.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Entity Organizational Chart

Remark Holdings, Inc.
(United States)
100%
Remark AI LLC
(United States)
Remark AI UK, Ltd.
(United Kingdom)
Bikini.com LLC
(United States)
RAAD Productions LLC
(United States)
HSW (HK) Inc., Ltd.
(Hong Kong)
Remark Holdings SPV, Inc.
(United States)
KanKan Holdings Ltd.
(Cayman Islands)
Remark Entertainment (Shanghai) Co., Ltd.
(China)
KanKan Technology (Shanghai) Co., Ltd.
(China)
KanKan Limited (HK)
(Hong Kong)
Remark Data Technology Co., Ltd.
(China)
Chengdu Remark Technology Co., Ltd.
(China)
Hangzhou Shufeng Technology Co., Ltd.
(China)

We are subject to certain legal and operational risks associated with having a significant portion of our operations in China. Chinese laws and regulations governing our current business operations, including the enforcement of such laws and regulations, are sometimes vague and uncertain and can change quickly with little advance notice. The Chinese government may intervene in or influence the operations of our China-based subsidiaries at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or become worthless. In recent years, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to the use of variable interest entities, cybersecurity, data security, export control and anti-monopoly concerns. As of the date of this Form 10-K, we have neither been involved in any investigations on cybersecurity review initiated by any Chinese regulatory authority, nor received any inquiry, notice or sanction. As of the date of this Form 10-K, no relevant laws or regulations in China explicitly require us to seek approval from the China Securities Regulatory Commission (“CSRC”) for any securities listing. As of the date of this Form 10-K, we have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other Chinese governmental authorities relating to securities listings. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not all been issued. It is highly uncertain what potential impact such modified or new laws and regulations will have on our ability to conduct our business, accept investments or list or maintain a listing on a U.S. or foreign exchange.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of the date of this Form 10-K, we are not required to seek permissions from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other entity that is required to approve our operations in China. Nevertheless, Chinese regulatory authorities may in the future promulgate laws, regulations or implement rules that require us or our subsidiaries to obtain permissions from such regulatory authorities to approve our operations or any securities listing.

Transfer of Cash or Assets

Dividend Distributions

As of the date of this Form 10-K, none of our subsidiaries have made any dividends or distributions to Remark.

We have never declared or paid dividends or distributions on our common equity. We currently intend to retain all available funds and any future consolidated earnings to fund our operations and continue the development and growth of our business; therefore, we do not anticipate paying any cash dividends.

Under Delaware law, a Delaware corporation’s ability to pay cash dividends on its capital stock requires the corporation to have either net profits or positive net assets (total assets less total liabilities) over its capital. If we determine to pay dividends on any of our common stock in the future, as a holding company, we may rely on dividends and other distributions on equity from our subsidiaries for cash requirements, including the funds necessary to pay dividends and other cash contributions to our stockholders.

Our WFOE’s ability to distribute dividends is based upon its distributable earnings. Current Chinese regulations permit our WFOE to pay dividends to its shareholder only out of its registered capital amount, if any, as determined in accordance with Chinese accounting standards and regulations, and then only after meeting the requirement regarding statutory reserve. If our WFOE incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. In addition, any cash dividends or distributions of assets by our WFOE to its stockholder are subject to a Chinese withholding tax of as much as 10%.

The Chinese government also imposes controls on the conversion of Chinese Renminbi (“RMB”) into foreign currencies and the remittance of currencies out of China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive all of the revenues from our operations through our China-based subsidiaries, we may be unable to pay dividends on our common stock.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Going Concern

During the year ended December 31, 2023, and in each fiscal year since our inception, we have incurred operating losses which have resulted in a stockholders’ deficit of $(39.6) million as of December 31, 2023. Additionally, our operations have historically used more cash than they have provided. Net cash used in operating activities was $10.5 million during the year ended December 31, 2023. As of December 31, 2023, our cash balance was $0.1 million. Also, we did not make required repayments of the outstanding loans under the New Mudrick Loan Agreement when due (see Note 13 for more information) and we have accrued approximately $0.5 million of delinquent payroll taxes.

Our history of recurring operating losses, working capital deficiencies and negative cash flows from operating activities give rise to, and management has concluded that there is, substantial doubt regarding our ability to continue as a going concern. Our independent registered public accounting firm, in its report on our consolidated financial statements for the year ended December 31, 2023, has also expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We intend to fund our future operations and meet our financial obligations through revenue growth from our AI and data analytics offerings. We cannot, however, provide assurance that revenue, income and cash flows generated from our businesses will be sufficient to sustain our operations in the twelve months following the filing of this Form 10-K. As a result, we are actively evaluating strategic alternatives including debt and equity financings.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions (in particular, as a result of the COVID-19 pandemic, global supply chain disruptions, inflation and other cost increases, and the geopolitical conflict in Ukraine), will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising additional capital.

A variety of factors, many of which are outside of our control, affect our cash flow; those factors include the effects of the COVID-19 pandemic, regulatory issues, competition, financial markets and other general business conditions. Based on financial projections, we believe that we will be able to meet our ongoing requirements for at least the next 12 months with existing cash and based on the probable success of one or more of the following plans:

●	develop and grow new product line(s)

●	obtain additional capital through debt and/or equity issuances.

However, projections are inherently uncertain and the success of our plans is largely outside of our control. As a result, there is substantial doubt regarding our ability to continue as a going concern, and we may fully utilize our cash resources prior to June 30, 2024.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

We include all of our subsidiaries in our consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation.

Use of Estimates

We prepare our consolidated financial statements in conformity with GAAP. While preparing our financial statements, we make estimates and assumptions that affect amounts reported and disclosed in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, deferred cost of revenue, share-based compensation, deferred income taxes, and inventory reserve, among other items.

The impact of the COVID-19 pandemic continues to unfold. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.

Cash

Our cash consists of funds held in bank accounts.

We maintain cash balances in United States dollars (“USD”) and British pounds (“GBP”), while the VIEs maintain cash balances in USD, Chinese Renminbi (“RMB”) and Hong Kong dollars (“HKD”). The following table, reported in USD, disaggregates our cash balances by currency denomination (in thousands):

	December 31,
	2023	2022
Cash denominated in:
USD	$31	$11
RMB	109	19
GBP	1	17
HKD	4	5
Total cash	$145	$52

We maintain substantially all of our USD-denominated cash at a U.S. financial institution where the balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, however, our cash balances may exceed the FDIC-insured limit. As of December 31, 2023, we do not believe we have any significant concentrations of credit risk. Cash held by our non-U.S. subsidiaries subject to foreign currency fluctuations against the USD, although such risk is somewhat mitigated because we transfer U.S. funds to our non-U.S. subsidiaries to fund local operations. If, however, the USD is devalued significantly against the RMB, our cost to further expand our business in China could exceed original estimates.

Leases

We adopted Accounting Standards Codification Topic 842, Leases (“ASC 842”), as of January 1, 2019. When adopting ASC 842 we elected several practical expedients permitted under the transition guidance within ASC 842, which, among other things, allowed us to carry forward the historical lease classification and to avoid recording leases that had expired prior to the date of adoption. We also elected to combine the lease and non-lease components of our leases for office space (which represent the largest portion of our operating lease assets and liabilities) and not to record leases with initial terms of 12 months or less (short-term leases) on the balance sheet. We amortize the cost of short-term leases on a straight-line basis over the lease term.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). When reporting the fair values of our financial instruments, we prioritize those fair value measurements into one of three levels based on the nature of the inputs, as follows:

Level 1:	Valuations based on quoted prices in active markets for identical assets and liabilities;

Level 2:	Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and observable market data for similar, but not identical instruments; and

Level 3:	Valuations based on unobservable inputs, which are based upon the best available information when external market data is limited or unavailable.

The fair value hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not be available.

We believe the reported carrying amounts for cash, marketable securities, receivables, prepaids and other current assets, accounts payable, accrued expense and other current liabilities, and short-term debt approximate their fair values because of the short-term nature of these financial instruments.

Foreign Currency Translation

We report all currency amounts in USD. Our China subsidiaries, however, maintain their books and records in their functional currency, which is RMB.

In general, when consolidating our subsidiaries with non-USD functional currencies, we translate the amounts of assets and liabilities into USD using the exchange rate on the balance sheet date, and the amounts of revenue and expense are translated at the average exchange rate prevailing during the period. The gains and losses resulting from translation of financial statement amounts into USD are recorded as a separate component of accumulated other comprehensive loss within stockholders’ deficit.

We used the exchange rates in the following table to translate amounts denominated in non-USD currencies as of and for the periods noted:

	2023	2022
Exchange rates at December 31st:
GBP:USD	1.273	1.209
RMB:USD	0.141	0.145
HKD:USD	0.128	0.128

Average exchange rate during the twelve months ended December 31st:
RMB:USD	0.141	0.149
GBP:USD	1.241	1.237

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue Recognition

AI-Based Products

We generate revenue by developing AI-based products, including fully-integrated AI solutions which combine our proprietary technology with third-party hardware and software products to meet end-user specifications. Under one type of contract for our AI-based products, we provide a single, continuous service to customers who control the assets as we create them. Accordingly, we recognize the revenue over the period of time during which we provide the service. Under another type of contract, we have performance obligations to provide fully-integrated AI solutions to our customer and we recognize revenue at the point in time when each performance obligation is completed and delivered to, tested by and accepted by our customer.

We recognize revenue when we transfer control of the promised goods or services to our customers, and we recognize an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. If there is uncertainty related to the timing of collections from our customer, which may be the case if our customer is not the ultimate end user of our goods, we consider this to be uncertainty of the customer’s ability and intention to pay us when consideration is due. Accordingly, we recognize revenue only when we have transferred control of the goods or services and collectability of consideration from the customer is probable.

When customers pay us prior to when we satisfy our obligation to transfer control of promised goods or services, we record the amount that reflects the consideration to which we expect to be entitled as a contract liability until such time as we satisfy our performance obligation.

For our contracts with customers, we generally extend short-term credit policies to our customers, typically up to one year for large-scale projects.

We record the incremental costs of obtaining contracts as an expense when incurred.

We offer extended warranties on our products for periods of one to three years. Revenue from these extended warranties is recognized on a straight-line basis over the warranty contract term.

Other

We generate revenue from other sources, such as from advertising and marketing services, e-commerce activity in which we sell goods to our customers, or media production which involves the production of video or Internet-based content for our customers. We recognize the revenue from these contracts at the point in time when we transfer control of the goods sold to the customer or when we deliver the promised promotional materials or media content. Substantially all of our contracts with customers that generate Other revenue are completed within one year or less.

Share-Based Compensation

For grants of restricted stock or restricted stock units, we measure fair value using the closing price of our stock on the measurement date, while we use the Black-Scholes-Merton option pricing model (the “BSM Model”) to estimate the fair value of stock options and similar instruments awarded.

The BSM Model requires the following inputs:

●	Expected volatility of our stock price. We analyze the historical volatility of our stock price utilizing daily stock price returns, and we also review the stock price volatility of certain peers. Using the information developed from such analysis and our judgment, we estimate how volatile our stock price will be over the period we expect the stock options will remain outstanding.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

●	Risk-free interest rate. We estimate the risk-free interest rate using data from the Federal Reserve Treasury Constant Maturity Instruments H.15 Release (a table of rates downloaded from the Federal Reserve website) as of the valuation date for a security with a remaining term that approximates the period over which we expect the stock options will remain outstanding.

●	Stock price, exercise price and expected term. We use an estimate of the fair value of our common stock on the measurement date, the exercise price of the option, and the period over which we expect the stock options will remain outstanding.

We do not currently issue dividends, but if we did so, then we would also include an estimated dividend rate as an input to the BSM model. Generally speaking, the BSM model tends to be most sensitive to changes in stock price, volatility or expected term.

We measure compensation expense as of the grant date for granted equity-classified instruments and as of the settlement date for granted liability-classified instruments (meaning that we re-measure compensation expense at each balance sheet date until the settlement date occurs).

Once we measure compensation expense, we recognize it over the requisite service period (generally the vesting period) of the grant, net of forfeitures as they occur.

Accounts Receivable

When we record trade receivables arising from revenue transactions with customers, we record an allowance for credit losses for the current expected credit losses inherent in such assets over their expected lives. The allowance for credit losses is a valuation account deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets. We estimate expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. When measuring expected credit losses, we pool assets with similar country risk and credit risk characteristics. Changes in the relevant information may significantly affect the estimates of expected credit losses.

Income Taxes

We recognize deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) to account for the effects of temporary differences between the tax basis of an asset or liability and its amount as reported in our consolidated balance sheets, using enacted tax rates expected to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. Any effect on DTAs or DTLs resulting from a change in enacted tax rates is included in income during the period that includes the enactment date.

We reduce the carrying amounts of DTAs by a valuation allowance if, based upon all available evidence (both positive and negative), we determine that it is more likely than not that such DTAs will not be realizable. Such assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, our forecasts of future profitability, tax planning strategies, the duration of statutory carryforward periods, and our experience with the utilization of operating loss and tax credit carryforwards before expiration.

We apply a recognition threshold and measurement attribute related to uncertain tax positions taken or expected to be taken on our tax returns. We recognize a tax benefit for financial reporting of an uncertain income tax position when it has a greater than 50% likelihood of being sustained upon examination by the taxing authorities. We measure the tax benefit of an uncertain tax position based on the largest benefit that has a greater than 50% likelihood of being ultimately realized, including evaluation of settlements.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Inventory

We use the first-in first-out method to determine the cost of our inventory, then we report inventory at the lower of cost or net realizable value. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated sales forecasts. At each of December 31, 2023 and 2022, reserve for inventory was $2.2 million.

Advertising Expense

Advertising expense is recorded during the period in which it is incurred. We did not incur a material amount of advertising expense during the years ended December 31, 2023 or 2022.

Research and Development

Engineering cost is recorded as technology and development expense during the period in which it is incurred.

Product Warranties

We offer extended warranties on our products for periods of one to three years. To estimate our warranty cost, we use historical warranty claim experience and we then net such cost against the related product revenue. Warranty costs were not material for the years ended December 31, 2023 and 2022.

Property, Equipment and Software

We state property and equipment at cost and depreciate such assets using the straight-line method over the estimated useful lives of each asset category. For leasehold improvements, we determine amortization using the straight-line method over the shorter of the lease term or estimated useful life of the asset. We expense repairs and maintenance costs as incurred, while capitalizing betterments and capital improvements and depreciating such costs over the remaining useful life of the related asset.

We capitalize qualifying costs of computer software that we incur during the application development stage, as well as the cost of upgrades and enhancements that result in additional functionality, and we amortize such costs using the straight-line method over a period of three years, the expected period of the benefit.

Net Income (Loss) per Share

We calculate basic net income (loss) per share using the weighted-average number of common stock shares outstanding during the period. For the calculation of diluted net income (loss) per share, we give effect to all the shares of common stock that were outstanding during the period plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is anti-dilutive. Dilutive potential shares of common stock consist of incremental shares of common stock issuable upon exercise of stock options and warrants.

For the years ended December 31, 2023 and 2022, there were no reconciling items related to the numerators or denominators of the net income (loss) per share calculations. Securities which may have affected the calculation of diluted earnings per share for the years ended December 31, 2023 and 2022 if their effect had been dilutive include 1,618,851 and 1,626,631 stock options outstanding, respectively, and 1,007,441 and 1,011,441 outstanding stock warrants, respectively. All of the stock options outstanding as of December 31, 2023, and 1,435,471 of the stock options outstanding as of December 31, 2022 were out-of-the-money stock options. Our obligations to issue as many as 20,260,601 common stock shares (see Note 14) may have affected the calculation of diluted earnings per share for the years ended December 31, 2023 and 2022 if their effect had been dilutive.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Segments

Existing GAAP, which establishes a management approach to segment reporting, defines operating segments as components of an entity about which separate, discrete financial information is available for evaluation by the chief operating decision maker. We have identified our Chief Executive Officer as our chief operating decision maker, who reviews operating results to make decisions about allocating resources and assessing performance based upon only one operating segment.

Commitments and Contingencies

We record a liability for a loss contingency when we determine that it is probable that we have incurred such liability and we can reasonably estimate the amount.

Impairments

Long-Lived Assets Other Than Indefinite-Lived Intangible Assets

When events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we evaluate long-lived assets for potential impairment, basing our testing method upon whether the assets are held for sale or held for use. For assets classified as held for sale, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. For assets held and used, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, we recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

Recently Issued Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06 (“ASU 2020-06”), Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The ASU also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. With regard to our financial reporting, ASU 2020-06 will be effective January 1, 2024, and early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. We are currently evaluating what effect(s) the adoption of ASU 2020-06 may have on our consolidated financial statements, but we do not believe the impact of the ASU will be material to our financial position, results of operations and cash flows. The effect will largely depend on the composition and terms of the financial instruments at the time of adoption.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. For us, ASU 2023-07 will be effective on January 1, 2024 and interim periods beginning in fiscal year 2025, with early adoption permitted. The updates required by ASU 2023-07 should be applied retrospectively to all periods presented in the financial statements. We do not expect this standard to have a material impact on our results of operations, financial position or cash flows.

We have reviewed all accounting pronouncements recently issued by the FASB and the SEC. The authoritative pronouncements that we have already adopted did not have a material effect on our financial condition, results of operations, cash flows or reporting thereof, and except as otherwise noted above, we do not believe that any of the authoritative pronouncements that we have not yet adopted will have a material effect upon our financial condition, results of operations, cash flows or reporting thereof.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3. CONCENTRATIONS OF RISK

Revenue and Accounts Receivable

The disaggregation of revenue tables in Note 4 demonstrate the concentration in our revenue from certain products and the geographic concentration of our business. We also have a concentration in the volume of business we transacted with customers, as during the year ended December 31, 2023, two of our customers represented 35% and 30%, respectively, of our revenue, while during the year ended December 31, 2022, two of our customers represented about 46%, and 20%, respectively, of our revenue. At December 31, 2023, net accounts receivable from three of our customers represented about 37%, 34%, and 12%, respectively, of total net accounts receivable, while at December 31, 2022, net accounts receivable from one of our customers represented about 36% of the total.

Deferred Cost of Revenue

See Note 7 for a discussion of a risk concentration regarding our deferred cost of revenue.

Cost of Sales and Accounts Payable

The various hardware we purchase to fulfill our contracts with customers is not especially unique in nature. Based on our analysis, we believe that should any disruption in our current supply chain occur, a sufficient number of alternative vendors is available to us, at reasonably comparable specifications and price, such that we would not experience a material negative impact on our ability to procure the hardware we need to operate our business.

NOTE 4. REVENUE

We primarily sell AI-based products and services. In the U.S., that has included our Remark AI Thermal Kits and rPads, while in China we sell various customized products based upon computer vision and other technologies.

We do not include disclosures related to remaining performance obligations because substantially all our contracts with customers have an original expected duration of one year or less or, with regard to our stand-ready obligations, the amounts involved are not material.

Disaggregation of Revenue

The following table presents a disaggregation of our revenue by category of products and services (in thousands):

	Year Ended December 31,
	2023	2022
AI-based products and services, including $0.1 million and $5.4 million, respectively, from China Business Partner (See Note 18)	$4,124	$10,964
Other	278	702
Revenue	$4,402	$11,666

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents a disaggregation of our revenue by country (in thousands):

	Year Ended December 31,
	2023	2022
China	$4,138	$11,402
United States and United Kingdom	264	264
Revenue	$4,402	$11,666

Significant Judgments

When accounting for revenue we make certain judgments, such as whether we act as a principal or as an agent in transactions or whether our contracts with customers fall within the scope of current GAAP regarding revenue, that affect the determination of the amount and timing of our revenue from contracts with customers. Based on the current facts and circumstances related to our contracts with customers, none of the judgments we make involve an elevated degree of qualitative significance or complexity such that further disclosure is warranted in terms of their potential impact on the amount and timing of our revenue.

Contract Assets and Contract Liabilities

We do not currently generate material contract assets. During the year ended December 31, 2023, our contract liability changed only as a result of routine business activity.

During the years ended December 31, 2023 and 2022, the amount of revenue we recognized that was included in the beginning balance of Contract liability was not material.

During the years ended December 31, 2023 and 2022, we did not recognize revenue from performance obligations that were satisfied in previous periods.

Certain Agreements Related to AI-Based Product Sales in China

We completed certain projects in China during the year ended December 31, 2023 worth approximately $1.4 million, but the agreement did not meet the criteria for revenue recognition on an accrual basis. We will recognize the revenue from such agreement as we receive the cash. We recognized approximately $0.1 million of such amount during the year ended December 31, 2023.

NOTE 5. TRADE ACCOUNTS RECEIVABLE

	December 31,
	2023	2022
Gross accounts receivable balance	$7,063	$7,213
Allowance for credit losses	(5,776)	(4,122)
Accounts receivable, net	$1,287	$3,091

Generally, it is not unusual for Chinese entities to pay their vendors on longer timelines than the timelines typically observed in U.S. commerce. Trade receivables related to our China AI projects in the years ended December 31, 2023 and 2022; including $0.7 million and $1.1 million, respectively, of trade receivables from projects related to work with our China Business Partner (see Note 18 for more information regarding our China Business Partner and related accounting); represented essentially all our gross trade receivables in each such period. During the year ended December 31, 2023, when evaluating for current expected credit losses, we took into account our historical experience as well as our expectations based upon how we believe the COVID-19 pandemic has caused lingering effects on us and our customers, and as a result, we recorded approximately $1.7 million of additional reserve for bad debt. Despite the longer collection timelines normally observed with Chinese entities, we noted that the COVID-19-related lockdowns that persisted in China for most of 2022 caused further delay in our ability to collect all balances due from some of our customers in China and, as a result of our inability to assure collection of all amounts due from such customers, we recorded a reserve for credit losses during 2022 of approximately $2.8 million for all accounts receivable from China customers that were more than one year past due.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 6. INVESTMENT

In 2009, we co-founded a U.S.-based venture, Sharecare, Inc. (“Legacy Sharecare”), to build a web-based platform that simplifies the search for health and wellness information. The other co-founders of Legacy Sharecare were Dr. Mehmet Oz, HARPO Productions, Discovery Communications, Jeff Arnold and Sony Pictures Television. On July 1, 2021, Legacy Sharecare completed a business combination with Falcon Capital Acquisition Corp., a special purpose acquisition company, as a result of which the common stock of the surviving entity of such business combination (“New Sharecare”) became listed on the Nasdaq Stock Market LLC.

As of December 31, 2021, we held 9,431,920 shares of common stock of New Sharecare. We sold 3,181,920 shares of New Sharecare during the year ended December 31, 2022 for cash of $6.3 million.

On July 2, 2022, we received a Notice of Trigger Event and Mandatory Payment from our senior lenders, which required that we make a prepayment of our senior secured loans (which are described in Note 13) by delivering to each lender shares of common stock of New Sharecare in the fair market amount applicable to each such lender to prepay our senior secured loans. On July 11, 2022, we delivered our remaining 6,250,000 shares of New Sharecare, which reduced the outstanding principal amount on our senior secured loans by approximately $9.7 million, and as a result, we no longer owned any equity interests in New Sharecare subsequent to such date.

We incurred a total net loss on investment during the year ended December 31, 2022 of $26.4 million, all of which was related to the decline in value of our investment in New Sharecare.

NOTE 7. DEFERRED COST OF REVENUE

Deferred cost of revenue during the years ended December 31, 2023 and 2022 of $6.6 million and $7.5 million, respectively, represents amounts we have paid in advance to vendors providing services to us in relation to various projects in China. Specifically, the deferred cost of revenue balance at December 31, 2023, a large percentage of which was paid to a single vendor for project installations we expect will be provided to us through our China Business Partner (described in more detail in Note 18), will be utilized as the vendors install our software solutions and/or hardware at numerous sites across various regions of China for our customers and as the vendors perform other services for us pursuant to customer requirements. Because most of the projects for which we have engaged the vendors require purchases of hardware, equipment and/or supplies in advance of site visits, we made the prepayments in anticipation of several large batches of project installations. We neither made any additional advance payments to vendors in 2023 related to projects provided to us through our China Business Partner, nor were we able to complete a material amount of such projects during 2023. We were able to complete installations of other projects that reduced by $2.7 million the deferred cost of revenue balance associated with the vendor which performs the project installations provided to us through our China Business Partner, as well as for other of our clients. During the year ended December 31, 2023, we also paid an additional $2.5 million to other vendors in anticipation of projects to be completed.

Lengthy COVID-19 related lockdowns that occurred in various regions in China during 2022 were the initial cause of delays in completing projects for which we had paid in advance. A slow recovery from such lockdowns in addition to increased political tensions between the U.S. and China led to our decision to reduce staff in China, all of which has made progress in completing projects slow. Given that the delays were not a result of the vendor’s inability to either perform the services or refund the amounts we advanced, and also because we were able to complete some of the installations during 2023, we believe the balance as of December 31, 2023 will be fully recovered.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8. PREPAID EXPENSE AND OTHER CURRENT ASSETS

The following table presents the components of prepaid expense and other current assets (in thousands):

	December 31,
	2023	2022
Other receivables	147	23
Prepaid expense	339	1,144
Deposits	128	201
Other current assets	—	6
Total	$614	$1,374

During the year ended December 31, 2023, we deemed a certain prepaid expense amount unrecoverable because the amount related to certain items a vendor had already begun to custom build for us but which we had to cancel, so we recorded an impairment of approximately $0.2 million.

NOTE 9. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands, except estimated lives):

		December 31,
	Estimated Life (Years)	2023	2022
Vehicles	3	153	153
Computers and equipment	3	1,217	1,170
Furniture and fixtures	3	42	42
Software	3	4,082	5,160
Leasehold improvements	3	204	204
Software development in progress		—	1,199
Total property, equipment and software		$5,698	$7,928
Less accumulated depreciation		(5,509)	(6,229)
Total property, equipment and software, net		$189	$1,699

For the years ended December 31, 2023 and 2022, depreciation (and amortization of software) expense was $0.3 million and $0.2 million, respectively. Additionally, fully-depreciated assets totaling approximately $0.8 million were written off during 2023.

During the year ended December 31, 2023, we recorded an impairment of approximately $0.8 million related to a software asset for which we no longer had established cash flows to support continued recognition of such asset, and we also determined that certain costs that we had capitalized to software development in progress would no longer be recoverable and we recorded an impairment of approximately $0.2 million.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 10. LEASES

We lease office space under contracts we classify as operating leases. None of our leases are financing leases.

The following table presents the detail of our lease expense, which is reported in General and administrative expense (in thousands):

	Year Ended December 31,
	2023	2022
Operating lease expense	$394	$287
Short-term lease expense	631	1,343
Lease expense	$1,025	$1,630

We reported within operating cash flows for the years ended December 31, 2023 and 2022, $0.4 million and $0.2 million, respectively, of cash paid for amounts included in the measurement of operating lease liabilities.

As of December 31, 2023, our operating leases had a weighted-average remaining lease term of approximately 2.3 years, and we used a weighted-average discount rate of approximately 13%, which approximates our incremental borrowing rate, to measure our operating lease liabilities.

Maturity of Lease Liabilities

The following table presents information regarding the maturities of undiscounted remaining operating lease payments, with a reconciliation to the amount of the liabilities representing such payments as presented in our December 31, 2023 Consolidated Balance Sheet (in thousands):

Operating lease liabilities maturing during the next:
One year	$340
Two years	249
Three years	63
Total undiscounted cash flows	$652
Present value of cash flows	$574

Lease liabilities on balance sheet:
Short-term (included in accrued expenses)	$288
Long-term	286
Total lease liabilities	$574

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Significant Judgments

When accounting for our leases, we make certain judgments, such as whether a contract contains a lease or what discount rate to use, that affect the determination of the amount of our lease assets and liabilities. Based on the current facts and circumstances related to our contracts, none of the judgments we make involve an elevated degree of qualitative significance or complexity such that further disclosure is warranted.

NOTE 11. INCOME TAX

For the years ended December 31, 2023 and 2022, we did not have a material tax provision or a tax benefit to report, as we only had a de minimis foreign income tax expense for the year ended December 31, 2021, which amount was refunded to us during the year ended December 31, 2022.

The following table presents a reconciliation between the income tax benefit computed by applying the federal statutory rate and our actual income tax expense:

	Year Ended December 31,
	2023	2022
Income tax benefit (provision) at federal statutory rate	$(6,121)	$(11,653)
Change in deferred tax asset valuation allowance	5,459	10,611
Finance cost of equity line of credit	1,612	—
Tax effects of:
Statutory differences	27	883
R&D expense	(61)	(280)
Foreign tax rates different than U.S. federal statutory rate	(90)	(123)
Other permanent items	70	(42)
Deferred adjustments	(476)	404
Other	(420)	209
Income tax benefit (provision) as reported	$—	$9

Our 2023 and 2022 effective tax rates were significantly impacted by maintaining a valuation allowance against net deferred tax assets in all jurisdictions, both domestic and foreign, as well as a permanent book-tax adjustment for the finance cost associated with the Amended ELOC Purchase Agreement (see Note 14).

The following table presents loss before income tax attributable to domestic and to foreign operations (in thousands):

	Year Ended December 31,
	2023	2022
Domestic	$(24,202)	$(49,297)
Foreign	(4,945)	(6,195)
Loss before income taxes	$(29,147)	$(55,492)

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred Tax Assets and Liabilities

We assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing DTAs in each jurisdiction. The realization of DTAs is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We considered the scheduled reversal of existing deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment, and we evaluated both positive and negative evidence in determining the need for a valuation allowance. We continue to assess the realizability of DTAs and concluded that in each jurisdiction, we have not met the “more likely than not” threshold. As of December 31, 2023, we continue to maintain a valuation allowance against its DTAs that cannot be offset by existing deferred tax liabilities. In accordance with ASC Topic 740, this assessment has taken into consideration the jurisdictions in which these DTAs reside.

The following table presents the components of our DTAs and DTLs (in thousands):

	December 31,
	2023	2022
Deferred Tax Assets
Net operating loss carryforwards	$48,666	$42,744
Amortization of intangibles	2,731	2,371
Share-based compensation expense	7,879	7,865
Depreciation of fixed assets	46	33
Section 163(j) interest limitation	3,036	4,294
Other	1,994	1,133
Gross deferred tax assets	$64,352	$58,440
Valuation allowance	(64,352)	(58,440)
Deferred tax assets, net of valuation allowance	$—	$—

Net operating losses available at December 31, 2023 to offset future taxable income in the U.S. federal, U.S. state, Hong Kong, and China jurisdictions are $194.1 million, $41.7 million, $1.7 million, and $8.3 million, respectively. The statutory income tax rates in Hong Kong and China are 8.25% and 25.00%, respectively.

The U.S. net operating losses generated prior to 2019 expire between 2026 and 2038. The US net operating losses generated in 2019 to 2023 have no expiration date and can be carried forward indefinitely. The net operating losses generated in Hong Kong and United Kingdom have no expiration date and can be carried forward indefinitely, while the net operating losses generated in China have a five-year carryforward period.

We file income tax returns in various domestic and foreign tax jurisdictions with varying statutes of limitation. We are generally not subject to examinations in the U.S. for periods prior to 2020. However, as we utilize our net operating losses prior periods can be subject to examination. In significant foreign jurisdictions, we are generally not subject to examination for periods prior to 2020.

Under the Internal Revenue Code of 1986, as amended (the “Code”), if an ownership change (as defined for income tax purposes) occurs, §382 of the Code imposes an annual limitation on the amount of a corporation’s taxable income that can be offset by net operating loss carryforwards. During our 2014 tax year, we analyzed recent acquisitions and ownership changes and determined that certain of such transactions qualified as an ownership change under §382. As a result, we will likely not be able to use a portion of our net operating loss carryforwards.

For the years ended December 31, 2023 and 2022, we have no unrecognized tax benefits, and we have not taken any tax positions which we expect might significantly change unrecognized tax benefits during the 12 months following December 31, 2023.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12. ACCRUED EXPENSE AND OTHER CURRENT LIABILITIES

The following table presents the components of Accrued expense and other current liabilities (in thousands):

	December 31,
	2023	2022
Accrued compensation and benefit-related expense	$3,221	$1,448
Accrued delinquent payroll taxes	495	—
Accrued interest	1,570	769
Other accrued expense	3,577	2,393
Other payables	2,138	2,234
Operating lease liability - current	288	138
China Cash Bonuses	11	32
Other current liabilities	621	208
Total	$11,921	$7,222

NOTE 13. NOTES PAYABLE (PAST DUE)

The following table presents our notes payable (in thousands) as of:

	December 31,
	2023	2022
Principal balance of New Mudrick Notes (September 30, 2023) and Original Mudrick Loans (December 31, 2022)	$16,307	$14,418
Other notes payable	156	189
Notes payable	$16,463	$14,607

On December 3, 2021, we entered into senior secured loan agreements (the “Original Mudrick Loan Agreements”) with certain of our subsidiaries as guarantors (the “Guarantors”) and certain institutional lenders affiliated with Mudrick Capital Management, LP (collectively, “Mudrick”), pursuant to which Mudrick extended credit to us consisting of term loans in the aggregate principal amount of $30.0 million (the “Original Mudrick Loans”). The Original Mudrick Loans bore interest at 16.5% per annum until the original maturity date of July 31, 2022 and, following an amendment we entered into with Mudrick in August 2022, bore interest at 18.5% per annum. The amendment also extended the maturity date of the Original Mudrick Loans from July 31, 2022 to October 31, 2022. However, we did not make the required repayment of the Original Mudrick Loans by October 31, 2022, which constituted an event of default under the Original Mudrick Loans and triggered an increase in the interest rate under the Original Mudrick Loans to 20.5%.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In connection with our entry into the Original Mudrick Loan Agreements, we paid to Mudrick an upfront fee equal to 5.0% of the amount of the Original Mudrick Loans, which amount was netted against the drawdown of the Original Mudrick Loans. We recorded the upfront fee as a debt discount of $1.5 million, and recorded debt issuance cost totaling $1.1 million. We amortized the discount on the Original Mudrick Loans and the debt issuance cost over the life of the Original Mudrick Loans and, during the year ended December 31, 2022, we amortized $2.2 million of such discount and debt issuance cost. In consideration for the amendment we entered into with Mudrick in August 2022, we paid Mudrick an amendment and extension payment in the amount of 2.0% of the then unpaid principal balance of the Original Mudrick Loans, or approximately $0.3 million, by adding such amount to the principal balance of the Original Mudrick Loans.

During the year ended December 31, 2022, we repaid $6.2 million of the principal amount of the Original Mudrick Loans in cash and delivered all of our shares in Sharecare, Inc. to Mudrick on July 11, 2022, in partial settlement of the Original Mudrick Loans, resulting in a further repayment of approximately $9.7 million of the principal amount of the Original Mudrick Loans. As of December 31, 2022, the outstanding balance of the Original Mudrick Loans was $14.4 million, and approximately $0.8 million of accrued interest was included in Accrued expense and other current liabilities. During the year ended December 31, 2023, prior to the New Mudrick Loan Agreement (defined below) canceling the Original Mudrick Loans, we accrued approximately $0.6 million additional interest expense on the Original Mudrick Loans.

On March 14, 2023, we entered into a Note Purchase Agreement (the “New Mudrick Loan Agreement”) with Mudrick, pursuant to which all of the Original Mudrick Loans were cancelled in exchange for new notes payable to Mudrick (the “New Mudrick Notes”) in the aggregate principal amount of approximately $16.3 million. The principal balance of the New Mudrick Notes included the $14.4 million outstanding balance of the Original Mudrick Loans, plus $1.1 million of accrued interest on the Original Mudrick Loans, plus a fee of approximately $0.8 million payable to Mudrick as consideration for cancelling the Original Mudrick Loans and converting all amounts outstanding thereunder into the New Mudrick Notes. We recorded the $0.8 million as interest expense during the three months ended March 31, 2023.

The New Mudrick Notes bear interest at a rate of 20.5% per annum, which is payable on the last business day of each month commencing on May 31, 2023. The interest rate will increase by 2% and the principal amount outstanding under the New Mudrick Notes and any unpaid interest thereon may become immediately due and payable upon the occurrence of any event of default under the New Mudrick Loan Agreement. All amounts outstanding under the New Mudrick Notes, including all accrued and unpaid interest, became due and payable in full on October 31, 2023. We incurred approximately $4.3 million of interest during the year ended December 31, 2023, related to our obligations to Mudrick. At December 31, 2023, accrued interest related to the New Mudrick Notes was approximately $1.6 million.

To secure the payment and performance of the obligations under the Original Mudrick Loan Agreements and the New Mudrick Loan Agreement, we, together with certain of our subsidiaries (the “Guarantors”), have granted to TMI Trust Company, as the collateral agent for the benefit of Mudrick, a first priority lien on, and security interest in, all assets of Remark and the Guarantors, subject to certain customary exceptions.

We did not make required repayments of the outstanding loans under the New Mudrick Loan Agreement that were due beginning on June 30, 2023, which constitute events of default for which we have not received a waiver as of the date of this Form 10-K. While we are actively engaged in discussions with Mudrick regarding a resolution of the events of default and have made progress in such discussions, we cannot provide any assurance that we will be successful in obtaining a waiver or that Mudrick will continue to forebear from taking any enforcement actions against us.

Other Notes Payable

The Other notes payable in the table above represent individually immaterial notes payable issued for the purchase of operating assets. Such notes payable bear interest at a weighted-average interest rate of approximately 6.2% and have a weighted-average remaining term of approximately 4.2 years.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 14. OBLIGATIONS TO ISSUE COMMON STOCK

Convertible Debentures

On October 6, 2022, we entered into a debenture purchase agreement (the “2022 Debenture Purchase Agreement”) with Ionic Ventures LLC (“Ionic”) and a purchase agreement (the “Original ELOC Purchase Agreement”) with Ionic. Pursuant to the 2022 Debenture Purchase Agreement, we issued a convertible subordinated debenture in the original principal amount of approximately $2.8 million (the “2022 Debenture”) to Ionic for a purchase price of $2.5 million. The 2022 Debenture automatically converted into shares of our common stock (the “2022 Debenture Settlement Shares”) on November 17, 2022 upon the effectiveness of a registration statement we filed pursuant to a registration rights agreement we entered into with Ionic. Upon issuance of the 2022 Debenture, we initially estimated the obligation to issue common stock at approximately $3.6 million. As of December 31, 2022, we estimated such obligation to have a fair value of $1.9 million, representing an additional 1,720,349 shares to be issued pursuant to the 2022 Debenture. When the measurement period for determining the conversion price of the 2022 Debenture was completed, we determined that the final number of 2022 Debenture Settlement Shares would be 3,129,668 (inclusive of 898,854 shares that were issued during 2022), resulting in the issuance of an additional 2,230,814 shares during 2023 with a fair value of $3.1 million.

On March 14, 2023, we entered into a new debenture purchase agreement (the “2023 Debenture Purchase Agreement”) with Ionic pursuant to which we authorized the issuance and sale of two convertible subordinated debentures in the aggregate principal amount of approximately $2.8 million for an aggregate purchase price of $2.5 million. The first debenture is in the original principal amount of approximately $1.7 million for a purchase price of $1.5 million (the “First 2023 Debenture”), which was issued on March 14, 2023, and the second debenture is in the original principal amount of approximately $1.1 million for a purchase price of $1.0 million (the “Second 2023 Debenture” and collectively with the First Debenture, the “2023 Debentures”), which was issued on April 12, 2023. Upon issuance of the First 2023 Debenture and the Second 2023 Debenture, we initially estimated the obligations to issue common stock at an aggregate of approximately $4.1 million, or equivalent estimated issuable shares of 3,669,228. During 2023, we issued 657,000 shares with a fair value of $(0.4) million in partial settlement of the 2023 Debentures. As of December 31, 2023, we estimated that an aggregate total of 9,383,966 shares remained to be issued upon conversion in full of the 2023 Debentures, representing obligations with an aggregate fair value of $4.6 million.

The 2023 Debentures accrue interest at a rate of 10% per annum, of which two years of interest is guaranteed and deemed earned in full on the first day following the issuance date. The interest rate on the 2023 Debentures increases to a rate of 15% per annum if the 2023 Debentures are not fully paid, converted or redeemed by the second anniversary of each debenture (each, a “Maturity Date”) or upon the occurrence of certain trigger events, including, but not limited to, the suspension from trading or the delisting of our common stock from Nasdaq for three consecutive trading days. If the 2023 Debentures are not fully paid or converted by their respective Maturity Dates, the original aggregate principal amount of the 2023 Debentures will be deemed to have been approximately $3.3 million from their issuance dates.

The 2023 Debentures automatically convert into shares of common stock at the earlier of (i) the effectiveness of the initial registration statement registering the resale of certain Registrable Securities as such term is defined in the Registration Rights Agreement (as defined below) including, without limitation, the shares issuable upon conversion of the 2023 Debentures (the “Conversion Shares”) (such registration statement, the “Resale Registration Statement”), and (ii) 181 days after the issuance date of each 2023 Debenture. The number of shares of common stock issuable upon conversion of each 2023 Debenture shall be determined by dividing the outstanding balance under each 2023 Debenture (including all accrued and unpaid interest and accrued and unpaid late charges, if any) by a conversion price that is the lower of (x) 80% (or 70% if our common stock is not then trading on Nasdaq) of the average of the two lowest VWAPs over a specified measurement period following the conversion date (the “Variable Conversion Price”), and (y) $1.40 (the “Fixed Conversion Price”), subject to full ratchet anti-dilution protection in the event we issue certain equity securities at a price below the then Fixed Conversion Price. The 2023 Debentures are unsecured and expressly junior to any of our existing or future debt obligations. Notwithstanding anything to the contrary, under no circumstances shall the Variable Conversion Price be less than the floor price of $0.20 as specified in the 2023 Debentures. Additionally, in the event of a bankruptcy, we are required to redeem the 2023 Debentures in cash in an amount equal to the then outstanding balance of the 2023 Debentures multiplied by 120%. The 2023 Debentures further provide that we will not effect the conversion of any portion of the 2023 Debentures, and the holder thereof will not have the right to a conversion of any portion of the 2023 Debentures, to the extent that after giving effect to such conversion, the holder together with its affiliates would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to such conversion. Furthermore, we may not issue shares of common stock underlying the 2023 Debentures if such issuance would require us to obtain stockholder approval under the Nasdaq rules or until such stockholder approval has been obtained.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Concurrently with entering into the 2023 Debenture Purchase Agreement, we also entered into a registration rights agreement with Ionic (the “2023 Registration Rights Agreement”), pursuant to which we agreed to file with the SEC one or more registration statements, as necessary, and to the extent permissible and subject to certain exceptions, to register under the Securities Act of 1933, as amended, the resale of the shares of our common stock issuable upon conversion of the 2023 Debentures and the shares of common stock that may be issued to Ionic if we fail to comply with our obligations in the 2023 Registration Rights Agreement. Because we did not meet the filing and effectiveness deadlines specified in the 2023 Registration Rights Agreement, we issued 300,000 shares of our common stock shares, with a fair value of $(0.3) million, to Ionic in July 2023.

Equity Line of Credit

The Original ELOC Purchase Agreement, as amended by those certain letter agreements by and between Remark and Ionic, dated as of January 5, 2023; July 12, 2023; August 10, 2023; and September 15, 2023 (as amended, the “Amended ELOC Purchase Agreement”), provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Ionic to purchase up to an aggregate of $50.0 million of shares of our common stock over the 36-month term of the Amended ELOC Purchase Agreement. Under the Amended ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of a resale registration statement filed with the SEC registering such shares and that the 2022 Debenture shall have been fully converted into shares of common stock or shall otherwise have been fully redeemed and settled in all respects in accordance with the terms of the 2022 Debenture, we have the right to present Ionic with a purchase notice (each, a “Purchase Notice”) directing Ionic to purchase any amount up to $3.0 million of our common stock per trading day, at a per share price equal to 80% (or 70% if our common stock is not then trading on Nasdaq) of the average of the two lowest volume-weighted average prices (“VWAPs”) over a specified measurement period. With each purchase under the Amended ELOC Purchase Agreement, we are required to deliver to Ionic an additional number of shares equal to 2.5% of the number of shares of common stock deliverable upon such purchase. The number of shares that we can issue to Ionic from time to time under the Amended ELOC Purchase Agreement shall be subject to the condition that we will not sell shares to Ionic to the extent that Ionic, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to such sale (the “Beneficial Ownership Limitation”).

In addition, Ionic will not be required to buy any shares of our common stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our common stock is below $0.20 (as amended by the Letter Agreement, as defined below). We will control the timing and amount of sales of our common stock to Ionic. Ionic has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the Amended ELOC Purchase Agreement. The Amended ELOC Purchase Agreement provides that we will not be required or permitted to issue, and Ionic will not be required to purchase, any shares under the Amended ELOC Purchase Agreement if such issuance would violate Nasdaq rules, and we may, in our sole discretion, determine whether to obtain stockholder approval to issue shares in excess of 19.99% of our outstanding shares of common stock if such issuance would require stockholder approval under Nasdaq rules. Ionic has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging our common stock during any time prior to the termination of the Amended ELOC Purchase Agreement.

The Amended ELOC Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided, however, that if we sold less than $25.0 million to Ionic (other than as a result of our inability to sell shares to Ionic as a result of the Beneficial Ownership Limitation, our failure to have sufficient shares authorized or our failure to obtain stockholder approval to issue more than 19.99% of our outstanding shares), we will pay to Ionic a termination fee of $0.5 million, which is payable, at our option, in cash or in shares of common stock at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the Amended ELOC Purchase Agreement will automatically terminate on the date that we sell, and Ionic purchases, the full $50.0 million amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the Amended ELOC Purchase Agreement. (See Note 19 for additional detail regarding certain amendments to the Amended ELOC Purchase Agreement.)

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On January 5, 2023, we and Ionic entered into a letter agreement (the “Letter Agreement”) which amended the Original ELOC Purchase Agreement. Under the Letter Agreement, the parties agreed, among other things, to (i) amend the floor price below which Ionic will not be required to buy any shares of our common stock under the Amended ELOC Purchase Agreement from $0.25 to $0.20, determined on a post-reverse split basis, (ii) amend the per share purchase price for purchases under the Amended ELOC Purchase Agreement to 90% of the average of the two lowest daily VWAPs over a specified measurement period, which will commence at the conclusion of the applicable measurement period related to the 2022 Debenture and (iii) waive certain requirements in the Amended ELOC Purchase Agreement to allow for a one-time $0.5 million purchase under the Amended ELOC Purchase Agreement.

As partial consideration for the waiver to allow for the $0.5 million purchase by Ionic, we agreed to issue to Ionic that number of shares (the “Letter Agreement Shares”) equal to the difference between (x) the variable conversion price in the 2022 Debenture, and (y) the calculation achieved as a result of the following formula: 80% (or 70% if our common stock is not then trading on Nasdaq) of the lowest VWAP starting on the trading day immediately following the receipt of pre-settlement conversion shares following the date on which the 2022 Debenture automatically converts or other relevant date of determination and ending the later of (a) 10 consecutive trading days after (and not including) the Automatic Conversion Date (as defined in the Amended ELOC Purchase Agreement) or such other relevant date of determination and (b) the trading day immediately after shares of our common stock in the aggregate amount of at least $13.9 million shall have traded on Nasdaq. As of March 31, 2023, we estimated the obligation to issue the Letter Agreement Shares at approximately $0.2 million. As of June 30, 2023, we had issued all of the 200,715 Letter Agreement Shares at a fair value of $(0.2) million.

On September 15, 2023, we and Ionic entered into a letter agreement (the “September 2023 Letter Agreement”) which amends the Amended ELOC Purchase Agreement. Under the September 2023 Letter Agreement, which repeated changes made in earlier letter agreements between Remark and Ionic dated July 12, 2023 and August 10, 2023, the parties agreed, among other things, to (i) allow Remark to deliver one or more irrevocable written notices (“Exemption Purchase Notices”) to Ionic in a total aggregate amount not to exceed $20.0 million, which total aggregate amount shall be reduced by the aggregate amount of previous Exemption Purchase Notices, (ii) amend the per share purchase price for purchases under an Exemption Purchase Notice to 80% of the average of the two lowest daily volume-weighted average prices (“VWAPs”) over a specified measurement period, (iii) amend the definition of the specified measurement period to stipulate that, for purposes of calculating the final purchase price, such measurement period begins the trading day after Ionic pays Remark the amount requested in the purchase notice, while the calculation of the dollar volume of Remark common stock traded on the principal market to determine the length of the measurement period shall begin on the trading day after the previous measurement period ends, iv) that any additional Exemption Purchase Notices that are not in accordance with the terms and provisions of the Purchase Agreement shall be subject to Ionic’s approval, v) to amend section 11(c) of the Amended ELOC Purchase Agreement to increase the Additional Commitment Fee from $0.5 million to $3.0 million and vi) that by September 29, 2023, the parties will amend the Debenture Transaction Documents to include a so-called Most Favored Nation provision that will provide Ionic with necessary protection against any future financing, settlement, exchange or other transaction whether with an existing or new lender, investor or counterparty, and that, if such amendment is not made by September 29, 2023, the Additional Commitment Fee shall be further increased to approximately $3.8 million.

During the year ended December 31, 2023, Ionic advanced to us an aggregate of $8.1 million (the “ELOC Advances”) pursuant to the Amended ELOC Purchase Agreement. Upon issuance of the ELOC Advances, we initially estimated the obligations to issue common stock at approximately $12.1 million, or equivalent estimated issuable shares of 14,523,432. In partial settlement of our obligation to issue common stock under the ELOC Advances, we issued 7,110,762 shares of our common stock during the year ended December 31, 2023 at aggregate fair value of approximately $6.1 million. As of December 31, 2023, we estimated that an additional 10,876,635 shares would be issued in settlement of our obligation to issue common stock under the ELOC Advances, representing an obligation with an aggregate fair value of $5.4 million.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Accounting for the Debentures and the ELOC

Using the guidance in ASC Topic 480, Distinguishing Liabilities from Equity, we evaluated the 2022 Debenture Purchase Agreement and its associated 2022 Debenture, the 2023 Debenture Purchase Agreement and its associated 2023 Debentures, and the Amended ELOC Purchase Agreement and its associated Letter Agreement and ELOC Advances, and determined that all represented obligations that must or may be settled with a variable number of shares, the monetary value of which was based solely or predominantly on a fixed monetary amount known at inception. Using a Level 3 input, we estimated the number of shares of our common stock that we would have to issue for each obligation and multiplied the estimated number of shares by the closing market price of our common stock on the measurement date to determine the fair value of the obligation. We then recorded the amount of the initial obligation in excess of the purchase price as finance cost. We remeasure each obligation at every balance sheet date until all shares representing the obligation have been issued, with the change in the amount of the obligation being recorded as finance cost.

The following table shows the changes in our obligations to issue common stock (dollars in thousands):

	2022 Debenture	2023 Debentures	Filing & Effectiveness Default	Letter Agreement	ELOC Advances	Total
Obligations to Issue Common Stock
Balance at December 31, 2022	$1,892	$—	$—	$—	$—	$1,892
Establishment of new obligation to issue shares	—	4,109	332	249	12,140	16,830
Issuance of Shares	(3,138)	(368)	(294)	(227)	(6,106)	(10,133)
Change in measurement of liability	1,246	906	(38)	(22)	(648)	1,444
Balance at December 31, 2023	$—	$4,647	$—	$—	$5,386	$10,033

Estimated Number of Shares Issuable
Balance at December 31, 2022	1,720,349	—	—	—	—	1,720,349
Establishment of new obligation to issue shares	—	3,669,228	300,000	200,715	14,523,432	18,693,375
Issuance of Shares	(2,230,814)	(657,000)	(300,000)	(200,715)	(7,110,762)	(10,499,291)
Change in estimated number of shares issuable	510,465	6,371,738	—	—	3,463,965	10,346,168
Balance at December 31, 2023	—	9,383,966	—	—	10,876,635	20,260,601

The following table shows the composition of finance cost during the year ended December 31, 2023 associated with our obligations to issue common stock (dollars in thousands):

	2022 Debenture	2023 Debentures	Filing & Effectiveness Default	Letter Agreement	ELOC Advances	Total
Initial obligation in excess of purchase price	$—	$1,609	$332	$249	$4,038	$6,228
Change in measurement of liability	1,246	906	(38)	(22)	(648)	1,444
Total	$1,246	$2,515	$294	$227	$3,390	$7,672

Finance cost during the year ended December 31, 2022 was approximately $1.4 million, which was related to the 2022 Debenture.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 15. COMMITMENTS AND CONTINGENCIES

At December 31, 2023, we had no material commitments outside the normal course of business.

Contingencies

As of December 31, 2023, we were neither a defendant in any material pending legal proceeding nor are we aware of any material threatened claims against us and, therefore, we have not accrued any contingent liabilities.

Registration Rights Agreement

On September 27, 2021, we entered into a securities purchase agreement (the “Armistice Purchase Agreement”) with Armistice Capital Master Fund Ltd. (“Armistice Capital”) pursuant to which we issued shares of our common stock together with warrants to purchase our common stock, subject to certain customary anti-dilution adjustments (the “Armistice Warrants”).

In connection with our entry into the Armistice Purchase Agreement, we also entered into a registration rights agreement with Armistice Capital, pursuant to which we were obligated to file one or more registration statements, as necessary, to register under the Securities Act of 1933, as amended, the resale of the shares we issued to Armistice Capital and the shares underlying the Armistice Warrants (collectively, the “Armistice Registrable Securities”) and to obtain effectiveness of such registration statement no later than 90 days following September 27, 2021. The registration rights agreement provided that if we failed to satisfy our obligation to timely obtain effectiveness, we would incur a penalty of as much as $0.1 million The registration statement to register the resale of the Armistice Registrable Securities was declared effective on October 31, 2022. We had accrued the maximum penalty and, as of December 31, 2023, paid $0.2 million of this amount, resulting in an unpaid amount of $0.8 million included in other accrued expense at December 31, 2023.

NOTE 16. STOCKHOLDERS’ DEFICIT

Equity Issuances

During the year ended December 31, 2023, we issued a total of 10,499,291 shares to Ionic in full or partial settlement of ELOC Advances and convertible debentures pursuant to transactions with Ionic (see Note 14).

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Warrants

The following table summarizes information related to our equity-classified stock warrant issuances as of and for the dates and periods noted:

	Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	1,011,441	$40.10
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	—
Outstanding at December 31, 2022	1,011,441	$40.10	3.7	$—
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	(4,000)	100.00
Outstanding at December 31, 2023	1,007,441	$39.90	2.7	$—

Share-Based Compensation

On September 2, 2022, we issued 125,000 shares of our common stock with a fair value of $0.5 million to a vendor in exchange for services performed.

We are authorized to issue equity-based awards under our 2014 Incentive Plan, our 2017 Incentive Plan and our 2022 Incentive Plan, each of which our stockholders have approved. We also award cash bonuses (“China Cash Bonuses”) to our employees in China, which grants are not subject to a formal incentive plan and which can only be settled in cash. We grant such awards to attract, retain and motivate eligible officers, directors, employees and consultants. Under each of the plans, we have granted shares of restricted stock and options to purchase common stock to our officers and employees with exercise prices equal to or greater than the fair value of the underlying shares on the grant date.

Stock options and China Cash Bonuses generally expire 10 years from the grant date. All forms of equity awards and China Cash Bonuses vest upon the passage of time, the attainment of performance criteria, or both. When participants exercise stock options, we issue any shares of our common stock resulting from such exercise from new authorized and unallocated shares available at the time of exercise.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We estimate the fair value of our stock option awards and China Cash Bonuses using the BSM Model. During the year ended December 31, 2022, we applied the following weighted-average inputs, which we classify in Level 3 of the fair value hierarchy, to the BSM Model for our stock option awards:

Year Ended December 31,
2022
Expected term in years	6.0
Expected volatility	101.27%
Expected dividends	—%
Risk-free interest rate	3.56%

We did not issue stock options or China Cash Bonuses during the year ended December 31, 2023.

We estimated the expected term based upon historical data. The risk-free interest rate is based on the U.S. Treasury yield curve appropriate for the expected term on the date of grant, and we estimate the expected volatility primarily using the historical volatility of our common stock. Actual compensation, if any, ultimately realized may differ significantly from the amount estimated using an option-pricing model.

The following table summarizes activity under our equity incentive plans related to equity-classified stock option grants as of and for the dates and periods noted:

	Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	1,483,902	$33.00
Granted	152,731	2.66
Exercised	—	—
Forfeited, cancelled or expired	(10,002)	14.11
Outstanding at December 31, 2022	1,626,631	$30.31	5.5	$1
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	(7,780)	29.67
Outstanding at December 31, 2023	1,618,851	$30.31	4.5	$1

Exercisable at December 31, 2022	1,549,681	31.41	5.3	$1
Exercisable at December 31, 2023	1,598,754	30.67	4.4	$—

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes the status of non-vested stock options as of and for the dates and periods noted:

	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2021	206,250	$2,063
Vested	(160,100)	1,852
Forfeited, cancelled or expired	(6,200)	72
Non-vested at December 31, 2022	76,950	529
Granted	—	—
Vested	(56,853)	490
Forfeited, cancelled or expired	—	—
Non-vested at December 31, 2023	20,097	$31

No stock options were exercised during the years ended December 31, 2023 and 2022.

The following table summarizes activity related to our liability-classified China Cash Bonuses as of and for the dates and periods noted:

	Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	103,600	$39.70
Granted	—	—
Forfeited, cancelled or expired	(32,150)	47.99
Outstanding at December 31, 2022	71,450	$35.99	6.1	$—
Forfeited, cancelled or expired	(14,700)
Outstanding at December 31, 2023	56,750	$30.86	5.1	$—

Exercisable at December 31, 2022	68,450	36.97	6.1	$—
Exercisable at December 31, 2023	56,750	30.86	5.1	$—

The following table presents the change in the liability associated with our China Cash Bonuses included in Accrued expense and other current liabilities (in thousands):

	Year Ended December 31,
	2023	2022
Balance at beginning of period	$32	$439
Share-based compensation expense related to China Cash Bonuses	(21)	(407)
Balance at end of period	$11	$32

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On July 27, 2020, the compensation committee of our board of directors approved grants to employees, directors and other service providers, excluding our CEO, of options to purchase approximately 5.4 million shares of our common stock. The option agreements governing the grants contain a stipulation that, regardless of vesting, such options do not become exercisable unless and until stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to increase in the number of authorized shares of our common stock in an amount sufficient to allow for the exercise of the options and we have filed a corresponding Certificate of Amendment to our Amended and Restated Certificate of Incorporation reflecting such increase in the number of authorized shares of our common stock.

On July 8, 2021, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock to 175,000,000, and we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware on July 9, 2021 to reflect this amendment, which became effective immediately upon filing.

As a result of the increase in the number of authorized shares of our common stock, we determined that July 8, 2021 was the grant date for accounting purposes of the stock options we originally issued on July 27, 2020. The grant date fair value of the options granted on July 27, 2020 was approximately $6.3 million. To estimate the fair value of the options with an accounting grant date of July 8, 2021, we used the Black-Scholes-Merton option pricing model with an expected volatility of 85%, a risk-free interest rate of 0.34%, and expected term of six years and no expected dividends.

The following table presents a breakdown of share-based compensation cost included in operating expense (in thousands):

	Year Ended December 31,
	2023	2022
Stock options	$178	$2,104
China Cash Bonuses	(21)	(407)
Total	$157	$1,697

We record share-based compensation expense in the books of the subsidiary that incurs the expense, while for equity-classified stock options we record the change in additional paid-in capital on the corporate entity because the corporate entity’s equity underlies such stock options.

The following table presents information regarding unrecognized share-based compensation cost associated with stock options and China Cash Bonuses:

December 31, 2023
Unrecognized share-based compensation cost for non-vested awards (in thousands):
Stock options	21
China Cash Bonuses	—
Weighted-average years over which unrecognized share-based compensation expense will be recognized:
Stock options	0.8
China Cash Bonuses	0

NOTE 17. RELATED PARTY TRANSACTIONS

As of December 31, 2023 and 2022, we owed approximately $1.2 million and $1.2 million, respectively, to members of management representing various operating expense payments made on our behalf. The amounts due are unsecured and non-interest-bearing, with no formal terms of repayment.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 18. CHINA BUSINESS PARTNER

We interact with an unrelated entity (the “China Business Partner”) in more than one capacity. First, since 2020, we have been working with the China Business Partner to earn revenue by obtaining business from some of the largest companies in China. Secondly, our artificial intelligence business in the U.S. purchased substantially all of its inventory from a subsidiary of the China Business Partner which manufactures certain equipment to our specifications; though, during the year ended December 31, 2023, we did not make any such purchases. In addition, a member of our senior leadership team maintains a role in the senior management structure of the China Business Partner.

Also, for the years ended December 31, 2023 and 2022, we recognized approximately $0.1 million and $5.4 million of revenue from the relationship with the China Business Partner. At December 31, 2023 and 2022, in addition to the outstanding accounts receivable balances from the China Business Partner described in Note 5, we had outstanding accounts payable to the China Business Partner of $0.7 million and $0.8 million, respectively.

NOTE 19. SUBSEQUENT EVENTS

Trading of Our Common Stock

On February 14, 2024, trading of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”) was suspended and Nasdaq notified us that it would file a Form 25-NSE with the SEC to formally delist our common stock. Concurrent with the suspension of trading of our stock on Nasdaq, our stock began trading on the OTC Pink Market and then, beginning on March 8, 2024, our stock began trading on the OTCQX market. On April 9, 2024, Nasdaq filed a Form 25-NSE as official notification that our common stock had been delisted.

Ionic Transactions

On January 9, 2024, we and Ionic entered into an amendment (the “First Amendment”) to the Amended ELOC Purchase Agreement.

Under the First Amendment, the parties agreed, among other things, (i) to clarify that the Floor Price per the agreement is $0.25, (ii) to amend the per share purchase price for purchases under a Regular Purchase Notice to 80% of the average of the two lowest daily volume-weighted average prices (“VWAPs”) over a specified measurement period, (iii) to increase the frequency at which we can submit purchase notices, within limits, and (iv) to amend section 11(c) of the ELOC Purchase Agreement to increase the Additional Commitment Fee from $500,000 to approximately $3.8 million.

On February 14, 2024, we and Ionic entered into a letter agreement (the “January 2024 Letter Agreement”) which amends the Amended ELOC Purchase Agreement.

Under the January 2024 Letter Agreement, the parties agreed, among other things, (i) to redefine the definition of Principal Market to include markets in addition to the Nasdaq Capital Market and the OTC Bulletin Board, (ii) that Ionic will forbear from enforcing any noncompliance with the covenants in the Amended ELOC Purchase Agreement as a result of Remark’s delisting from Nasdaq and any related suspension of trading on Nasdaq, and (iii) to clarify that we can still issue Regular Purchase Notices despite the delisting from Nasdaq and any related suspension of trading on Nasdaq so long as the Principal Market is either the OTCQX, OTCQB, or OTCBB and each Regular Purchase does not exceed $500,000.

During the first quarter of 2024, Ionic advanced to us a total of $4.0 million pursuant to the Amended ELOC Purchase Agreement. From January 8, 2024 through April 9, 2024, we issued a total of 20,520,846 shares of our common stock to Ionic in full settlement of the 2023 Convertible Debentures and in partial settlement of ELOC Advances.

EXHIBIT INDEX

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
2.1	Amended and Restated Certificate of Incorporation	8-K	12/30/2014	3.1
2.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	01/12/2016	3.1
2.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	06/08/2016	3.1
2.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	04/11/2017	3.1
2.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	07/09/2021	3.1
2.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	12/21/2022	3.1
2.7	Amended and Restated Bylaws	8-K	02/13/2015	3.1
3.1	Specimen certificate of common stock of Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	10-K	03/23/2012	4.1
3.2	Form of CBG Acquisition Warrant	8-K	09/26/2016	4.1
3.3	Registration Rights Agreement, dated as of March 3, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	03/04/2020	4.1
3.4	CBG Settlement Warrant	8-K	09/07/2021	4.1
3.5	Investor Warrant	8-K	09/30/2021	4.1
3.6	Form of Financial Advisor Warrant	8-K	09/30/2021	4.2
3.7	Description of Registrant’s Securities	10-K	03/31/2021	4.4
3.8	Amended and Restated Subordinated Convertible Debenture, dated as of November 7, 2022	S-1	11/15/2022	4.8
3.9	Form of Subordinated Convertible Debenture	8-K	03/16/2023	4.1
4.1(2)	Form of Subscription Agreement
5.1(2)	Opinion of Blank Rome LLP
6.1	2010 Equity Incentive Plan	8-K	06/21/2010	10.34
6.2	2014 Incentive Plan, as amended January 11, 2016	8-K	01/12/2016	10.1
6.3	2017 Incentive Plan	8-K	01/24/2018	10.1
6.4	2022 Incentive Plan	DEF 14A	04/29/2022	N/A
6.5	Common Stock Purchase Agreement, dated as of March 2, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	03/04/2020	10.1
6.6	First Amendment to Common Stock Purchase Agreement, dated as of April 9, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	04/14/2020	10.1

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
6.7	Promissory Note dated December 30, 2020, between Remark Holdings, Inc. and SVBooth Investments III.	8-K	01/06/2021	10.1
6.8	Amendment No. 1 dated August 5, 2021, to Promissory Note dated December 30, 2020, between Remark Holdings, Inc. and SV Booth Investments III LLC.	8-K	08/10/2021	10.1
6.9	Settlement Agreement and Mutual General Release dated as of August 31, 2021, by and among Remark Holdings, Inc., KanKan Limited, China Branding Group Limited (In Official Liquidation), acting by and through its joint official liquidators.	8-K	09/07/2021	10.1
6.10	Securities Purchase Agreement dated September 27, 2021, between Remark Holdings, Inc. and the purchasers signatory thereto.	8-K	09/30/2021	10.1
6.11	Registration Rights Agreement dated September 27, 2021, between Remark Holdings, Inc. and the purchase signatory thereto.	8-K	09/30/2021	10.2
6.12	Financial Advisor Agreement dated September 27, 2021, between Remark Holdings, Inc. and A.G.P./Alliance Global Partners.	8-K	09/30/2021	10.3
6.13	Form of Senior Secured Loan Agreement dated December 3, 2021.	8-K	12/07/2021	10.1
6.14	First Amendment to Senior Secured Loan Agreement dated August 3, 2022.	8-K	08/08/2022	10.1
6.15	Debenture Purchase Agreement, dated as of October 6, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	10/11/2022	10.1
6.16	Purchase Agreement, dated as of October 6, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	10/11/2022	10.2
6.17	Registration Rights Agreement, dated as of October 6, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	10/11/2022	10.3
6.18	Provisional Waiver and Consent Agreement, dated as of October 6, 2022, among Remark Holdings, Inc., certain of its subsidiaries party thereto, and Mudrick Capital Management, LP.	8-K	10/11/2022	10.4
6.19	Subordination and Intercreditor Agreement, dated as of October 6, 2022, among Ionic Ventures, LLC, Mudrick Capital Management, LP and Remark Holdings, Inc.	8-K	10/11/2022	10.5
6.20	Amendment No. 1 to Debenture Purchase Agreement, dated as of November 7, 2022, between Remark Holdings, Inc. and Ionic Ventures, LLC.	S-1	11/15/2022	10.20

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
6.21	Letter Agreement, dated as of January 5, 2023, by and between Remarking Holdings, Inc. and Ionic Ventures, LLC.	8-K	01/11/2023	10.1
6.22	Debenture Purchase Agreement, dated as of March 14, 2023, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	03/16/2023	10.1
6.23	Registration Rights Agreement, dated as of March 14, 2023, between Remark Holdings, Inc. and Ionic Ventures, LLC.	8-K	03/16/2023	10.2
6.24	Note Purchase Agreement, dated as of March 14, 2023, between Remark Holdings, Inc., Mudrick Capital Management, LP and TMI Trust Company (as Note Agent)	8-K	03/16/2023	10.3
6.25	First Amendment, dated as of January 9, 2024, to Purchase Agreement dated as of October 6, 2022, by and between Remark Holdings, Inc. and Ionic Ventures, LLC	8-K	01/16/2024	10.1
6.26	Agreement, dated January 29, 2024, by and between Remark Holdings, Inc. and Microsoft Corporation	8-K	01/30/2024	10.1
6.27	Letter Agreement, dated as of February 14, 2024, by and between Remark Holdings, Inc. and Ionic Ventures, LLC	8-K	02/21/2024	10.1
10.1(1)	Power of Attorney (included on the signature page hereto)
11.1(1)	Consent of Weinberg & Company
11.2(2)	Consent of Blank Rome LLP (included in Exhibit 5.1)

(1)	Filed herewith.

(2)	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Las Vegas, State of Nevada, on June 5, 2024.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kai-Shing Tao as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kai-Shing Tao	Chief Executive Officer and Chairman
Kai-Shing Tao	(principal executive, financial and accounting officer)	June 5, 2024

/s/ Theodore Botts
Theodore Botts	Director	June 5, 2024

/s/ Brett Ratner
Brett Ratner	Director	June 5, 2024

/s/ Daniel Stein
Daniel Stein	Director	June 5, 2024

/s/ Elizabeth Xu
Elizabeth Xu	Director	June 5, 2024